    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2000

                                                      REGISTRATION NO. 333-46268
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                 CITIGROUP INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 6021                                52-1568099
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                            ------------------------
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10043
                                 (212) 559-1000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                          CHARLES O. PRINCE, III, ESQ.
     CHIEF ADMINISTRATIVE OFFICER, GENERAL COUNSEL AND CORPORATE SECRETARY
                                 CITIGROUP INC.
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10043
                                 (212) 559-1000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

     CHESTER D. LONGENECKER, ESQ.             KENNETH J. BIALKIN, ESQ.               DAVID J. SORKIN, ESQ.
       FREDERIC C. LISKOW, ESQ.                ERIC J. FRIEDMAN, ESQ.               ALAN D. SCHNITZER, ESQ.
 ASSOCIATES FIRST CAPITAL CORPORATION   SKADDEN, ARPS, SLATE, MEAGHER & FLOM       SIMPSON THACHER & BARTLETT
      250 EAST CARPENTER FREEWAY                        LLP                           425 LEXINGTON AVENUE
       IRVING, TEXAS 75062-2729                  FOUR TIMES SQUARE                  NEW YORK, NEW YORK 10017
            (972) 652-4000                    NEW YORK, NEW YORK 10036                   (212) 455-2000
                                                   (212) 735-3000

                            ------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the merger referred to herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM           PROPOSED
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       MAXIMUM AGGREGATE          AMOUNT OF
     SECURITIES TO BE REGISTERED          REGISTERED(1)           PER UNIT(2)         OFFERING PRICE(2)     REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share..............................      553,092,061              $51.5578           $28,516,217,015           $7,528,300
---------------------------------------------------------------------------------------------------------------------------------

(1) The maximum number of shares of common stock of Citigroup Inc., a Delaware corporation ("Citigroup"), issuable to stockholders of Associates First Capital Corporation, a Delaware corporation ("Associates"), upon consummation of the merger of Associates with and into Citigroup based on the exchange ratio of one share of Associates class A common stock to be exchanged for 0.7334 of a share of common stock of Citigroup.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, based on the aggregate market value on September 18, 2000 of the shares of Associates common stock expected be exchanged in connection with the merger and computed by dividing (i) the product of (A) the average of the high and low prices of Associates common stock as reported on the New York Stock Exchange Composite Transaction Tape on September 18, 2000 ($37.8125) and (B) 754,147,888, representing the maximum number of shares of Associates common stock expected to be exchanged in connection with the merger by (ii) 553,092,061, representing the maximum number of shares of Citigroup common stock expected to be issued in connection with the merger.

(3) Calculated by multiplying the proposed maximum aggregate offering price for all securities to be registered by .000264. This fee was paid to the Commission on September 20, 2000.
                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [Associates Logo]

                                          October 11, 2000

Dear fellow stockholders:

     The board of directors of Associates First Capital Corporation has unanimously agreed to merge a subsidiary of Citigroup Inc. with and into Associates. This transaction presents us with a unique opportunity to enhance stockholder value by taking advantage of a highly complementary strategic fit for Associates with a merger partner that is one of the premier financial services companies in the world.

     In the merger, Associates stockholders will receive 0.7334 of a share of Citigroup common stock for each share of Associates class A common stock that they own at the effective time of the merger. Citigroup common stock is listed on the New York Stock Exchange and the Pacific Exchange, and its trading symbol is "C." Following the merger, former Associates stockholders will hold approximately 10% of Citigroup's outstanding common stock.

     The merger cannot be completed unless the stockholders of Associates holding a majority of the number of outstanding shares of Associates common stock vote in favor of the proposed transaction. This proxy statement-prospectus contains detailed information about the proposed merger, and we urge you to read it carefully. In addition, you may obtain information about Associates and Citigroup from documents that each has filed with the Securities and Exchange Commission.

     The board of directors of Associates has unanimously determined that the merger is in the best interests of Associates and its stockholders, and the board unanimously recommends voting FOR approval and adoption of the merger agreement, the merger, and the other transactions contemplated by the merger agreement. We have scheduled a special meeting for our stockholders to vote on the merger agreement, the merger, and the transactions contemplated by the merger agreement, and you are cordially invited to attend the meeting at Omni Park West Hotel, 1590 LBJ Freeway, Farmers Branch, Texas 75234 on Tuesday, November 21, 2000, at 9:00 a.m. local time.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. Alternatively, you may vote your shares electronically through the Internet, by facsimile or by telephone. If you sign, date and mail your proxy card or use electronic voting without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If your shares are held in "street name," you must instruct your broker in order to vote. If you fail to vote or fail to instruct your broker to vote your shares, the effect will be the same as a vote against the merger agreement, the merger and the other transactions contemplated by the merger agreement.

                                          Keith W. Hughes
                                          Chairman and Chief Executive Officer

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT-PROSPECTUS, NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. FURTHERMORE, THE SECURITIES AND EXCHANGE COMMISSION HAS NOT DETERMINED THE FAIRNESS OR MERITS OF THE MERGER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     INVESTORS ARE URGED TO READ THE "RISK FACTORS" TO THE MERGER LISTED ON PAGES 12 AND 13 OF THIS PROXY STATEMENT-PROSPECTUS.

     This proxy statement-prospectus is dated October 11, 2000, and is first being mailed to stockholders on or about October 16, 2000.

                               [Associates Logo]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of Associates First Capital Corporation will be held at Omni Park West Hotel, 1590 LBJ Freeway, Farmers Branch, Texas 75234 on Tuesday, November 21, 2000, at 9:00 a.m. local time, to consider and vote upon the following proposals:

     - To approve and adopt the Agreement and Plan of Merger, dated as of October 6, 2000, by and among Associates, Citigroup Inc. and AFS Merger Sub Inc., the merger of AFS Merger Sub, a subsidiary of Citigroup, with and into Associates in accordance with the terms of the merger agreement and the transactions contemplated by the merger agreement; and

     - To transact such other business as may properly come before the special meeting.

     The Associates board of directors has set the close of business (5:00 p.m., New York City time) on October 11, 2000 as the record date for determining stockholders entitled to notice of and to vote at the special meeting. A list of stockholders entitled to vote at the special meeting will be maintained at Associates' headquarters, 250 East Carpenter Freeway, Irving, Texas, 75062, prior to the special meeting, and will also be available for inspection at the meeting itself.

     THE ASSOCIATES BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF ASSOCIATES AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AT THE SPECIAL MEETING.

     It is important that the enclosed proxy card be signed, dated and promptly returned in the enclosed envelope or that you register your vote electronically by following the instructions on your proxy card, so that your shares will be represented whether or not you plan to attend the special meeting. Do not send your stock certificates with your proxy card.

                                          By Order of the Board of Directors,

                                          Chester D. Longenecker
                                          Secretary

October 11, 2000

                      REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement-prospectus incorporates important business and financial information about Associates and Citigroup from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this proxy statement-prospectus by accessing the Securities and Exchange Commission's website maintained at "http://www.sec.gov" or by requesting copies in writing or by telephone from the appropriate company at the following addresses:

     Associates First Capital Corporation               Citigroup Document Services
          250 East Carpenter Freeway                     140 58th Street, Suite 5I
           Irving, Texas 75062-2729                          Brooklyn, NY 11220
        Attention: Investor Relations                    (877) 936-2737 (toll free)
          (800) 446-4420 (toll free)                  (718)765-6460 (outside the U.S.)
      (972) 652-4000 (outside the U.S.)

     If you would like to request documents, please do so by November 1, 2000 in order to receive them before your special meeting.

     See "Where You Can Find More Information" on pages 54 through 56.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................     1
Market Price and Dividend Information.......................     6
Selected Financial Data.....................................     8
Condensed Consolidated Financial Data of Citigroup Inc. and
  Subsidiaries -- Historical................................     9
Condensed Consolidated Financial Data of Associates and
  Subsidiaries -- Historical................................    10
Selected Unaudited Pro Forma Combined Financial Data of
  Citigroup and Associates..................................    11

RISK FACTORS................................................    12

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    14

THE MERGER..................................................    16
  General...................................................    16
  Background of the Merger..................................    16
  Rationale for the Merger; Recommendation of Associates'
     Board of Directors.....................................    18
  Opinion of Associates' Financial Advisor..................    21
  Stock Exchange Listings...................................    26
  Federal Income Tax Consequences of the Merger.............    26
  Accounting Treatment......................................    27
  Regulatory and Third-Party Approvals......................    28
  Appraisal Rights..........................................    32
  Interests of Certain Persons in the Merger................    32
  Existing Business Relationships between Citigroup and
     Associates.............................................    33
  Delisting and Deregistration of Associates Common Stock...    33
  Restrictions on Resales by Affiliates.....................    33

THE STOCKHOLDERS MEETING....................................    34
  Purpose, Time and Place...................................    34
  Record Date; Voting Power.................................    34
  Votes Required............................................    34
  Share Ownership of Management and Certain Stockholders....    34
  Voting of Proxies.........................................    34
  Electronic Voting.........................................    35
  Revocability of Proxies...................................    35
  Solicitation of Proxies...................................    35

THE MERGER AGREEMENT........................................    36
  General...................................................    36
  Form of the Merger........................................    36
  Timing of Closing.........................................    36
  Merger Consideration......................................    36
  Conversion of Shares; Procedures for Exchange of
     Certificates; Fractional Shares........................    37
  Effect on Stock Based Awards..............................    38
  Board and Officers of Surviving Corporation...............    38
  Representations and Warranties............................    38
  Certain Covenants.........................................    39
  Coordination of Dividends.................................    40
  No Solicitation...........................................    40
  Indemnification and Insurance.............................    42
  Conditions to the Consummation of the Merger..............    42

                                                              PAGE
                                                              ----
  Termination of the Merger Agreement.......................    43
  Termination Fees..........................................    43

COMPARISON OF RIGHTS OF STOCKHOLDERS OF ASSOCIATES AND
  CITIGROUP.................................................    45
  Authorized Capital........................................    45
  Board of Directors........................................    46
  Committees of the Board of Directors......................    46
  Newly Created Directorships and Vacancies.................    47
  Removal of Directors......................................    47
  Officers..................................................    47
  Special Meetings of Stockholders..........................    48
  Quorum at Stockholder Meetings............................    48
  Stockholder Action by Written Consent.....................    49
  Advance Notice of Stockholder-Proposed Business at Annual
     Meetings...............................................    49
  Amendment of Governing Documents..........................    49
  Fair Price Provision......................................    51
  Stockholders Rights Plan..................................    51

EXPERTS.....................................................    53

LEGAL MATTERS...............................................    53

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS..................    54

WHERE YOU CAN FIND MORE INFORMATION.........................    54

ANNEX A.....................................................   A-1

ANNEX B.....................................................   B-1

INFORMATION NOT REQUIRED IN THE PROSPECTUS..................  II-1

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. For a more complete understanding of the merger and for a more complete description of the legal terms of the merger, you should read this entire document carefully, as well as the additional documents to which we refer you. See "Where You Can Find More Information" (pages 54 through 56).

Q: WHAT IS CITIGROUP INC.?

A: Citigroup is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers in over 100 countries and territories. Citigroup's activities are conducted through Global Consumer, Global Corporate and Investment Bank, Global Investment Management and Private Banking, and Investment Activities. On October 8, 1998, Citigroup changed its name from Travelers Group Inc. to Citigroup Inc. in connection with the merger of Citicorp into a subsidiary of Citigroup.

Q: WHY SHOULD THE ASSOCIATES STOCKHOLDERS APPROVE THE MERGER WITH CITIGROUP?

A: We believe the merger will create value for Associates stockholders, both as a result of the amount of common stock to be issued in exchange for Associates common stock and the ability of the merged company to take advantage of the complementary strategic fit of the consumer finance, credit card and commercial finance businesses of Associates and Citigroup. The merger will enhance Citigroup's consumer finance business in the U.S., strengthen its position in the U.S. credit card business and significantly expand the combined company's business in commercial finance. The combined company will serve customers in over 100 countries. To review the background and reasons for the merger in greater detail, see pages 16 through 18.

Q: WHAT DOES THE ASSOCIATES BOARD OF DIRECTORS RECOMMEND?

A: Associates' board of directors has unanimously approved the merger agreement and recommends that Associates stockholders vote FOR the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q: WHAT WILL ASSOCIATES STOCKHOLDERS RECEIVE IN THE MERGER?

A: Associates common stockholders will receive 0.7334 of a share of common stock of Citigroup in exchange for each share of Associates common stock they hold at the effective time of the merger. After the merger, Associates' former common stockholders will own approximately 10% of the common stock of Citigroup.

   Citigroup will not issue fractional shares to Associates stockholders. Instead, Associates common stockholders will receive cash for any fractional share of Citigroup common stock owed to them.

   For example:

   - If you currently own 100 shares of Associates common stock, after the merger you will receive 73 shares of Citigroup common stock, and a check for the value of the 0.34 fractional share. The value of the fractional share will be calculated as described in "The Merger
     Agreement -- Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares" on page 37.

Q: WHAT RISKS SHOULD I CONSIDER?

A: You should review "Risk Factors" on pages 12 through 13.

   You should also review the adverse factors considered by the Associates' board of directors. See "The Merger -- Rationale for the Merger; Recommendation of Associates' Board of Directors -- Associates" on pages 18 and 19.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger by the end of 2000. However, delays in obtaining regulatory approvals could delay completion of the merger.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that the exchange by Associates stockholders of Associates common stock for Citigroup common stock will be tax-free for United States federal income tax purposes, except with respect to any cash received instead of fractional shares of Citigroup common stock. The closing of the merger is conditioned upon the delivery at the closing of the merger by each of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Citigroup, and Simpson Thacher & Bartlett, counsel to Associates, of its opinion that the merger will constitute a "reorganization" for United States federal income tax purposes. We describe the expected United States federal income tax consequences of the merger in more detail on pages 26 and 27.

Q: HOW WILL THE MERGER BE TREATED FOR ACCOUNTING PURPOSES?

A: We expect the merger to qualify as a pooling of interests, which means that for accounting and financial reporting purposes, Citigroup will treat Citigroup and Associates as if they had always been combined.

Q: WHAT ARE ASSOCIATES STOCKHOLDERS BEING ASKED TO VOTE UPON?

A: You are being asked to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

   Associates' board of directors has unanimously approved the merger agreement pursuant to which Associates would merge with a subsidiary of Citigroup and recommends voting FOR the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Q: WHEN AND WHERE IS THE ASSOCIATES STOCKHOLDERS MEETING?

A: The special meeting of Associates stockholders to vote on the merger will be at Omni Park West Hotel, 1590 LBJ Freeway, Farmers Branch, Texas 75234 on Tuesday, November 21, 2000 at 9:00 a.m., local time.

Q. WHO CAN VOTE ON THE MERGER?

A: Holders of Associates common stock at the close of business on October 11, 2000 can vote at the special meeting.

Q. WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: The merger must be approved by a majority of the number of outstanding shares of Associates common stock.

Q: WHO ELSE MUST APPROVE THE MERGER?

A: In addition to the approval of the Associates stockholders, the merger agreement requires that the parties obtain the consent or approval of certain domestic and foreign antitrust, banking, consumer finance and insurance regulators. See "The Merger -- Regulatory and Third Party Approvals" on pages 28 through 31. Citigroup is not required to obtain the approval of its stockholders to complete the merger under Delaware law, under Citigroup's restated certificate of incorporation or under the rules of the New York Stock Exchange.

Q: WHAT DO I NEED TO DO NOW?

A: Indicate on your proxy card how you want to vote and sign and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at your stockholders meeting. You may also cast your vote electronically by the Internet, by facsimile or by telephone as set forth on the enclosed proxy card.

   If you sign and send in your proxy or use electronic voting and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals. If you do not vote or you abstain, it will have the effect of a vote against the proposals.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions your broker provides. Shares that are not voted because you do not instruct your broker effectively will be counted as votes against the merger.

Q: CAN I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD OR GRANT A PROXY
   ELECTRONICALLY?

A: Yes, you can change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways:

   - You can send Associates a written statement that you would like to revoke your proxy.

   - You can send Associates a new proxy card or grant a new proxy electronically.

   - You can attend the stockholder meeting and vote in person. However, your attendance alone will not revoke your proxy -- you must also vote in person.

   You should send your revocation or new proxy card to Associates' Secretary at the address on the cover page. If you instructed a broker to vote your shares, you must follow your broker's directions for changing those instructions.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your Associates common stock certificates for Citigroup common stock certificates.

Q: DO I HAVE DISSENTERS' OR APPRAISAL RIGHTS?

A: No, you will not have dissenters' or appraisal rights relating to the merger under Delaware law.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the merger or if you need additional copies of this proxy statement-prospectus or the enclosed proxy card, you should contact:

                      Associates First Capital Corporation
                           250 East Carpenter Freeway
                            Irving, Texas 75062-2729
                                 (972) 652-4000
                           Attention: General Counsel

                                       or

                    Corporate Investor Communications, Inc.
                               111 Commerce Road
                       Carlstadt, New Jersey, 07072-2586
                                 (201) 896-5691
                          Attention: William P. Fiske

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: You can find more information about Associates and Citigroup from various sources described under "Where You Can Find More Information" on pages 54 through 56 of this proxy statement-prospectus.

Q: HOW IMPORTANT IS MY VOTE?

A: Since the merger agreement cannot be consummated without the affirmative vote of the holders of a majority of Associates common stock, every stockholder vote is important. An abstention or failure to vote will have the same effect as a vote against the merger.

OTHER INFORMATION ABOUT THE MERGER

  OPINION OF ASSOCIATES' FINANCIAL ADVISOR (PAGES 21 THROUGH 26)

     In deciding to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Associates board of directors considered the opinion, dated September 5, 2000, of its financial advisor, Goldman, Sachs & Co., as to the fairness from a financial point of view to the holders of Associates common stock of the exchange ratio of 0.7334 of a share of Citigroup common stock for each share of Associates common stock in the merger. The written opinion of Goldman Sachs is attached as Annex B to this proxy statement-prospectus. WE ENCOURAGE YOU TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY.

  STOCK EXCHANGE LISTINGS (PAGE 26)

     Citigroup has applied to list the Citigroup common stock to be issued in connection with the merger with the New York Stock Exchange (NYSE) and the Pacific Exchange.

                                   THE MERGER

     The merger agreement is attached as Annex A to this proxy statement-prospectus. We encourage you to read the merger agreement. It is the principal document governing the merger.

  CONDITIONS TO THE CONSUMMATION OF THE MERGER (PAGES 42 AND 43)

     The completion of the merger depends upon meeting a number of conditions, including the following:

     - approval and adoption of the merger agreement by Associates stockholders,

     - receipt of all consents and approvals required to consummate the merger,

     - absence of any legal prohibition to consummation of the merger,

     - listing of shares of Citigroup common stock issuable to Associates stockholders on the New York Stock Exchange and the Pacific Exchange, and

     - receipt from Citigroup's accountants of a letter confirming that the merger will qualify for "pooling of interests" accounting treatment and from Associates' accountants of a letter confirming its concurrence with the conclusion of Associates' management that Associates meets the conditions necessary for Associates to enter into a merger accounted for as a "pooling of interests".

     In addition, Citigroup's obligation to complete the merger is subject to, among other things:

     - the accuracy, as of closing, of the representations and warranties made by Associates and the performance of obligations by Associates, to the extent set forth in the merger agreement,

     - the receipt of an opinion of counsel that the merger will constitute a reorganization for United States federal income tax purposes, and

     - no condition having been imposed by any governmental entity in connection with any regulatory approval being obtained from them, which requires Associates or its subsidiaries to be operated in a manner which is materially different from industry standards in effect on the date of the merger agreement and which materially adversely affects the business, financial condition, results of operations or prospects of Associates and its subsidiaries taken as a whole, or their businesses, other than their commercial financial businesses, taken as a whole.

     In addition, Associates' obligation to complete the merger is subject to, among other things:

     - the accuracy, as of closing, of the representations and warranties made by Citigroup and the performance of obligations by Citigroup, to the extent set forth in the merger agreement, and

     - the receipt of an opinion of counsel that the merger will constitute a reorganization for United States federal income tax purposes.

  TERMINATION OF THE MERGER AGREEMENT (PAGE 43)

     The merger agreement may be terminated at any time prior to the completion of the merger:

     - by mutual written consent of Citigroup and Associates;

     - by either Citigroup or Associates if:

      - the merger is not approved by Associates' stockholders at the special meeting;

      - government or court action prevents the merger or would have a material adverse effect on Associates or Citigroup; or

      - the merger is not completed by April 1, 2001 (other than because of a breach of the merger agreement caused by the terminating party). Either party can extend this date up to May 1, 2001 if the merger has not been completed because a regulatory approval has not been obtained but the party expects the approval within the extended period;

     - by Citigroup if Associates changes its recommendation as provided in the merger agreement, or fails to convene a meeting of Associates stockholders to vote on the merger; or

     - by Associates if its board of directors determines, consistent with its fiduciary duties to Associates' stockholders, that Associates should enter into an acquisition agreement providing for a transaction that the Associates board deems superior to the merger.

  TERMINATION FEES (PAGES 43 AND 44)

     Associates must pay to Citigroup a termination fee of $400 million if any of the following occurs:

     - Citigroup terminates the merger agreement because Associates changes its recommendation as provided in the merger agreement or fails to convene a meeting of Associates stockholders to vote on the merger;

     - another proposal to acquire Associates is made and either Associates or Citigroup terminates the merger agreement because the merger was not consummated by April 1, 2001 (as such date may be extended pursuant to the merger agreement) or Associates stockholders did not approve the merger at the special meeting and, within 18 months of the termination, Associates enters into a definitive agreement to consummate a takeover proposal for Associates;

     - (a) another proposal to acquire Associates is made, (b) Associates changes its recommendation as provided in the merger agreement and (c) the merger agreement is terminated for any reason; or

     - Associates terminates the merger agreement because its board of directors determines, consistent with its fiduciary duties to Associates' stockholders, that Associates should enter into an acquisition agreement providing for a transaction that the Associates board deems superior to the merger.

                                 THE COMPANIES

                                 Citigroup Inc.
                                399 Park Avenue
                            New York, New York 10043
                                 (212) 559-1000

     Citigroup is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers in over 100 countries and territories. Citigroup's activities are conducted through Global Consumer, Global Corporate and Investment Bank, Global Investment Management and Private Banking, and Investment Activities. On October 8, 1998, Citigroup changed its name from Travelers Group Inc. to Citigroup Inc. in connection with the merger of Citicorp into a subsidiary of Citigroup.

                      Associates First Capital Corporation
                           250 East Carpenter Freeway
                            Irving, Texas 75062-2729
                                 (972) 652-4000

     Associates is a leading, diversified consumer and commercial finance organization which provides finance, leasing and related services to individual consumers and businesses in the United States and internationally. Associates Corporation of North America, a wholly-owned subsidiary, is the principal U.S.- based operating subsidiary of Associates. Associates' consumer finance operations consist of a variety of specialized consumer financing products and services, including home equity lending, personal lending, retail sales finance and credit cards. Associates' commercial finance operations primarily provide retail financing, leasing and wholesale financing for heavy-duty and medium-duty trucks and truck trailers, construction, material handling and other industrial and communications equipment, manufactured housing, recreational vehicles and auto fleet leasing and other commercial products and services. As part of its consumer finance and commercial finance activities, Associates makes available to its customers credit-related and other insurance products and also provides property, casualty and other specialty insurance lines to non-finance customers through a separate business.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE DATA

     The following table presents trading information for Citigroup and Associates common stock on the NYSE on September 5, 2000 and October 6, 2000. September 5, 2000 was the last full trading day prior to our announcement of the signing of the original merger agreement. October 6, 2000 was the most recent practicable trading day for which information was available prior to the printing of this proxy statement-prospectus.

                                    CITIGROUP                           ASSOCIATES
                                   COMMON STOCK                        COMMON STOCK
                           ----------------------------        ----------------------------
                           HIGH        LOW        CLOSE        HIGH        LOW        CLOSE
                           ----        ---        -----        ----        ---        -----
                               (DOLLARS PER SHARE)                 (DOLLARS PER SHARE)
September 5, 2000........   58 3/4     57 5/16     57 9/16      28 1/16    27 11/16    28
October 6, 2000..........   56 11/16   52 9/16     53 1/2       39 3/4     36 7/8      37 5/16

                                         CITIGROUP
                                        COMMON STOCK
                                        PRICE X.7334
                           --------------------------------------
                             HIGH            LOW           CLOSE
                           --------        -------        -------
                                    (DOLLARS PER SHARE)
September 5, 2000........  43.08725        42.0330        42.2163
October 6, 2000..........  41.57461        38.5493        39.2369

     On the date hereof, there are approximately 190,000 holders of record of Associates common stock.

HISTORICAL MARKET PRICES AND DIVIDENDS

     The principal trading market for Citigroup and Associates common stock is the NYSE. Citigroup common stock is also listed on the Pacific Exchange. The following tables set forth, for the periods indicated, the high and low sale price per share on the NYSE, based on published financial sources, and dividends declared on Citigroup and Associates common stock.

                                                                          CITIGROUP
                                                                        COMMON STOCK
                                                              ---------------------------------
CALENDAR PERIOD                                               HIGH         LOW         DIVIDEND
---------------                                               ----         ---         --------
                                                                     (DOLLARS PER SHARE)
Fiscal 1998 (ended December 31, 1998)
  First Quarter.............................................   31 11/16    22 9/16      .0625
  Second Quarter............................................   36 3/4      29 9/16      .0625
  Third Quarter.............................................   36 15/32    18 9/16      .0625
  Fourth Quarter............................................   26 5/8      14 1/4         .09
Fiscal 1999 (ended December 31, 1999)
  First Quarter.............................................   33 7/32     24 1/2         .09
  Second Quarter............................................   38 13/16    30 3/32       .105
  Third Quarter.............................................   38 13/64    30 57/64      .105
  Fourth Quarter............................................   43 11/16    31 35/64      .105
Fiscal 2000 (ending December 31, 2000)
  First Quarter.............................................   46 25/32    35 11/32       .12
  Second Quarter............................................   50 23/32    42             .12
  Third Quarter.............................................   59 1/8      45 27/64       .14
  Fourth Quarter (through October 6, 2000)..................   57 1/8      53 9/16         --

     The share prices and dividends above have been adjusted for the Citigroup three-for-two stock split paid on May 28, 1999 and the four-for-three stock split paid on August 25, 2000.

                                                                         ASSOCIATES
                                                                        COMMON STOCK
                                                              ---------------------------------
CALENDAR PERIOD                                               HIGH         LOW         DIVIDEND
---------------                                               ----         ---         --------
                                                                     (DOLLARS PER SHARE)
Fiscal 1998 (ended December 31, 1998)
  First Quarter.............................................   41 5/16     32 7/8         .05
  Second Quarter............................................   42 3/4      35 11/16       .05
  Third Quarter.............................................   43 3/8      28 3/32        .05
  Fourth Quarter............................................   43 11/16    22 21/32      .055
Fiscal 1999 (ended December 31, 1999)
  First Quarter.............................................   47 1/2      36 7/16       .055
  Second Quarter............................................   49          38 1/2        .055
  Third Quarter.............................................   43 7/8      33 11/16      .055
  Fourth Quarter............................................   39 13/16    26 3/16       .065
Fiscal 2000 (ending December 31, 2000)
  First Quarter.............................................   27 11/16    15 3/4        .065
  Second Quarter............................................   29 11/16    19 13/16      .065
  Third Quarter.............................................   40 7/16     21 5/8        .065
  Fourth Quarter (through October 6, 2000)..................   40 1/8      36 7/8        .065

     The share prices and dividends above have been adjusted for the Associates two-for-one stock split paid on December 23, 1998.

     Post-Merger Dividend Policy. Following the merger, the declaration of dividends will be at the discretion of the Citigroup board of directors and will be determined after consideration of various factors, including, without limitation, the earnings and financial condition of Citigroup and its subsidiaries.

                            SELECTED FINANCIAL DATA

     The following tables show financial results actually achieved by each of Citigroup and Associates (the "historical" figures) and also show results as if the companies had been combined for the periods shown (the "pro forma combined" figures). Pro forma combined figures (excluding per share amounts) are simply arithmetical combinations of Citigroup's and Associates' separate historical results. You should not assume that Citigroup and Associates would have achieved the combined pro forma results if they had actually been combined during the periods shown.

     Citigroup's and Associates' annual historical figures are derived from financial statements audited by KPMG LLP, independent auditors of Citigroup, and Ernst & Young LLP, independent auditors of Associates, respectively. Figures for the six months ended June 30, 2000 and 1999 are unaudited, but Associates and Citigroup each believes that its own six-month figures reflect all normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for those periods. You should not assume that the six-month 2000 results are indicative of results for any future period.

                      COMPARATIVE UNAUDITED PER SHARE DATA

                                                        AS OF OR FOR THE
                                                               SIX
                                                          MONTHS ENDED      AS OF OR FOR THE YEAR ENDED
                                                            JUNE 30,               DECEMBER 31,
                                                        -----------------   ---------------------------
                                                         2000      1999      1999      1998      1997
                                                        -------   -------   -------   -------   -------
CITIGROUP INC. COMMON STOCK:
  Basic earnings per share from continuing
     operations(1)
     Historical.......................................  $ 1.47    $ 1.09    $ 2.22    $ 1.25    $ 1.43
     Pro Forma Combined...............................  $ 1.46    $ 1.12    $ 2.28    $ 1.36    $ 1.49
  Diluted earnings per share from continuing
     operations(1)
     Historical.......................................  $ 1.43    $ 1.06    $ 2.15    $ 1.21    $ 1.37
     Pro Forma Combined...............................  $ 1.42    $ 1.08    $ 2.21    $ 1.33    $ 1.43
  Cash dividends per common share
     Historical(1)....................................  $0.240    $0.195    $0.405    $0.278    $0.200
     Pro Forma Combined(2)............................  $0.240    $0.195    $0.405    $0.278    $0.200
  Book value per share at period end
     Historical(1)....................................  $11.08    $ 9.51    $10.46    $ 8.96    $ 8.44
     Pro Forma Combined...............................  $11.96              $11.30
ASSOCIATES FIRST CAPITAL CORPORATION COMMON STOCK:
  Basic earnings per share
     Historical(4)....................................  $ 0.97    $ 0.95    $ 2.05    $ 1.76    $ 1.49
     Pro Forma Equivalent(3)..........................  $ 1.07    $ 0.82    $ 1.67    $ 1.00    $ 1.09
  Diluted earnings per share
     Historical(4)....................................  $ 0.97    $ 0.95    $ 2.04    $ 1.75    $ 1.48
     Pro Forma Equivalent(3)..........................  $ 1.04    $ 0.79    $ 1.62    $ 0.98    $ 1.05
  Cash dividends per common share
     Historical(4)....................................  $0.130    $0.110    $0.230    $0.205    $0.200
     Pro Forma Equivalent(3)..........................  $0.176    $0.143    $0.297    $0.204    $0.147
  Book value per share at period end
     Historical(4)....................................  $14.13    $12.51    $13.46    $11.72    $ 9.05
     Pro Forma Equivalent(3)..........................  $ 8.77              $ 8.29

---------------
(1) Historical amounts for Citigroup have been adjusted to reflect the four-for-three split in Citigroup's common stock paid on August 25, 2000.

(2) Amounts represent Citigroup's historical dividends per common share.

(3) Amounts are calculated by multiplying the Citigroup pro forma combined per share amounts by 0.7334, the exchange ratio for common shares in the merger.

(4) Historical amounts for Associates have been adjusted to reflect the two-for-one split in Associates' common stock paid on December 23, 1998.

                     CONDENSED CONSOLIDATED FINANCIAL DATA
                OF CITIGROUP INC. AND SUBSIDIARIES -- HISTORICAL

                               AS OF OR FOR THE SIX
                                   MONTHS ENDED
                               JUNE 30, (UNAUDITED)          AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                               ---------------------   ----------------------------------------------------
                                 2000        1999        1999       1998       1997       1996       1995
                               ---------   ---------   --------   --------   --------   --------   --------
                                            (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Total Revenues...............  $ 47,403    $ 40,957    $ 82,005   $ 76,431   $ 72,306   $ 65,101   $ 58,957
                               --------    --------    --------   --------   --------   --------   --------
Total Revenues, net of
  Interest Expense...........  $ 32,888    $ 28,450    $ 57,237   $ 48,936   $ 47,782   $ 43,765   $ 36,567
                               --------    --------    --------   --------   --------   --------   --------
Income from continuing
  operations.................  $  6,595    $  4,937    $  9,994   $  5,807   $  6,705   $  7,073   $  5,610
Discontinued operations......  $     --    $     --    $     --   $     --   $     --   $   (334)  $    150
Cumulative effect of
  accounting change..........  $     --    $   (127)   $   (127)  $     --   $     --   $     --   $     --
                               --------    --------    --------   --------   --------   --------   --------
Net income...................  $  6,595    $  4,810    $  9,867   $  5,807   $  6,705   $  6,739   $  5,760
                               ========    ========    ========   ========   ========   ========   ========
Per common share data(1):
  Basic earnings per share
    Income from continuing
    operations...............  $   1.47    $   1.09    $   2.22   $   1.25   $   1.43   $   1.48   $   1.20
    Net income...............  $   1.47    $   1.06    $   2.19   $   1.25   $   1.43   $   1.41   $   1.24
  Diluted earnings per share
    Income from continuing
    operations...............  $   1.43    $   1.06    $   2.15   $   1.21   $   1.37   $   1.42   $   1.09
    Net income...............  $   1.43    $   1.03    $   2.12   $   1.21   $   1.37   $   1.35   $   1.12
  Cash dividends per common
    share....................  $  0.240    $  0.195    $  0.405   $  0.278   $  0.200   $  0.150   $  0.134
Total assets(2)..............  $791,333    $689,135    $715,690   $668,782   $697,384   $626,906   $559,146
Long-term debt:
  Parent company.............  $  7,335    $  3,843    $  4,181   $  2,422   $  1,695   $  1,903   $  2,042
  Consolidated...............  $ 51,296    $ 49,030    $ 47,092   $ 48,671   $ 47,387   $ 43,246   $ 40,723
Redeemable preferred
  securities:
  Parent company obligated...  $  2,300    $  2,440    $  2,300   $  1,840   $  1,280   $  1,420   $    560
  Consolidated...............  $  4,920    $  5,060    $  4,920   $  4,460   $  3,275   $  2,965   $    560
Total stockholders'
  equity(2)..................  $ 51,576    $ 44,923    $ 48,890   $ 42,791   $ 41,851   $ 38,416   $ 35,183

---------------
(1) All share and per share data have been adjusted to reflect the four-for-three split in Citigroup's common stock paid on August 25, 2000.

(2) Total assets and total stockholders' equity at December 31, 1998 and 1999 and at June 30, 1999 have been restated to reflect the March 2000 conversion of a portion of the convertible debt of Nikko Securities Co. Ltd. into common stock.

                     CONDENSED CONSOLIDATED FINANCIAL DATA
                  OF ASSOCIATES AND SUBSIDIARIES -- HISTORICAL

                                       AS OF OR FOR THE SIX
                                           MONTHS ENDED
                                             JUNE 30,
                                            (UNAUDITED)           AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                       ---------------------   -----------------------------------------------
                                         2000        1999       1999      1998      1997      1996      1995
                                       ---------   ---------   -------   -------   -------   -------   -------
                                                 (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Total Revenues.......................   $ 6,395     $ 5,934    $12,131   $ 9,377   $ 8,279   $ 7,098   $ 6,107
                                        -------     -------    -------   -------   -------   -------   -------
Total Revenues, net of Interest
  Expense............................   $ 4,386     $ 4,009    $ 8,225   $ 6,180   $ 5,503   $ 4,642   $ 3,929
                                        -------     -------    -------   -------   -------   -------   -------
Income from continuing operations....   $   709     $   695    $ 1,490   $ 1,224   $ 1,032   $   857   $   723
Net income...........................   $   709     $   695    $ 1,490   $ 1,224   $ 1,032   $   857   $   723
                                        =======     =======    =======   =======   =======   =======   =======
Per common share data:
  Basic earnings per share
    Income from continuing
       operations....................   $  0.97     $  0.95    $  2.05   $  1.76   $  1.49   $  1.24   $  1.04
    Net income.......................   $  0.97     $  0.95    $  2.05   $  1.76   $  1.49   $  1.24   $  1.04
  Diluted earnings per share
    Income from continuing
       operations....................   $  0.97     $  0.95    $  2.04   $  1.75   $  1.48   $  1.23   $  1.04
    Net income.......................   $  0.97     $  0.95    $  2.04   $  1.75   $  1.48   $  1.23   $  1.04
  Cash dividends per common share....   $ 0.130     $ 0.110    $ 0.230   $ 0.205   $ 0.200   $ 0.100       n/a
Total assets.........................   $87,701     $85,894    $82,957   $75,175   $57,233   $48,268   $41,304
Long-term debt:
  Parent company.....................   $ 1,181     $ 1,923    $ 1,387   $   809   $   424   $   638   $   836
  Consolidated.......................   $42,153     $43,161    $41,404   $37,597   $28,228   $24,030   $21,373
Total stockholders' equity...........   $10,295     $ 9,110    $ 9,801   $ 8,527   $ 6,269   $ 5,438   $ 4,801

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                          OF CITIGROUP AND ASSOCIATES

                                        AS OF OR FOR THE
                                        SIX MONTHS ENDED
                                            JUNE 30,          AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      --------------------    -----------------------------------------
                                        2000        1999         1999           1998           1997
                                      --------    --------    -----------    -----------    -----------
                                             (IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
Total Revenues......................  $ 53,798    $ 46,891     $ 94,136       $ 85,808       $ 80,585
                                      --------    --------     --------       --------       --------
Total Revenues, net of Interest
  Expense...........................  $ 37,274    $ 32,459     $ 65,462       $ 55,116       $ 53,285
                                      --------    --------     --------       --------       --------
Income from continuing operations...  $  7,304    $  5,632     $ 11,484       $  7,031       $  7,737
Cumulative effect of accounting
  change............................  $     --    $   (127)    $   (127)      $     --       $     --
                                      --------    --------     --------       --------       --------
Net income..........................  $  7,304    $  5,505     $ 11,357       $  7,031       $  7,737
                                      ========    ========     ========       ========       ========
Net Income Per Share
  Income from continuing operations
     Basic..........................  $   1.46    $   1.12     $   2.28       $   1.36       $   1.49
     Diluted........................  $   1.42    $   1.08     $   2.21       $   1.33       $   1.43
Dividends Declared Per Common
  Share(1)..........................  $  0.240    $  0.195     $  0.405       $  0.278       $  0.200
Total assets........................  $879,034    $775,029     $798,647       $743,957       $754,616
Total long term debt................  $ 93,449    $ 92,191     $ 88,496       $ 86,268       $ 75,615
Redeemable preferred securities:
  Parent company obligated..........  $  2,300    $  2,440     $  2,300       $  1,840       $  1,280
  Consolidated......................  $  4,920    $  5,060     $  4,920       $  4,460       $  3,275
Common Stockholders' Equity.........  $ 60,096    $ 51,920     $ 56,765       $ 49,005       $ 44,767
Total stockholders' equity..........  $ 61,871    $ 54,033     $ 58,690       $ 51,318       $ 48,120

---------------
(1) Amounts represent Citigroup's historical dividends per common share.

                                  RISK FACTORS

     In addition to the other information included in this proxy statement-prospectus (including the matters addressed "Special Note Regarding Forward - Looking Statements" pages 14 and 15), you should carefully consider the matters described below in determining whether to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement.

BECAUSE THE MARKET PRICE OF CITIGROUP COMMON STOCK COULD DECLINE, YOU CANNOT BE SURE OF THE MARKET VALUE OF THE CITIGROUP COMMON STOCK THAT YOU WILL RECEIVE IN THE MERGER

     Upon completion of the merger, each share of Associates common stock will be converted into the right to receive 0.7334 of a share of Citigroup common stock. This exchange ratio will not be adjusted in the event of any increase or decrease in the price of either Associates or Citigroup common stock. The prices of Associates and Citigroup common stock when the merger takes place may vary from their prices at the date of this proxy statement-prospectus and at the date of the special meeting of the stockholders of Associates. For example, during the twelve month period ending on October 6, 2000 (the most recent practicable date prior to the printing of this proxy statement-prospectus), the closing price of Associates common stock varied from a low of $16 to a high of $39.9375 and ended that period at $37.3125, and the closing price of Citigroup common stock as adjusted for splits varied from a low of $31.59375 to a high of $58.875 and ended that period at $53.5. Variations like these may occur as a result of changes in the business, operations or prospects of Associates, Citigroup or the combined company, market assessments of the likelihood that the merger will be consummated and the timing of the merger's completion, regulatory considerations, general market and economic conditions and other factors. At the time of the special meeting, you will not know the exact value of the Citigroup common stock that you will receive when the merger is completed.

     We urge you to obtain current market quotations for Associates and Citigroup common stock.

THE PRICE OF CITIGROUP COMMON STOCK MIGHT DECREASE AFTER THE MERGER

     Following the merger, holders of Associates common stock will become stockholders of Citigroup. Citigroup common stock could decline in value after the merger. As discussed above, the market value of Citigroup common stock fluctuates based upon general market and economic conditions, Citigroup's business and prospects and other factors.

CITIGROUP MAY FAIL TO REALIZE THE BENEFITS OF THE MERGER

     The value of Citigroup's common stock could be adversely affected to the extent that Citigroup fails to realize the benefits of the merger. The merger will involve the integration of the businesses of Associates and Citigroup, and we cannot assure you that this will happen or that it will happen in a timely manner. Associates and Citigroup have different corporate cultures and have previously operated independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies. Additionally, in determining that the merger is in the best interests of Associates, the Associates board of directors considered that enhanced earnings may result from the consummation of the merger, including from cost savings. However, we cannot assure you that any enhanced earnings will result from the merger.

DIRECTORS AND OFFICERS OF ASSOCIATES HAVE POTENTIAL CONFLICTS OF INTEREST IN PROMOTING THE MERGER

     You should be aware that the directors and officers of Associates have potential conflicts of interest in promoting the merger. For a discussion of these interests, see "The Merger -- Interests of Certain Persons in the Merger" on pages 32 and 33.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ASSOCIATES' STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS

     If the merger is not completed, Associates may be subject to the following material risks:

     - the price of Associates common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed,

     - Associates may be required to pay Citigroup a termination fee of $400 million, and

     - costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

     If the merger agreement is terminated and Associates' board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find an equivalent strategic partner or a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to the limited exceptions described in this proxy statement-prospectus, Associates is prohibited from directly or indirectly soliciting or encouraging the initiation of any inquiries or proposals regarding certain extraordinary transactions, such as a merger, sale of assets or similar transactions with any party other than Citigroup.

     THE OPINION OBTAINED BY ASSOCIATES FROM ITS FINANCIAL ADVISOR WILL NOT REFLECT CHANGES IN CIRCUMSTANCES PRIOR TO THE MERGER

     Associates does not intend to obtain an updated opinion from Goldman Sachs, Associates' financial advisor. Changes in the operations and prospects of Citigroup or Associates, general market and economic conditions and other factors which are beyond the control of Citigroup, and on which the opinion of Goldman Sachs is based, may alter the value of Citigroup or Associates or their stock prices by the time the merger is completed. As a result of the foregoing, Associates stockholders should be aware that the opinion of Goldman Sachs does not address the fairness of the exchange ratio at the time the merger will be completed or at any time other than September 5, 2000.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement-prospectus and the documents that are made part of this proxy statement-prospectus by reference to other documents filed with the Securities and Exchange Commission include various forward-looking statements about Citigroup and Associates that are subject to risks and uncertainties. Forward-looking statements include the information concerning future financial performance, business strategy, projected plans and objectives of Citigroup and Associates set forth under:

     - "Summary", including questions and answers about the merger,

     - "Selected Unaudited Pro Forma Combined Financial Data of Citigroup and Associates",

     - "Selected Financial Data -- Comparative Unaudited Per Share Data", and

     - "The Merger".

     Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "estimates", "plans", "may increase", "may fluctuate" and similar expressions or future or conditional verbs such as "will," "should," "would," and "could" are generally forward-looking in nature and not historical facts. You should understand that the following important factors, in addition to those discussed elsewhere in the documents which are incorporated by reference into this proxy statement-prospectus, could affect the future results of the combined company following the merger, and could cause results to differ materially from those expressed in such forward-looking statements:

     - the effect of economic conditions and interest rates on a national, regional or international basis;

     - the performance of Citigroup's businesses following the pending acquisition of Associates;

     - the timing of the implementation of changes in operations to achieve enhanced earnings or effect cost savings;

     - the ability of Citigroup and Associates to successfully integrate their operations, the compatibility of the operating systems of the combining companies, and the degree to which existing administrative and back-office functions and costs of Citigroup and Associates are complementary or redundant;

     - the ability to satisfy all conditions precedent to Citigroup's acquisition of Associates (including stockholder and various regulatory approvals);

     - competitive pressures in the consumer finance, commercial finance, insurance, financial services, asset management, private banking, corporate and investment banking and capital and emerging markets industries;

     - the financial resources of, and products available to, competitors;

     - changes in laws and regulations, including changes in accounting standards;

     - changes in the securities and foreign exchange markets; and

     - opportunities that may be presented to and pursued by the combined company following the merger.

These forward-looking statements involve risks and uncertainties in addition to the risk factors described above under "Risk Factors".

     Most of these factors are difficult to predict accurately and are generally beyond the control of Citigroup and Associates.

     You should consider the areas of risk described above in connection with any forward-looking statements that may be made by Citigroup or Associates or anyone acting for either or both of them. Except for their ongoing obligations to disclose material information under the federal securities laws, neither Citigroup nor Associates undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this proxy statement-prospectus or to report the occurrence of unanticipated events. For any forward-looking statements contained in this proxy statement-prospectus, Citigroup and Associates claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                                   THE MERGER

     THE DISCUSSION IN THIS PROXY STATEMENT-PROSPECTUS OF THE MERGER AND THE PRINCIPAL TERMS OF THE MERGER AGREEMENT IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT-PROSPECTUS AS ANNEX A AND IS INCORPORATED INTO THIS PROXY STATEMENT-PROSPECTUS BY REFERENCE.

GENERAL

     We are furnishing this proxy statement-prospectus to you in connection with the solicitation of proxies by the Associates board of directors for use at our special meeting of stockholders to be held on November 21, 2000 and at any adjournments or postponements of the special meeting.

     At the special meeting, you will be asked to vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 6, 2000, by and among Associates, Citigroup and AFS Merger Sub Inc., a subsidiary of Citigroup, the merger and the other transactions contemplated by the merger agreement.

     In the merger, other than shares owned by Associates or Citigroup in a capacity that does not involve market making or acting as a fiduciary, each share of Associates common stock issued and outstanding immediately prior to the closing of the merger, will be converted, without any action on the part of the holder of that share, into the right to receive 0.7334 of a share (the "Exchange Ratio") of Citigroup common stock, with cash being paid in lieu of fractional shares of Citigroup common stock.

BACKGROUND OF THE MERGER

     Members of Citigroup and Associates senior management, including Robert I. Lipp, Member of the Office of the Chairman, Vice Chairman of Citigroup, and Chairman and Chief Executive Officer of Citigroup's Global Consumer Business, and Keith W. Hughes, Chairman and Chief Executive Officer of Associates, have known each other professionally for more than ten years. In late 1999 and early 2000, senior management of both companies discussed strategic alternatives affecting Citigroup and Associates. In March 2000, Associates informed Citigroup that Associates was not interested in entering into discussions with Citigroup regarding a business combination between the two companies, and there was no discussion as to price or range of prices. There were no further discussions prior to July 2000 regarding these matters between the companies.

     In July 2000, Mr. Lipp called Roy A. Guthrie, Senior Executive Vice President and Chief Financial Officer of Associates, to congratulate him on Associates' earnings for its fiscal quarter ended June 30, 2000. During the conversation, Mr. Lipp indicated that if Associates ever wanted to rethink strategic alternatives, Citigroup would be interested in pursuing discussions with Associates. Mr. Guthrie did not pursue the topic at that time.

     On August 2, 2000, Mr. Hughes made a courtesy visit to Sanford I. Weill, Chairman and Chief Executive Officer of Citigroup, in New York City. Messrs. Weill and Hughes did not engage in any substantive discussions regarding a possible business combination between Citigroup and Associates at that meeting. On August 13, 2000, Mr. Weill met with senior management of Citigroup's Global Consumer Business to discuss the possibility of approaching Associates regarding a business combination between the two companies. On August 18, 2000, Mr. Weill called Mr. Hughes to inquire as to whether he was willing to explore on a preliminary basis a combination of the two companies. In light of the substantial increase in the Associates common stock price, Mr. Hughes agreed to meet with Mr. Weill to discuss the complementary strengths of the businesses of the two companies. On August 22, 2000, Messrs. Weill and Hughes met and discussed a general overview of a possible acquisition by Citigroup of Associates, including preliminary discussions as to price. Messrs. Weill and Hughes agreed to meet again and continue their discussions.

     At a regularly scheduled meeting of the Associates board on August 29, 2000, Mr. Hughes discussed with the Associates board the nature of discussions between the two companies to date. Also participating in the meeting were representatives of Goldman, Sachs & Co., financial advisor to Associates, and Simpson Thacher & Bartlett, legal counsel to Associates. Together with Goldman Sachs, Associates' executive management discussed with the Associates board the strategic and valuation aspects of a possible business combination. Legal counsel discussed with the board the legal standards applicable to their consideration of a business combination. During the meeting, the Associates board considered the benefits and risks of a transaction for

Associates and its stockholders. Following such discussions, the Associates board authorized management to continue discussing a possible business combination with Citigroup.

     In late August of 2000, Mr. Weill began informal discussions with a number of members of the Citigroup board relating to a proposed business combination between Citigroup and Associates.

     On August 31, 2000, Citigroup and Associates entered into a confidentiality agreement. Beginning August 31, senior management of Citigroup and Associates provided each other with information and participated in meetings and discussions relating to certain business, financial, legal, tax and accounting matters regarding Citigroup and Associates as part of a reciprocal due diligence review. In addition, legal, financial and accounting advisors of Citigroup and Associates participated in the review, discussion and analysis of such information.

     From September 2 through September 5, 2000, representatives of Citigroup and Associates, together with their advisors, discussed the terms of a draft merger agreement and various other issues relating to the proposed merger, including the structure of the transaction, tax and accounting issues and required regulatory approvals.

     At a meeting on September 3, 2000, Messrs. Weill and Hughes discussed the financial terms of the proposed merger that they would be willing to recommend to their respective boards of directors, including the structure and amount of the Exchange Ratio, and agreed to the amount of a breakup fee which would be payable to Citigroup under certain circumstances, but other material terms of a possible transaction remained unresolved.

     At a meeting of the Associates board on September 4, 2000, Associates' executive management updated the Associates board as to the status of discussions between the two companies. Management of Associates and Goldman Sachs discussed the strategic, financial and valuation aspects of the proposed transaction, the status of the financial, accounting and business due diligence, the implications of the proposed merger for the principal businesses of Associates and other aspects of the proposed merger. Legal counsel for Associates discussed the terms and conditions of the draft merger agreement, the regulatory issues relating to the proposed merger, the status of the legal due diligence review of, and the negotiations with, Citigroup and other legal matters. During the meeting, the Associates board considered the benefits and risks of the proposed transaction for Associates and its stockholders. Following these discussions, the Associates board authorized management to continue to pursue the proposed merger and agreed to meet again on September 5, 2000.

     On September 5, 2000, at a meeting of the Citigroup board, Citigroup's executive management and legal counsel reviewed with the Citigroup board the proposed merger with Associates. Executive management of Citigroup discussed the financial aspects of the proposed transaction, the businesses of Associates, strategic implications that the proposed merger would have on each of the businesses of Citigroup and its subsidiaries and other aspects of the proposed merger. A representative of Salomon Smith Barney Inc., a Citigroup subsidiary, discussed certain financial aspects of the proposed merger with the Citigroup board. A representative of Skadden, Arps, Slate, Meagher & Flom LLP, outside legal counsel for Citigroup, discussed the terms and conditions of the draft merger agreement, the regulatory issues relating to the proposed merger, the status of the due diligence review of, and the negotiations with, Associates, the fiduciary duties of the Citigroup board in connection with the proposed merger and certain other legal matters. During the meeting, the Citigroup board considered the benefits and risks of the proposed transaction for Citigroup and its stockholders. After extensive discussion, the Citigroup board unanimously determined that the merger is in the best interests of the stockholders of Citigroup and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

     On September 5, 2000, following the close of trading on the NYSE, at a meeting of the Associates board, Associates' management updated the Associates board on the proposed merger. Representatives of Goldman Sachs discussed certain financial aspects of the proposed merger with the Associates board and rendered an oral opinion, which was subsequently confirmed in writing, that, as of September 5, 2000, the Exchange Ratio is fair from a financial point of view to Associates' stockholders. Simpson Thacher & Bartlett, legal counsel for Associates, discussed the fiduciary duties of the Associates Board in connection with the proposed merger.

Legal counsel and management then provided an update of their due diligence investigation and additional analysis of the matters discussed at the September 4 board meeting, including the terms and conditions of the draft merger agreement. After extensive discussions, the Associates board unanimously determined that the merger is in the best interests of the stockholders of Associates and approved the merger agreement, the merger and the transactions contemplated by the merger agreement and unanimously resolved to recommend that stockholders of Associates vote to approve and adopt the merger, the merger agreement and the transactions contemplated by the merger agreement.

     Following additional negotiation, the merger agreement was signed by both Associates and Citigroup late in the evening on September 5, 2000, and the transaction was announced on September 6, 2000 by a joint press release issued by Citigroup and Associates prior to the commencement of trading on the NYSE. On October 6, 2000, in accordance with the provisions of the merger agreement, Citigroup and Associates agreed to amend the form of the merger to be a merger of AFS Merger Sub, a subsidiary of Citigroup, with and into Associates.

RATIONALE FOR THE MERGER; RECOMMENDATION OF ASSOCIATES' BOARD OF DIRECTORS

  ASSOCIATES

     On September 5, 2000, the Associates board determined by a unanimous vote that the merger is advisable and in the best interests of Associates and Associates' stockholders. The Associates board approved the merger agreement and decided to recommend that Associates' stockholders approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

     In connection with its approval of the merger, its determination that the merger is advisable and in the best interest of Associates' stockholders and its recommendation that stockholders approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, the board of directors of Associates consulted with its legal advisors, including its General Counsel and representatives of Simpson Thacher & Bartlett, outside counsel on the transaction, regarding duties of the members of the board, as well as with members of management and Goldman Sachs, its financial advisor. The Associates board also considered the following material information and factors in reaching its determination to approve the merger agreement and to recommend that the stockholders approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement:

     - the exchange ratio and the fact that, based on the closing price of Citigroup and Associates common stock on September 5, 2000, the consideration to be received in the merger represents an approximately 54% premium over the closing price of the Associates common stock on the NYSE on such date;

     - presentations by senior members of Associates management regarding the strategic advantages of combining with Citigroup, operational aspects of the transaction and the results of management's operational and legal due diligence review;

     - historical information concerning Associates' business, financial performance and condition, operations, management, competitive position and stock performance;

     - the current trends towards consolidation and globalization in the financial services industry, which increase the competitive risks facing Associates;

     - the opportunities that the merger presents for cost savings and the cross-selling of services by each of Associates and Citigroup to the clients of the other;

     - the opportunities and alternatives available to Associates if the merger were not to be undertaken, including the possibilities of continuing to operate Associates as an independent entity, a sale of Associates through a merger or by other means, and, in respect of each alternative, the timing and likelihood of actually accomplishing these alternatives, and the conclusion that a combination with Citigroup is expected to yield greater benefits and is more feasible than the alternatives;

     - current financial market conditions and the historical market prices of Associates' common stock;

     - the financial analyses and presentations of Goldman Sachs and the opinion delivered to the Associates Board by Goldman Sachs, that, as of September 5, 2000 based upon and subject to the considerations set forth in the opinion, the Exchange Ratio is fair from a financial point of view to Associates' stockholders;

     - the terms and conditions of the merger agreement, including (1) the right of Associates, under certain circumstances, to respond to an unsolicited proposal with respect to an alternative business combination and (2) the right of Associates to terminate the merger agreement and accept an unsolicited alternative proposal, subject to compliance with the terms of the merger agreement and the payment to Citigroup of a $400 million termination fee;

     - the likelihood that the merger would be consummated, given the experience, reputation and financial resources of Citigroup;

     - the expected treatment of the merger as a tax-free reorganization; and

     - the expected treatment of the merger as a pooling of interests for financial reporting and accounting purposes.

     The Associates board also considered certain adverse factors in its deliberations concerning the merger, including:

     - the challenges of combining the businesses, assets and workforces of two major companies and the risks of not achieving the expected operating efficiencies or growth;

     - uncertainty regarding employees' perceptions of the merger;

     - the fact that the exchange ratio will not be adjusted even if the two companies' performance and financial condition diverge in the period prior to the merger;

     - the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

     - the risk that the merger will not be consummated.

     The foregoing discussion of the factors considered by the Associates board is not intended to be exhaustive, but is believed to include all material factors considered by the Associates board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Associates board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Associates board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

  CITIGROUP

     On September 5, 2000, the Citigroup board determined by a unanimous vote that the merger is advisable and in the best interests of Citigroup and Citigroup's stockholders. The Citigroup board approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

     In connection with its approval of the merger, and its determination that the merger is advisable and in the best interest of Citigroup's stockholders, the board of directors of Citigroup consulted with its legal advisors, including Citigroup's General Counsel and representatives of Skadden, Arps, Slate, Meagher & Flom LLP, outside counsel on the transaction, regarding duties of the members of the board, as well as with members of management. The Citigroup board also considered the following material information and factors in reaching its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement:

     - The Citigroup board believes that the merger will join two well-managed companies with complementary operations and will significantly expand Citigroup's global consumer finance business. The merger presents Citigroup with a unique opportunity to enhance stockholder value by taking advantage of a highly complementary strategic fit for Citigroup with a partner that will strengthen even further Citigroup's leading position in the global financial services industry.

     - The merger will enhance Citigroup's consumer finance business in the United States and provide Citigroup with a significant consumer finance presence internationally.

     - The merger provides Citigroup with a unique opportunity to broaden its consumer finance business into the high growth global arena. Associates would add 700,000 customers in six countries in Europe and 2.4 million customers in eight other countries outside the United States. In addition, through 1999, Associates' international finance segment has experienced a 34% compound annual growth rate in receivables since 1991 (50% compound annual growth rate since 1995), and its pre-tax earnings have grown at a compound annual growth rate of 39% since 1995.

     - Associates provides Citigroup with an immediate entry into and a strong market position in Japan's consumer finance sector. Associates has the fifth-largest consumer finance company in Japan with approximately $7.5 billion in receivables. In addition, it has the largest full-service consumer finance branch network in Japan, foreign or domestic, with 677 branches.

     - Associates also provides Citigroup with an increased presence in Canada, where Associates is the largest home equity lender and has the largest consumer finance branch network, foreign or domestic. Associates has 326 Canadian branches with $4.1 billion in receivables.

     - The merger creates a leading consumer finance company in the United States. It will significantly expand Citigroup's consumer finance network by adding approximately 750 domestic full service branches, bringing total domestic branches to approximately 2,000. In addition, Associates will add 225 branches that exclusively provide home equity sales and 180 branches that provide auto financing. Associates is a leading provider of home equity loan services in the U.S.

     - The merger enhances Citigroup's position in the U.S. credit card business, adding 20 million credit-and bank-card customers and approximately $10.9 billion in credit card managed receivables (as of December 1999). Associates has a leading position in the private label oil credit card business, with approximately 10 million customers, and a significant retail private label credit card business, with approximately
       3.8 million customers. Associates also has marketing partnerships for credit cards with several large banks. Moreover, the merger will produce earnings enhancements through back office consolidation.

     - The merger expands Citigroup's position in commercial finance. Associates has a leading position in truck and trailer leasing as well as construction equipment financing. In addition, it has one of the largest transportation and equipment finance sales forces in the United States. Associates' commercial finance business will be integrated with Citigroup's Global Equipment Finance business.

     - The merger is expected to be accretive to earnings by at least $0.10 per share in 2001.

     - The merger is expected to result in pre-tax cost savings of approximately $600 million per year, with two-thirds of such amount expected to be realized in the first year.

     - The terms and conditions of the merger agreement, including the fact that the Exchange Ratio provides certainty about the number of shares of Citigroup common stock that will be issued in the merger, and the fact that in the event of certain terminations of the merger agreement, Associates must pay to Citigroup a $400 million termination fee.

     - The expected treatment of the merger as a tax-free reorganization; and

     - The expected treatment of the merger as a pooling of interests for financial reporting and accounting purposes.

     Citigroup's board also considered certain adverse factors in its deliberations concerning the merger, including:

     - the fact that the Exchange Ratio will not be adjusted even if the two companies' performance and financial condition diverge in the period prior to the merger;

     - The possibility that the value of the consideration received by the Associates' stockholders in the merger may increase prior to the closing of the merger given the fact that the merger agreement provides for a fixed exchange ratio for the number of shares of Citigroup common stock that will be issued in the merger in exchange for each share of Associates common stock by virtue of the possibility that the price per share of Citigroup common stock may increase prior to the closing of the merger;

     - the recent enactment by the Japanese government of legislation which reduces the maximum allowable rate for new unsecured loans and borrowings from 40.0% to 29.2%;

     - the challenges of combining the businesses, assets and workforces of two major companies and the risks of not achieving the expected operating efficiencies or growth;

     - uncertainty regarding employees' perceptions of the merger; and

     - the possible distraction of management from day-to-day operations while working to implement the merger.

     The foregoing discussion of the factors considered by the Citigroup board is not intended to be exhaustive, but is believed to include all material factors considered by the Citigroup board. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Citigroup board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Citigroup board considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

OPINION OF ASSOCIATES' FINANCIAL ADVISOR

     Goldman Sachs has acted as financial advisor to Associates in connection with the merger. On September 5, 2000, Goldman Sachs delivered its opinion, subsequently confirmed in writing, to the board of directors that, based upon and subject to the considerations set forth in the opinion, as of that date, the Exchange Ratio is fair from a financial point of view to the stockholders of Associates.

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED INTO THIS PROXY
STATEMENT-PROSPECTUS BY REFERENCE. WE URGE YOU TO READ THE OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed:

     - the merger agreement;

     - annual reports to stockholders and annual reports on Form 10-K of Associates and Citigroup for the five years ended December 31, 1999;

     - certain interim reports to stockholders and quarterly reports on Form 10-Q of Associates and Citigroup;

     - certain other communications from Associates and Citigroup to their stockholders;

     - certain internal financial analyses and forecasts for Associates prepared by its management; and

     - certain cost savings and operating synergies projected by the managements of Associates and Citigroup to result from the transactions contemplated by the merger agreement.

     Goldman Sachs also held discussions with members of the senior management of Associates and Citigroup regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for Associates' common stock and Citigroup's common stock, compared certain financial and stock market information for Associates and Citigroup with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking and finance industries specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs has relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. Citigroup did not make available to Goldman Sachs its projections of expected future performance. Accordingly, Goldman Sachs' review with respect to such information was limited to discussions with the management of Citigroup of the estimates of research analysts. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Associates or Citigroup or any of their subsidiaries (including any derivative or off-balance-sheet assets or liabilities or loss and loss adjustment expense reserves) and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' employees are not actuaries and Goldman Sachs' services did not include actuarial determinations or evaluations by it or any attempt to evaluate actuarial assumptions and, in that regard, Goldman Sachs has assumed the adequacy of the loss and loss adjustment expense reserves of Citigroup. In addition, Goldman Sachs' employees are not expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with Associates' consent, that such allowances for Citigroup are in the aggregate adequate to cover all such losses. Goldman Sachs was not requested to, and did not, solicit from third parties indications of interest in acquiring all or part of Associates or in engaging in a business combination or any other strategic transaction with Associates. Goldman Sachs also assumed that:

     - the transaction contemplated by the merger agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles; and

     - all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the merger agreement will be obtained without any adverse affect on Associates or Citigroup or on the contemplated benefits of the transaction contemplated by the merger agreement.

Goldman Sachs' advisory services and the opinion Goldman Sachs presented to the board were provided for the information and assistance of the board of directors of Associates in connection with its consideration of the transaction, as contemplated by the merger agreement, and Goldman Sachs' opinion does not constitute a recommendation as to how any stockholder of Associates should vote with respect to the merger.

     The following is a summary of the material financial analyses presented by Goldman Sachs to the Associates board on September 5, 2000. SOME OF THE SUMMARIES OF THE FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. THE TABLES MUST BE READ TOGETHER WITH THE TEXT ACCOMPANYING EACH SUMMARY.

     Selected Companies Analysis. Goldman Sachs reviewed market valuation information for 12 publicly-traded companies:

                   CONSUMER FINANCE AND CREDIT CARD COMPANIES

                         Household International, Inc.
                                MBNA Corporation
                        Providian Financial Corporation
                       Capital One Financial Corporation

                       OTHER FINANCIAL SERVICES COMPANIES

                          American International Group
                        Morgan Stanley Dean Witter & Co.
                            American Express Company
                             Wells Fargo & Company
                              Goldman Sachs Group
                           Charles Schwab Corporation

                          COMMERCIAL FINANCE COMPANIES

                                CIT Group, Inc.
                             Heller Financial, Inc.

     The 12 comparison companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to Associates and/or Citigroup. Goldman Sachs calculated and compared the price-to-earnings per share multiples of Associates, Citigroup and the compari-son companies for projected 2000 and 2001. These projections were based on the latest median estimates provided by IBES International Inc., a data service that monitors and publishes a compilation of earnings estimates produced by selected research analysts on publicly-traded companies.

     The following table lists the median price-to-earnings per share multiples for the comparison companies, as compared to the price-to-earnings per share multiples for Associates and Citigroup. Price-to-earnings per share multiples are presented based on projected 2000 and 2001 earnings estimates:

                                                              2000E    2001E
                                                              -----    -----
Consumer Finance and Credit Card Companies..................  22.6x    18.3x
Commercial Finance Companies................................   8.2x     7.1x
Other Financial Services Companies..........................  24.8x    22.5x
Citigroup...................................................  21.0x    19.4x
Associates..................................................  11.8x    10.3x

     Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading performance of Associates common stock, Citigroup common stock, Household International common stock, a commercial finance composite index comprised of certain publicly-traded companies in the commercial finance industry, a credit card composite index comprised of certain publicly-traded companies involved in credit card finance and servicing and the S&P 500 over various periods. The commercial finance composite index included CIT Group and Heller Financial. The credit card composite index included MBNA, Providian and Capital One. These analyses indicated the following:

     - since Associates' IPO on May 8, 1996, Citigroup outperformed Associates and the S&P 500, while the S&P 500 outperformed Associates over the same period;

     - over a three-year history of weekly indexed prices, the credit card composite index outperformed Citigroup, while Citigroup outperformed the S&P 500, Associates, Household International and the commercial finance composite index; and

     - since March 15, 2000, a comparison of daily indexed prices reveals that Associates outperformed Citigroup, while Citigroup outperformed the credit card composite index, the commercial finance composite index, Household International and the S&P 500.

     Exchange Ratio History. Goldman Sachs calculated, on a daily basis, the exchange ratio history of Associates common stock to Citigroup common stock for the period September 1, 1997 to September 1, 2000. The following table presents the results:

Three-Year Historical Average...............................     1.11x
Two-Year Historical Average.................................     1.01x
One-Year Historical Average.................................     0.64x
As of September 1, 2000.....................................     0.47x

     Goldman Sachs calculated Associates' Price/Earnings ratios for the following year using IBES estimates and EPS growth rates from 1996 to 1999 as well as on September 1, 2000. The results of this analysis are presented on the following table:

                                                           AVERAGE P/E    EPS GROWTH(%)
                                                           -----------    -------------
1996.....................................................     14.7x            18
1997.....................................................     18.0x            20
1998.....................................................     19.9x            18
1999.....................................................     17.7x            17
September 1, 2000........................................     11.8x            13(a)

---------------
(a) For the six months ended June 30, 2000/June 30, 1999 growth (excluding charges relating to discontinuance of certain operations).

     Present Value Analysis. Goldman Sachs performed a per share present value analysis for Associates on a stand-alone basis using the projections supplied to Goldman Sachs by the management of Associates. Goldman Sachs discounted the future dividends per share as projected by management and the terminal value based on management's future earnings estimates.

     Goldman Sachs calculated the terminal values of Associates on a stand-alone basis in the year 2004 based on a range of 7.0 x EPS to 21.0 x EPS. The projected dividends and such terminal values were then discounted to present value using discount rates ranging from 10.0% to 15.0%. The implied per share values derived from this analysis ranged from $16.68 to $58.37, corresponding to a 39.1% discount to a 113.2% premium over the Associates closing price of $27.38 as of September 1, 2000. The results of the discounted cash flow analysis on a per-share basis are as follows:

EPS TERMINAL VALUE
     MULTIPLE        10.0% DISCOUNT RATE   12.5% DISCOUNT RATE   15.0% DISCOUNT RATE
------------------   -------------------   -------------------   -------------------
       7.0x                $20.08                $18.28                $16.68
       9.0x                $25.55                $23.25                $21.21
      11.0x                $31.02                $28.23                $25.74
      12.0x                $33.75                $30.71                $28.01
      13.0x                $36.49                $33.20                $30.27
      15.0x                $41.96                $38.17                $34.80
      18.0x                $50.16                $45.63                $41.59
      21.0x                $58.37                $53.09                $48.38

     Selected Transactions. Goldman Sachs reviewed 16 acquisitions since June 1996 involving companies in the banking and/or finance industries. The companies were grouped into three categories: bank and thrift, consumer finance and commercial finance. Goldman Sachs' analyses of these selected transactions included the following information:

     - aggregate consideration;

     - premium to market price one week prior to announcement of deal;

     - aggregate consideration as a multiple of earnings in the last 12 months; and

     - aggregate consideration as a multiple of tangible book value.

Tangible book value refers to the book value less intangible assets.

     The table below presents the median values for the groups of selected transactions versus the terms of the merger of Associates and Citigroup contemplated by the merger agreement:

                                                           TOTAL CONSIDERATION AS
                                      PREMIUM TO MARKET      MULTIPLE OF LATEST      TOTAL CONSIDERATION AS
                                       1 WEEK PRIOR TO         TWELVE MONTHS          MULTIPLE OF TANGIBLE
                                        ANNOUNCEMENT              EARNINGS                 BOOK VALUE
                                      -----------------    ----------------------    ----------------------
Bank and Thrift.....................         29%                   24.6x                      4.5x
Consumer Finance....................         68%                   24.5x                      4.9x
Commercial Finance..................         38%                   14.2x                      1.8x
Citigroup-Associates................         57%                   20.5x                      6.8x

     Price Analysis. Goldman Sachs analyzed the price per share of Associates implied by the exchange ratio contemplated in the merger agreement using various Citigroup stock prices and information provided by the management of Associates and from IBES. Goldman Sachs calculated the premium of the implied price per share of common stock with respect to current and historical prices of Associates' common stock and as a multiple of projected earnings and historical book value and managed receivables. The results using the recent Citigroup stock price on September 1, 2000 are presented in the following table:

Premium to Market Price at September 1, 2000................   54.0%
Premium to 1-Year High Price................................    8.5%
Discount to All-Time High Price.............................  (13.7%)
Multiple of Last Twelve Months Reported EPS.................   20.5x
Multiple of Management Projected 2000 EPS...................   18.2x
Multiple of Management Projected 2001 EPS...................   15.8x
Multiple of Common Equity at June 30, 2000..................   3.01x
Multiple of Tangible Common Equity at June 30, 2000.........   6.78x
Premium to Managed Receivables at June 30, 2000.............   31.2%

     Pro Forma Merger Analysis. Goldman Sachs analyzed the impact the merger would have on Citigroup's projected 2001 EPS based on IBES estimates. Goldman Sachs calculated the impact on Citigroup's EPS assuming the transaction would be accounted for as a pooling of interests, using 2001 EPS estimates for Citigroup, based on IBES and 2001 earnings estimates for Associates based on Associates' management's estimates. The results using Citigroup's closing stock price on September 1, 2000, and assuming pre-tax synergies of $500 million in one case and $750 million in the other case, are presented in the following table:

                                                              ACCRETION TO CITIGROUP
ASSUMING PRE-TAX SYNERGIES                                      PROJECTED 2001 EPS
--------------------------                                    ----------------------
      $500 million..........................................           4.0%
      $750 million..........................................           5.0%

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Associates or Citigroup or the merger. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Associates board as to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the stockholders of Associates. The analyses do not purport to be appraisals or necessarily reflect the prices at which the business or securities actually may be sold. Analyses based upon forecasts of future results, which are inherently subject to uncertainty, are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. As described above, Goldman Sachs' opinion to the Associates board was one of many factors taken into consideration by the Associates board in making its determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. The foregoing summary describes material financial analyses used by Goldman Sachs in connection with providing its opinion to the Associates board of directors on September 5, 2000, but does not purport to be a complete description of the analysis performed by Goldman Sachs in connection with such opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex B.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Associates, having provided certain investment banking services to Associates from time to time, including having acted as

     - lead manager for the initial public offering of 59,950,000 shares of Associates' common stock in May 1996,

     - lead manager for a follow-on offering of 17,300,000 shares of common stock in November 1998 and

     - the financial advisor to Associates in connection with, and having participated in certain of the negotiations leading to the merger agreement.

     Goldman Sachs is also familiar with Citigroup and its affiliates having acted as

     - co-manager in various preferred stock and debt offerings of Citigroup and its affiliates,

     - co-financial advisor to Citicorp in its acquisition of AT&T Universal Card Services in December 1997 and

     - financial advisor to Citibank, N.A. in its acquisition of J.P. Morgan's Global Trust and Agency business in June 1998.

Eric Dobkin, a former partner and managing director of Goldman Sachs and a current Advisory Director and Chairman Emeritus of Equity Capital Markets of Goldman Sachs, is a director of Associates. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Associates or Citigroup for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated September 1, 2000, Associates engaged Goldman Sachs to act as its financial advisor to render a fairness opinion to the Associates board of directors in connection with the exchange ratio pursuant to the merger agreement. Pursuant to that letter agreement, Associates paid Goldman Sachs a fee equal to $5.0 million upon execution of the merger agreement. Associates will also pay Goldman Sachs a fee based on the consideration paid in the merger. Associates has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

STOCK EXCHANGE LISTINGS

     Citigroup has applied to list the Citigroup common stock issued pursuant to the merger in exchange for Associates common stock with the NYSE and the Pacific Exchange. The trading symbol for the Citigroup common stock is "C." Following the merger, Associates stockholders will no longer be able to trade Associates stock on any exchange because Associates stock will have ceased to exist and therefore will no longer be listed on any exchange.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses certain United States federal income tax consequences of the merger to holders of Associates common stock. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to Associates stockholders that hold their Associates common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

     - banks or trusts,

     - tax-exempt organizations,

     - insurance companies,

     - dealers in securities or foreign currency,

     - investors in pass-through entities,

     - foreign persons,

     - stockholders who received their Associates common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation, and

     - stockholders who hold Associates common stock as part of a hedge, straddle or conversion transaction.

     In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

     EACH HOLDER OF ASSOCIATES COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER.

     The closing of the merger is conditioned upon the delivery by each of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Citigroup, and Simpson Thacher & Bartlett, counsel to Associates, of its opinion to the effect that, on the basis of the facts, assumptions, and representations set forth in such opinion, the merger will constitute a "reorganization" for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. As a result of the merger qualifying as a "reorganization":

     - no gain or loss will be recognized by Citigroup, AFS Merger Sub or Associates as a result of the merger;

     - no gain or loss will be recognized by a holder of Associates common stock on the exchange of that common stock for Citigroup common stock pursuant to the merger, except with respect to cash, if any, received by a holder of Associates common stock instead of a fractional share of Citigroup common stock,

     - the aggregate tax basis of the Citigroup common stock received in exchange for Associates common stock pursuant to the merger (including a fractional share of Citigroup common stock for which cash is received) will equal the aggregate tax basis of the Associates common stock surrendered in exchange therefor,

     - the holding period for the Citigroup common stock received in exchange for Associates common stock pursuant to the merger (including a fractional share of Citigroup common stock) will include the holding period of the Associates common stock surrendered in exchange therefor; and

     - cash received by a holder of Associates common stock instead of a fractional share of Citigroup common stock will be treated as received in exchange for such fractional share and such holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the Associates common stock allocable to such fractional share.

     Neither Associates nor Citigroup has requested a ruling from the Internal Revenue Service with respect to the United States federal income tax consequences of the merger and opinions of counsel are not binding on the Internal Revenue Service or any court. In addition, if any of the representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

     Reporting Requirements. A holder of Associates common stock receiving Citigroup common stock as a result of the merger may be required to retain records related to such holder's Associates common stock and file with its federal income tax return a statement setting forth facts relating to the merger.

ACCOUNTING TREATMENT

     The merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Accordingly, the book value of the assets, liabilities and stockholders' equity of Associates will be combined with the corresponding balance sheet categories of Citigroup and carried forward to the combined corporation, subject to any adjustments required to conform the accounting policies and financial statement classifications of the two companies. In future financial statements, the results of operations of the combined corporation will include the results of both Associates and Citigroup for the entire fiscal year in which the merger occurs and all prior fiscal periods presented therein. Certain expenses incurred to effect the merger must be treated by the combined corporation as current charges against income rather than adjustments to its balance sheet.

     The unaudited pro forma financial information contained in this proxy statement-prospectus has been prepared using the pooling of interests accounting method to account for the merger. See "Summary -- Selected Unaudited Pro Forma Combined Financial Data of Citigroup and Associates" on page 11.

REGULATORY AND THIRD-PARTY APPROVALS

     Under the merger agreement, Citigroup and Associates have agreed to use their best efforts to obtain all necessary actions or nonactions, waivers, consents and approvals from any governmental authority necessary to consummate and make effective the merger. The required regulatory approvals include approvals of various federal and state banking agencies, domestic consumer finance agencies, state insurance regulatory authorities and other domestic and foreign regulatory authorities, as described below. All other applications and notices have been filed, or are in the process of being filed.

     Federal Banking Approvals. Completion of the merger is subject, under the Change in Bank Control Act (the "CBCA"), to notice to and non-disapproval of the Office of the Comptroller of the Currency (the "OCC") with respect to Associates National Bank (Delaware) and the Federal Deposit Insurance Corporation (the "FDIC") with respect to both Hurley State Bank and Associates Capital Bank, Inc. The merger cannot be completed unless the appropriate agency has received sixty days prior written notice of each acquisition of control over those entities by Citigroup and within that time period the agency has not issued a notice disapproving the proposed acquisition or extending the time period within which such a disapproval may be issued. There can be no assurances that the OCC or the FDIC will not extend such time period. Either the OCC or the FDIC may disapprove any of the acquisitions.

     The OCC and the FDIC must also publish notice of the proposed acquisitions of control and solicit public comment thereon, particularly from persons in the geographic area where the bank proposed to be acquired is located, before final consideration by the agency. Any public comment, or any public hearing on the merger, could prolong the period during which the merger is subject to regulatory review.

     In reviewing the proposed transaction under the CBCA, the OCC and the FDIC must assess the competence, experience, integrity, and financial ability of the acquiror. In each case, the appropriate federal banking agency may disapprove the proposed acquisition if the financial condition of the acquiror is such as might jeopardize the financial stability of the bank or prejudice the interests of the depositors of the bank, or if the competence, experience, or integrity of the acquiror or of any of the proposed management personnel indicates that it would not be in the interest of the depositors of the bank, or in the interest of the public to permit the acquiror to control the bank.

     The OCC or the FDIC may also disapprove any of the proposed acquisitions of control if:

     - the proposed acquisition of control would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

     - the effect of the proposed acquisition of control in any section of the country may be substantially to lessen competition or to tend to create a monopoly or the proposed acquisition of control would in any other manner be in restraint of trade, and the anti-competitive effects of the proposed acquisition of control are not clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

     Completion of the merger is also subject to prior notice to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the International Banking Act and regulations thereunder with respect to two non-U.S. bank subsidiaries of Associates that are based in Hong Kong and the United Kingdom, respectively. Such notice must generally be given at least 45 days prior to an investment in such a non-U.S. bank, although the Federal Reserve Board has the option either to act more quickly or to require its specific consent for the investment, which could take longer.

     State Banking Approvals. Completion of the merger will be subject to application to the Director of the South Dakota Division of Banking and the approval of the South Dakota State Banking Commission with respect to the change in control of Hurley State Bank. The South Dakota Commission will act on the application within 180 days of filing (but usually acts within 60 days or less). In acting on the application, the South Dakota Commission may consider, among other things:

     - the character, reputation, and financial standing of the acquiror and its motives in seeking to acquire the bank;

     - the character, financial responsibility, business experience and standing in the community of the acquiror and the proposed directors of the bank; and

     - such other facts and circumstances bearing on the bank and its relation to the community as may be relevant.

     Completion of the merger will be subject to an application to and approval of the Utah Commissioner of Financial Institutions with respect to the acquisition of control of Associates Capital Bank, Inc. The Utah Commissioner will act on the application within 60 days of acceptance of the application as complete. The Utah Commissioner may approve the application subject to any terms and conditions the Utah Commissioner considers necessary to protect the public interest and carry out the purposes of the Utah Financial Institutions Code, and may disapprove the application if:

     - the acquisition would be detrimental to the applicant or the bank;

     - the applicant, its executive officers, directors, or principal stockholders have not established a record of sound performance, efficient management, financial responsibility, and integrity so that it would be against the interest of the depositors, other customers, creditors, stockholders, or the public to authorize the acquisition;

     - the applicant's financial condition might jeopardize the financial stability of the applicant or the bank or prejudice the interests of depositors or other customers of the applicant or the bank;

     - completion of the acquisition will tend to substantially lessen competition, unless this effect is clearly outweighed by the benefit of meeting the convenience and needs of the relevant market area to be served; or

     - the applicant has not established a record of meeting the credit needs of the communities that it or its subsidiary depository institutions serves.

     Domestic Consumer Finance Approvals. Completion of the merger is also subject to applications or notices with respect to one or more of Associates' subsidiaries acting as a mortgage banker, sales finance company, licensed lender, mortgage lender and broker, small lender, financial institution, or other consumer finance company in Arizona, California, Florida, Georgia, Illinois, New York and Puerto Rico.

     State Insurance Regulatory Approvals. The merger also requires filings with, and approvals of, the state insurance regulatory authorities (the "Insurance Commissioners") under the respective insurance codes (the "Insurance Codes") of Arizona, California, Delaware, Indiana, Minnesota, Missouri, Nevada, Tennessee, Texas and Wisconsin, which are the United States jurisdictions in which the insurance companies owned or otherwise controlled by Associates are domiciled or commercially domiciled. The Insurance Codes each contain generally similar provisions (subject to certain variations) applicable to the acquisition of control of a domestic insurer, including a rebuttable presumption of control that arises from the ownership of 10% or more of the voting securities of a domestic insurer or any person that controls a domestic insurer.

     Generally, a person seeking to acquire voting securities, such as the Associates common stock, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file a Form A Statement Regarding the Acquisition of Control of or merger with a Domestic Insurer or comparable application with the relevant Insurance Commissioner. Citigroup made Form A filings with the Insurance Commissioners of the domiciliary states of Associates' insurer subsidiaries on September 15, 2000.

     In certain jurisdictions, the Form A filings trigger public hearing requirements and/or statutory periods within which decisions must be rendered approving or disapproving the acquisition of control. In other states, public hearings are discretionary and/or there are no periods within which such decisions must be rendered. The periods within which hearings must be commenced or decisions rendered may not begin until the relevant Insurance Commissioner has deemed the Form A filing complete, and the Insurance Commissioner has discretion to request that Citigroup furnish additional information before he/she deems the Form A filing complete. The Insurance Codes generally require the relevant Insurance Commissioner to approve the application for the acquisition of control unless the Insurance Commissioner determines (in certain states, after a public hearing) that such application should be disapproved on one or more prescribed regulatory grounds. The Insurance Codes contain provisions providing generally for judicial review of an Insurance Commissioner's order.

     In addition to those filings, Citigroup will file Pre-Acquisition Notification Forms Regarding the Potential Competitive Impact of a Proposed Merger or Acquisition by a Non-Domiciliary Insurer Doing Business in this State or by a Domestic Insurer (Form E) or a comparable form in 17 states where filings were required. These filings are generally reviewed within 30 days, or in some states, 60 days, after filing with the Insurance Commissioners, who may request additional information on the competitive impact of a proposed acquisition. The 60-day time period will expire on or about November 15, 2000. The approvals described in this paragraph are pending in 17 states as of the date hereof.

     International Bank and Insurance Regulatory Filings. Banking and insurance regulatory applications, notifications or other filings may be required in one or more of: Bermuda, Canada, Channel Islands, France, Hong Kong, India, Isle of Man, Japan, Mauritius, Mexico, and the United Kingdom.

     U.S. Antitrust Filing. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the related rules and regulations, the merger may not be consummated unless certain waiting period requirements have expired or been terminated. On September 8, 2000, Citigroup and Associates filed a Premerger Notification and Report Form pursuant to the HSR Act with the United States Department of Justice and the Federal Trade Commission. On October 5, 2000, early termination of the waiting period was granted.

     EC Antitrust Approval. The EC Merger Regulation requires notification to the European Commission of all concentrations between companies which are deemed to have a "Community dimension" because they exceed certain global and European revenue thresholds. A concentration of this type may not be consummated until the European Commission, acting within fixed deadlines, approves it as being "compatible with the common market." A concentration is compatible with the common market if it does not create or strengthen a dominant position as a result of which effective competition would be significantly impeded in the European Economic Area or a substantial part thereof.

     The European Commission has exclusive jurisdiction vis-a-vis national competition authorities in the European Economics Area to review concentrations with a Community dimension. The European Commission may, upon request, refer the case to the national competition authority of a particular member state if the concentration threatens to create or strengthen a dominant position in a distinct market within the territory of the requesting member state.

     The notification involves the disclosure to the European Commission of detailed information, especially regarding the structure of the relevant markets and the parties' competitive positions. Upon receipt of a notification, the European Commission conducts a preliminary review with a maximum duration of one month from notification, which may be extended to six weeks in certain circumstances. This preliminary review concludes with a decision either to approve the notified concentration (with or without conditions) or to initiate an in-depth investigation if the concentration raises serious doubts as to its compatibility with the common market. An in-depth investigation has a maximum duration of four months, and must end with a European Commission decision either approving the concentration (with or without conditions) or prohibiting it. If the European Commission raises substantive issues in connection with the proposed concentration, the parties may negotiate with the European Commission to find a solution, which may take the form of a remedial undertaking to modify the concentration on conditions and within a time frame agreed with the European Commission.

     Citigroup and Associates and their affiliates each conduct substantial operations within the European Economic Area and satisfy the applicable turnover thresholds, with the result that the merger will amount to a concentration with a Community dimension and, therefore, be subject to the requirements of notification to, and approval by, the European Commission. Citigroup believes that the concentration effected by the merger with Associates will be considered to be compatible with the common market, and approved by the European Commission during the preliminary review phase. However, it cannot be ruled out that the European Commission might seek to require remedial undertakings as a condition to its approval and/or to open a second phase investigation to examine serious doubts as regards compatibility with the common market.

     Canadian, Taiwanese and Mexican Antitrust Approvals. Pre-closing antitrust filings are required in Canada, Taiwan and Mexico. While the parties believe that the merger will be approved without any conditions imposed by the respective competition authorities, it cannot be excluded that measures will be enforced as a condition for approval in these countries.

     Other Foreign Antitrust Approvals. Citigroup and Associates conduct operations in a number of other jurisdictions where other antitrust filings or approvals may be required or advisable in connection with the completion of the merger. Citigroup and Associates are currently reviewing whether other filings or approvals may be required or desirable in these other jurisdictions.

     Other Regulatory Approvals. As a result of the merger, among other things, Associates or Citigroup may be required pursuant to other laws and regulations, either to notify or obtain the consent of regulatory authorities and organizations to which subsidiaries of either or both companies may be subject, including overseas authorities.

     If the approval of the merger by any of the authorities mentioned above is subject to compliance with certain conditions, there can be no assurance that the parties or their subsidiaries will be able to comply with such conditions or that compliance or non-compliance will not have adverse consequences for the combined company after consummation of the merger. The parties believe that the proposed merger is compatible with such regulatory requirements. Nevertheless, there can be no assurance that a challenge to the proposed transaction on the grounds that the proposed merger is not compatible with the competition or other laws or regulations of a certain jurisdiction will not be made or, if a challenge is made, what the result will be.

     While Associates and Citigroup believe that they will receive the requisite regulatory approvals for the merger, there can be no assurance regarding the timing of the approvals or the ability of the companies to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals or otherwise. There can likewise be no assurance that any state attorney general or other domestic or foreign regulatory authority will not attempt to challenge the merger on antitrust grounds or for other reasons, or, if such a challenge is made, as to the result thereof. The merger is conditioned upon the receipt of all necessary consents, approvals and actions of governmental authorities and the filing of all other notices with such authorities, which would reasonably be expected to have a material adverse effect on Citigroup and its subsidiaries and prospective subsidiaries, taken as a whole, if they were not received or filed. See "The Merger Agreement -- Conditions to the Consummation of the Merger" on pages 42 and 43.

     Third-Party Approvals. Associates is a party to a number of guaranties, operating agreements, purchase agreements and other agreements. Consummation of the merger may require the consent of, or waiver from, the other parties to certain of such agreements. Pursuant to the merger agreement, Associates and Citigroup have agreed to use their best efforts to obtain all consents, approvals and waivers from third parties necessary in connection with the consummation of the merger, although the consummation of the merger is not conditioned upon obtaining any such third-party consent, approval or waiver. Associates and Citigroup do not believe that the failure to obtain such consents, approvals or waivers would have a material adverse effect on Citigroup.

APPRAISAL RIGHTS

     Under Delaware law, holders of common stock of Associates are not entitled to dissenters' appraisal rights which would give them the right to obtain the payment of cash in exchange for their securities as a result of the merger because the Associates common stock is listed on a national securities exchange and the merger consideration consists solely of shares of Citigroup and cash in lieu of fractional shares.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Associates board with respect to the merger, you should be aware that, as described below, certain members of Associates' management and board of directors may have interests in the merger that are different from, or in addition to, the interests of stockholders of Associates, and that may create potential conflicts of interest. Two executive officers of Associates are members of the eight person Associates board of directors that approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

     Except as described below, these persons have, to the knowledge of Associates, no material interest in the merger other than those of stockholders of Associates generally.

     Directors and Officers Following the Merger. Keith W. Hughes, Chairman and Chief Executive Officer of Associates will join the Citigroup board and management committee and become a Citigroup Vice Chairman. Roy A. Guthrie, Senior Vice President and Chief Financial Officer of Associates, will become an executive officer of Citigroup, a member of Citigroup's management committee and have responsibility for United States commercial finance and international commercial and consumer finance activities.

     Employment Agreements with Executives. Thirty-nine executive employees of Associates, including Mr. Hughes and Mr. Guthrie, have employment agreements that were entered into prior to the date of the merger agreement. Pursuant to these employment agreements, the executives will be entitled to certain benefits if they are terminated by Citigroup without cause or if they resign with good reason within fifteen months after the filing of the Form 8-K filed by Associates on September 6, 2000 in connection with the merger. The benefits received for terminations of this type include a lump sum cash payment in an amount equal to two times (three times in the case of Mr. Hughes) the sum of the executive's base salary and an amount equal to the average bonuses received by the executive for the previous three years, a prorated bonus payment for the year of the termination and the continuation of health and other welfare benefits for two years following the termination (except that Mr. Hughes will receive such benefits for three years following the termination). In addition, under the terms of the employment agreements, as of the filing of the September 6 Form 8-K, executives who participated in the Associates supplemental retirement non-qualified plans and retiree medical nonqualified plans became fully vested in such plans.

     It is expected that Citigroup will enter into new employment agreements with Mr. Hughes and Mr. Guthrie that are substantially similar to their existing employment agreements with Associates.

     Equity-Based Awards. In accordance with the terms of the employment agreements, all outstanding stock options, restricted stock and other stock-based awards granted to the executives became fully vested and exercisable as of the filing of the September 6 Form 8-K. Upon the filing of the September 6 Form 8-K, options with respect to 3,112,549 shares of Associates common stock became fully vested and exercisable and restrictions lapsed with respect to 814,960 shares of restricted Associates common stock. Pursuant to the terms of the merger agreement, upon completion of the merger, all outstanding stock options and restricted stock will be converted into similar awards with respect to Citigroup common stock, adjusted to reflect the Exchange Ratio of 0.7334.

     Indemnification and Insurance. Pursuant to the merger agreement, the surviving corporation will indemnify and hold harmless from liability for acts or omissions occurring at or prior to the effective time of the merger those current or former directors and officers of Associates currently entitled to indemnification from Associates and its subsidiaries as provided in the certificates of incorporation and by-laws (or comparable organizational documents) of Associates and its subsidiaries, and any indemnification agreements or arrangements of Associates will survive the merger and will continue in full force and effect in accordance with their terms. In addition, the merger agreement provides that directors and officers of Associates who become directors and officers of the surviving corporation or its affiliates following the merger will be entitled to the

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

same indemnity rights and protections as are afforded to other directors and officers of the surviving corporation. The merger agreement also provides that for six years after the effective time of the merger, the surviving corporation will maintain Associates' current liability insurance covering acts or omissions occurring prior to the effective time of the merger for those persons who were covered by Associates' directors' and officers' liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. The surviving corporation, however, will not be required to pay more than 200% of the amount paid by Associates in 2000 to maintain such insurance.

EXISTING BUSINESS RELATIONSHIPS BETWEEN CITIGROUP AND ASSOCIATES

     In 1998 and 1999, affiliates of Associates sold to affiliates of Citigroup 184 consumer finance lending branches throughout the United States and Canada and related personal loan receivables for an aggregate consideration of approximately $892 million. These transactions involved the sale of approximately $739 million in net receivables.

     Citigroup and its affiliates have in the past provided, and currently provide, commercial and investment banking and brokerage services to Associates and its affiliates in the ordinary course of their respective businesses. These services include (i) the provision of, and arranging for, credit, (ii) other capital raising and investment activities, and (iii) cash management and paying agency services. In addition, affiliates of Citigroup and affiliates of Associates are counterparties in connection with various derivative transactions entered into in the ordinary course of business. Associates and its affiliates paid Citigroup and its affiliates customary fees and expenses for these services.

DELISTING AND DEREGISTRATION OF ASSOCIATES COMMON STOCK

     If the merger is consummated, the shares of Associates common stock will be delisted from all stock exchanges on which they were formerly listed, and will be deregistered under the Securities Exchange Act of 1934. Consequently, following completion of the merger, Associates stockholders will no longer be able to trade Associates common stock on any exchange.

RESTRICTIONS ON RESALES BY AFFILIATES

     Affiliates of Associates. The shares of Citigroup common stock to be issued to Associates stockholders in the merger have been registered under the Securities Act. These shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Associates as that term is defined under the Securities Act. An affiliate of a corporation, as defined by the rules promulgated under the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation. Any subsequent transfer by an affiliate of Associates must be one permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 promulgated under the Securities Act, in the case of such persons who become affiliates of Citigroup) or as otherwise permitted under the Securities Act. These restrictions are expected to apply to the directors and certain executive officers of Associates (as well as to certain other related individuals or entities).

     Affiliates of Either Company. SEC guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring company and acquired company by affiliates of either company in a business combination such as the merger. These guidelines indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by such affiliates if these persons do not dispose of any of the shares of the corporation they own or any shares of the corporation they receive in connection with a merger during the period beginning 30 days prior to the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published (the "Pooling Restricted Period").

     Associates has agreed to deliver to Citigroup for each of its affiliates an agreement that such person will not dispose of (i) any Citigroup common stock in violation of the Securities Act or (ii) any Citigroup common stock or Associates common stock during the Pooling Restricted Period.

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

                            THE STOCKHOLDERS MEETING

PURPOSE, TIME AND PLACE

     This proxy statement-prospectus is being furnished to you in connection with the solicitation of proxies by the Associates board from holders of Associates class A common stock, the only class of Associates capital stock outstanding, for use at the special meeting to be held at Omni Park West Hotel, 1590 LBJ Freeway, Farmers Branch, Texas 75234 on Tuesday, November 21, 2000, at 9:00 a.m. local time and at any adjournments or postponements of the special meeting. At the special meeting, holders of Associates common stock will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, the merger, and the other transactions contemplated by the merger agreement, and such other matters as may properly come before the special meeting.

RECORD DATE; VOTING POWER

     The Associates board has fixed the close of business (5:00 p.m., Eastern Standard Time) on October 11, 2000 as the record date for determining the holders of Associates common stock entitled to notice of, and to vote at, the special meeting. Only holders of record of Associates common stock at the close of business on the record date will be entitled to notice of, and to vote at, the special meeting.

     At the date hereof, approximately 728,571,335 shares of Associates common stock were issued and outstanding and entitled to vote at the special meeting. Holders of record of Associates common stock are entitled to one vote per share on any matter which may properly come before the special meeting. Votes may be cast at the special meeting in person or by proxy.

     The presence at the special meeting, either in person or by proxy of the holders of a majority of the outstanding Associates common stock entitled to vote, is necessary to constitute a quorum of the common stock, in order to transact business at the special meeting. However, in the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies.

VOTES REQUIRED

     Approval of the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement will require the affirmative vote of a majority of the shares of Associates common stock outstanding on the record date. Under applicable Delaware law, in determining whether the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against the proposal. Brokers who hold shares of Associates common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners of those shares. Any shares which are not voted because the nominee-broker lacks such discretionary authority will be counted and have the same effect as a vote against the proposal.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

     As of the date hereof, Associates' directors and executive officers and their affiliates may be deemed to be the beneficial owners of approximately 792,000 outstanding shares of Associates common stock (collectively representing approximately .109% of the voting power of the common stock). These executive officers and directors of Associates have indicated that they will vote for approval and adoption of the merger agreement, the merger and the transactions contemplated by the merger agreement.

VOTING OF PROXIES

     Shares represented by properly executed proxies (whether through the return of the enclosed proxy card or through electronic voting through the Internet, by facsimile or by telephone) received in time for the special meeting will be voted at the special meeting in the manner specified by such proxies. If your proxy is properly executed but does not contain voting instructions, or if you use electronic voting without indicating how you want to vote, your proxy will be voted FOR approval of the merger agreement, the merger and the

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

transactions contemplated by the merger agreement. If other matters are properly presented before the special meeting, the persons named in such proxy will have authority to vote in accordance with their judgment on any other such matter, including without limitation, any proposal to adjourn or postpone the meeting or otherwise concerning the conduct of the meeting; provided, that a proxy that has been designated to vote against the approval of the merger agreement will not be voted, either directly or through a separate proposal, to adjourn the meeting to solicit additional votes. It is not expected that any matter other than as described in this proxy statement-prospectus will be brought before the special meeting.

ELECTRONIC VOTING

     Because Delaware, the state in which Associates is incorporated, permits electronic submission of proxies through the Internet, by facsimile or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instructions, many stockholders will have the option to submit their proxies or voting instructions electronically. Please note that there are separate arrangements for using electronic voting depending on whether your shares are registered in our stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

     The electronic procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded.

     Associates holders of record may submit their proxies through hhtp://www.eproxyvote.com/afs, or 1-877-779-8683 (USA or Canada) or 201-536-8073 (International).

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed proxy card or through electronic voting through the Internet, by facsimile or by telephone does not preclude a stockholder from voting in person. You may revoke a proxy at any time prior to your proxy being voted at the special meeting by:

     - delivering, prior to the special meeting, to Chester D. Longenecker, Secretary, Associates First Capital Corporation, 250 East Carpenter Freeway, Irving, Texas, 75062, a written notice of revocation bearing a later date or time than the proxy;

     - submitting another proxy electronically, or by mail that is later dated and, if applicable, that is properly signed; or

     - attending the special meeting and voting in person.

     Attendance at the special meeting will not by itself constitute revocation of a proxy. If an adjournment occurs, it will have no effect on the ability of stockholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies. Associates does not expect to adjourn the special meeting for a period of time long enough to require the setting of a new record date for such meeting.

SOLICITATION OF PROXIES

     Associates generally will bear the cost of solicitation of proxies. In addition to solicitation by mail, the directors, officers and employees of Associates and its subsidiaries may solicit proxies from stockholders by telephone, telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Associates will reimburse such company's custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     In addition, Associates has retained Corporate Investor Communications, Inc. to assist Associates in the solicitation of proxies from stockholders in connection with the special meeting. Corporate Investor Communications, Inc. will receive a fee which Associates expects will not exceed $25,000 as compensation for its services and reimbursement of its out-of-pocket expenses. Associates has agreed to indemnify Corporate Investor Communications, Inc. against certain liabilities arising out of or in connection with its engagement.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

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

                              THE MERGER AGREEMENT

GENERAL

     The Citigroup board and the Associates board have each unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The merger agreement contemplates the merger of AFS Merger Sub Inc. with and into Associates, with Associates continuing as the surviving corporation. This section of the proxy statement-prospectus describes material provisions of the merger agreement. This description does not purport to be complete and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement-prospectus and is incorporated in this proxy statement-prospectus by reference. We urge you to read the merger agreement carefully and in its entirety.

FORM OF THE MERGER

     Under the terms of the merger agreement, AFS Merger Sub Inc., a subsidiary of Citigroup, will be merged with and into Associates. Associates will be the surviving corporation in the merger and will continue its corporate existence under Delaware law. The Associates certificate of incorporation will be amended and restated to read in its entirety like the certificate of incorporation of AFS Merger Sub, except that the name of the corporation will be Associates First Capital Corporation and will be the certificate of incorporation of the surviving corporation in the merger. The by-laws of AFS Merger Sub will be the by-laws of the surviving corporation. Citigroup and Associates may agree to change the method of effecting the merger, including to provide for a different form of merger. No such change, however, may:

     - alter or change the amount or kind of consideration to be received by holders of Associates common stock,

     - adversely affect the proposed accounting treatment for the merger or the tax treatment to Citigroup or holders of Associates common stock as a result of receiving the merger consideration, or

     - materially delay the consummation of the transactions contemplated hereby.

TIMING OF CLOSING

     The closing of the merger will take place no later than the second day after satisfaction or waiver of the conditions set forth in Article VI of the merger agreement, unless another time or date is agreed to by Citigroup and Associates. A certificate of merger will be filed with the Secretary of State of the State of Delaware as soon as practicable following the closing, at which time the merger will be effective.

MERGER CONSIDERATION

     At the effective time of the merger, each outstanding share of Associates common stock, other than certain shares owned by Associates or Citigroup which will be treated as described below, will be converted into the right to receive
0.7334 of a validly issued, fully paid and nonassessable share of Citigroup common stock (except that cash will be paid in lieu of fractional shares as described below). As of the effective time of the merger, all shares of Associates common stock will no longer be outstanding and will automatically be cancelled and will cease to exist and each holder of shares of Associates common stock will cease to have any rights in respect of those shares, except to receive the merger consideration as set forth in the immediately preceding sentence.

     Any shares of Associates common stock owned immediately prior to the effective time of the merger by Associates or Citigroup will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for those shares; provided, however, that any of the following shares of Associates common stock will not be cancelled but, instead, will be treated as set forth in the preceding paragraph:

     - held by Associates or Citigroup in connection with any market-making or proprietary trading activity or for the account of another person;

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

     - as to which Associates or Citigroup is or may be required to act as a fiduciary or in a similar capacity; or

     - the cancellation of which would violate any legal duties or obligations of Associates or Citigroup.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

     The conversion of Associates common stock into the right to receive Citigroup common stock will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, Citibank, N.A., in its capacity as exchange agent, will send a transmittal letter to each person who held Associates common stock immediately prior to the effective time. The transmittal letter will contain instructions with respect to obtaining shares of Citigroup common stock in exchange for shares of Associates common stock. Associates stockholders should NOT return stock certificates with the enclosed proxy card.

     After the effective time of the merger, each certificate that previously represented shares of Associates common stock will represent only the right to receive the Citigroup common stock into which such shares of Associates common stock were converted in the merger and the right to receive cash in lieu of fractional shares of Citigroup common stock and dividends on Citigroup common stock with record dates after the effective time of the merger as described below.

     Holders of certificates previously representing Associates common stock will not be paid dividends or distributions on the Citigroup common stock into which such shares have been converted with a record date at or after the effective time of the merger, and will not be paid cash in lieu of fractional shares of Citigroup common stock, until such certificates are surrendered to the exchange agent for exchange. When such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Citigroup common stock payable as described below will be paid without interest.

     In the event of a transfer of ownership of Associates common stock which is not registered in the records of Associates' transfer agent, a certificate representing the proper number of shares of Citigroup common stock will be issued to a person other than the person in whose name the certificate so surrendered is registered if such certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting such issuance agrees to pay any transfer or other taxes required by reason of the issuance of shares of Citigroup common stock to a person other than the registered holder of such certificate or establishes to the satisfaction of Citigroup that such tax has been paid or is not applicable.

     All shares of Citigroup common stock issued upon conversion of shares of Associates common stock (including any cash paid in lieu of any fractional shares of Citigroup common stock), will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Associates common stock, subject, however, to Citigroup's obligation to pay any dividends or make any other distributions with a record date prior to the effective time of the merger that may have been declared or made by Associates on such shares of Associates common stock and which remain unpaid at the effective time of the merger.

     No fractional shares of Citigroup common stock will be issued to any Associates stockholder upon surrender of certificates previously representing Associates common stock. As promptly as practicable after the completion of the merger, the exchange agent will sell on the NYSE the excess of the number of whole shares of Citigroup common stock delivered to the exchange agent by Citigroup for exchange by Citigroup in connection with the merger over the aggregate number of whole shares of Citigroup common stock to be distributed to former Associates stockholders. The exchange agent will pay to each former Associates stockholder a portion of the net sale proceeds based upon the ratio of each stockholder's fractional share interest to the aggregate amount of fractional share interests to which all former Associates stockholders are entitled. Notwithstanding the foregoing, Citigroup may, in the alternative, at its option, elect to pay to each former Associates stockholder an amount in cash equal to the product of each stockholder's fractional share interest and the closing price for a share of Citigroup common stock on the NYSE Composite Transaction Tape as reported in The Wall Street Journal on the closing date of the merger.

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

EFFECT ON STOCK BASED AWARDS

     At the effective time of the merger, each outstanding award or entitlement under Associates' incentive compensation plan will be adjusted. Each outstanding award or entitlement (other than outstanding options to purchase Associates common stock) under the incentive compensation plan will be converted into the same instrument of Citigroup and will be assumed by Citigroup, with such adjustments as are necessary to preserve the value of such award or entitlement. Each outstanding option or right to purchase shares of Associates common stock will be assumed by Citigroup and will be converted into an option or right to purchase, upon the same terms and conditions that were applicable to the option or right immediately prior to the effective time of the merger, the number of shares of Citigroup common stock equal to the number of shares of Associates common stock subject to such option immediately prior to the effective time of the merger multiplied by 0.7334, at a price per share equal to the exercise price for each such share of Associates common stock subject to such option or right divided by 0.7334. The option adjustments will be made in a manner that preserves the status of "incentive stock options" (as defined in Section 422 of the Internal Revenue Code) and so as not to result in a "disqualifying disposition" of the stock underlying the incentive stock options.

BOARD AND OFFICERS OF SURVIVING CORPORATION

     The directors of the AFS Merger Sub will, from and after the effective time of the merger, become the directors of the surviving corporation in the merger and the officers of Associates will, from and after the effective time of the merger, become the officers of the surviving corporation in the merger, in each case, until their successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the surviving corporation in the merger.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains certain customary mutual representations and warranties by each of Citigroup and/or Associates. Some of the most significant of these include:

     - organization, standing and corporate power;

     - subsidiaries;

     - capital structure;

     - authority and noncontravention;

     - documents filed by each of Citigroup and Associates with the SEC and other regulatory entities, the accuracy of information contained therein, as well as information to be supplied for inclusion in the proxy statement-prospectus and the registration statement, and the absence of undisclosed liabilities of each of Citigroup and Associates;

     - absence of material changes or events with respect to each of Citigroup and Associates since January 1, 2000;

     - compliance with applicable laws and litigation;

     - employee benefit and tax matters; and

     - treatment of the merger as a "pooling of interests" for accounting purposes.

     In addition, Associates made additional representations to Citigroup. The most significant of these additional representations include:

     - that Associates received the opinion of Goldman Sachs stating that, as of the date of the merger agreement, the exchange ratio is fair from a financial point of view to the stockholders of Associates;

     - insurance matters; and

     - amendment of the Associates rights agreement to render it inapplicable to the merger and action to prevent the merger from constituting a distribution date under the Associates rights agreement.

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

CERTAIN COVENANTS

     Conduct of Business. Subject to certain exceptions, including the consent of the other party, Citigroup and Associates have each agreed, prior to the completion of the merger to do, or refrain from doing the following:

     - Associates, Citigroup and each of their subsidiaries must conduct their businesses in compliance with applicable laws, preserve intact their current business organizations, keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them;

     - Associates, Citigroup and each of their subsidiaries may not declare or pay dividends outside the parameters set forth in the merger agreement;

     - Associates, Citigroup and each of their respective subsidiaries may not split, combine or reclassify their capital stock,

     - Associates, Citigroup and Associates' subsidiaries may not amend their certificates of incorporation;

     In addition, pending completion of the merger and subject to certain exceptions, including the consent of Citigroup, Associates agreed, and agreed to cause its subsidiaries to, carry on its businesses in the ordinary course consistent with past practice and to refrain from taking certain other actions, including the following:

     - amending its by-laws;

     - purchasing, redeeming or acquiring its capital stock;

     - issuing or encumbering or subjecting to any lien any shares of its capital stock;

     - acquiring or agreeing to acquire certain businesses;

     - selling, encumbering or subjecting to any lien any material properties or assets other than in the ordinary course of business;

     - incurring indebtedness, or making any loans, capital contributions to or investments in any person other than its wholly-owned subsidiaries;

     - materially changing its accounting methods or methods of reporting income and deductions for federal income tax purposes;

     - changing investment or risk management policies;

     - materially changing actuarial, reserving, renewal or residual methods, practices or policies, or investment or risk management policies of Associates' insurance subsidiaries;

     - creating, renewing, or amending any agreement or contract or other binding obligation of Associates restricting Associates from conducting business as it is presently being conducted or restricting Associates or its subsidiaries from engaging in any type of activity or business;

     - granting an increase in compensation or severance pay to, or entering into or amending benefit agreements with, current or former directors, officers or key employees of Associates or its subsidiaries;

     - making material tax elections;

     - agreeing to any material agreements or material modifications of any existing agreements with any governmental entities; and

     - satisfying any claims or obligations material to Associates or its subsidiaries.

     Pending completion of the merger, Citigroup agreed to refrain from acquiring all or substantially all of the capital stock or assets of any other business unless such acquisition would not be expected to materially delay or impede the consummation of the merger.

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

     Pooling. Associates and Citigroup have agreed to use their best efforts to cause the merger to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and Associates and Citigroup have agreed that, except as required by applicable law or regulation, they will take no action that would cause such accounting treatment not to be obtained.

     Affiliate Agreements. Associates has agreed to deliver to Citigroup for each of its affiliates an agreement that such person will not dispose of (i) any Citigroup common stock in violation of the Securities Act or (ii) any Citigroup common stock or Associates common stock during the period of time from the date that is 30 days prior to the effective time of the merger until the date that financial results covering at least 30 days of post-merger combined operations of Citigroup and Associates having been publicly released.

COORDINATION OF DIVIDENDS

     From September 5, 2000 to the closing of the merger, Citigroup and Associates will coordinate with the other regarding the declaration and payment of dividends in respect of the shares of Citigroup common stock and the shares of Associates common stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of Associates common stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Associates common stock and the shares of Citigroup common stock any holder of shares of Associates common stock receives in exchange for shares of Associates common stock pursuant to the merger.

NO SOLICITATION

     The merger agreement provides that Associates will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its subsidiaries' officers, directors or employees or its financial advisor or any other representative retained by it or any of its subsidiaries to, directly or indirectly through another person,

     - solicit, initiate, or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal or

     - participate in any discussions or negotiations regarding any Company Takeover Proposal.

     The merger agreement defines a "Company Takeover Proposal" as:

     - any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or assets of Associates and its subsidiaries, taken as a whole, or 30% or more of any class of equity securities of Associates,

     - any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of any equity securities of Associates, or

     - any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Associates (or any Associates subsidiary whose business constitutes 30% or more of the net revenues, net income or assets of Associates and its subsidiaries, taken as a whole), other than the transactions contemplated by the merger agreement.

     Notwithstanding the foregoing, Associates and its board of directors, in response to any bona fide Company Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of a specified portion of the "no solicitation" provision in the merger agreement, subject to providing written notice to Citigroup, is permitted to effect a change in the Associates board recommendation of the merger or furnish information with respect to Associates and its subsidiaries to any person making a Company Takeover

Proposal pursuant to a customary confidentiality agreement and participate in discussions or negotiations regarding such Company Takeover Proposal, provided that:

     - the Associates stockholders meeting has not occurred,

     - the board of directors of Associates determines in good faith, after consultation with outside counsel, that it is necessary to take such action in order to act in a manner consistent with its fiduciary duties to Associates' stockholders under applicable law, and

     - in the case of effecting a change in the Associates board recommendation of the merger only, Associates' board of directors concludes in good faith that such Company Takeover Proposal constitutes a Company Superior Proposal, provided that at least three business days prior to making such conclusion, Associates' board of directors provides Citigroup written notice advising Citigroup that the Associates' board of directors is prepared to conclude that such Company Takeover Proposal constitutes a Superior Proposal and during such three business day period Associates and its advisors will have negotiated in good faith with Citigroup to make adjustments in the terms and conditions of the merger agreement such that such Company Takeover Proposal would no longer constitute a Company Superior Proposal, and

     - in the case of furnishing information with respect to Associates to any person making a Company Takeover Proposal only, the Associates' board of directors concludes in good faith that such Company Takeover Proposal is reasonably likely to result in a Company Superior Proposal.

     The merger agreement provides that "Company Superior Proposal" means any proposal made by a third party:

     - to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Associates' capital stock then outstanding or all or substantially all of the assets of Associates and

     - which is otherwise on terms which the board of directors of Associates determines in its good faith judgment (after consultation with either Goldman Sachs or another nationally recognized investment banking firm and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, that the proposal:

      - if consummated would result in a transaction that is more favorable to Associates' stockholders from a financial point of view than the merger, and

      - is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the board of directors of Associates, is reasonably capable of being obtained by such third party.

     The merger agreement requires Associates, its subsidiaries and their representatives to cease immediately and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Company Takeover Proposal.

     Except as expressly permitted by the "no solicitation" provision in the merger agreement, neither the board of directors of Associates nor any committee of the Associates' board of directors will:

     - withdraw, modify or qualify (or propose to do so), in a manner adverse to Citigroup, the approval of the merger agreement, the merger or the other transactions contemplated by the merger agreement or the Associates board recommendation or take any action or make any statement in connection with the Associates stockholders meeting inconsistent with such approval or Associates board recommendation,

     - approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or

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

     - cause Associates to enter into any acquisition agreement or other similar agreement (a "Company Acquisition Agreement") related to any Company Takeover Proposal.

     Notwithstanding the foregoing, the board of directors of Associates, to the extent that it determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Associates' stockholders under applicable law, may terminate the merger agreement solely in order to concurrently enter into a Company Acquisition Agreement with respect to any Company Superior Proposal, but only after the third business day following Citigroup's receipt of written notice advising Citigroup that the board of directors of Associates is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal.

     In addition, Associates is required to immediately advise Citigroup of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal.

INDEMNIFICATION AND INSURANCE

     Pursuant to the merger agreement, the surviving corporation will indemnify and hold harmless from liability for acts or omissions occurring at or prior to the effective time of the merger those current or former directors and officers of Associates currently entitled to indemnification from Associates and its subsidiaries as provided in the certificates of incorporation and by-laws (or comparable organizational documents) of Associates and its subsidiaries, and any indemnification agreements or arrangements of Associates will survive the merger and will continue in full force and effect in accordance with their terms. In addition, the merger agreement provides that directors and officers of Associates who become directors and officers of the surviving corporation or its affiliates following the merger will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of the surviving corporation. The merger agreement also provides that for six years after the effective time of the merger, the surviving corporation will maintain Associates' current liability insurance covering acts or omissions occurring prior to the effective time of the merger for those persons who were covered by Associates' directors' and officers' liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. The surviving corporation, however, will not be required to pay more than 200% of the amount paid by Associates in 2000 to maintain such insurance.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

     The completion of the merger depends upon meeting a number of conditions, including the following:

     - approval and adoption of the merger agreement by Associates stockholders;

     - expiration or termination of the waiting period applicable to the merger under the HSR Act;

     - receipt of all consents and approvals required to consummate the merger;

     - absence of any legal prohibition on consummation of the merger;

     - listing of shares of Citigroup common stock issuable to Associates stockholders on the New York Stock Exchange and the Pacific Exchange;

     - the Form S-4 having become effective under the Securities Act and no stop order or proceedings seeking a stop order having been entered or pending by the SEC; and

     - receipt of a letter confirming that accounting for the merger as a "pooling of interests" is appropriate accounting treatment from Citigroup's accountants and receipt of a letter from Associates' accountants confirming their concurrence with the conclusion of Associates' management that Associates meets the conditions necessary for Associates to enter into a merger accounted for as a "pooling of interests".

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

     In addition, Citigroup's obligation to complete the merger is subject to, among other things:

     - the accuracy, as of closing, of the representations and warranties made by Associates and the performance of obligations by Associates, to the extent set forth in the merger agreement;

     - the receipt of an opinion of counsel that the merger will constitute a reorganization for United States federal income tax purposes; and

     - no condition having been imposed by any governmental entity in connection with any regulatory approval being obtained from it in connection with the merger which alone or together with other conditions of this type requires Associates or its subsidiaries to be operated in a manner which is materially different from industry standards in effect on the date of the merger agreement and which materially adversely affects the business, financial condition, results of operations or prospects of Associates and its subsidiaries, taken as a whole, or their businesses other than their commercial finance businesses, taken as a whole.

     In addition, Associates' obligation to complete the merger is subject to, among other things:

     - the accuracy, as of closing, of the representations and warranties made by Citigroup and the performance of obligations by Citigroup, to the extent set forth in the merger agreement; and

     - the receipt of an opinion of counsel that the merger will constitute a reorganization for United States federal income tax purposes.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the completion of the merger:

     - by mutual written consent of Citigroup and Associates;

     - by either Citigroup or Associates if:

      - the merger is not approved by Associates' stockholders;

      - government or court action prevents or would be reasonably likely to have a material adverse effect on Associates or Citigroup; or

      - the merger is not completed by April 1, 2001 (other than because of a breach of the merger agreement caused by the terminating party). Either party can extend this date up to May 1, 2001 if the merger has not been completed because a regulatory approval has not been obtained but the party reasonably believes the approval will be obtained within the extended period;

     - by Citigroup if Associates had failed to recommend the merger in this proxy statement-prospectus or changes its recommendation as provided in the merger agreement, or fails to call or convene the meeting of the Associates stockholders; or

     - by Associates if its board of directors determines, consistent with its fiduciary duties to Associates' stockholders, that Associates should enter into a Company Acquisition Agreement that the Associates board deems a Company Superior Proposal.

TERMINATION FEES

     Associates must pay to Citigroup a termination fee of $400 million if any of the following occurs:

     - Citigroup terminates the merger agreement because Associates had failed to recommend the merger to its stockholders in this proxy statement-prospectus or changes its recommendation or fails to call or convene a meeting of Associates stockholders to vote on the merger;

     - a Company Takeover Proposal is disclosed to Associates or any of its subsidiaries, Associates stockholders generally or to the public and either Associates or Citigroup terminates the merger agreement because the merger was not consummated by April 1, 2001 (as such date may be extended

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

       pursuant to the merger agreement) or Associates stockholders do not approve the merger at the special meeting and, within 18 months of the termination, Associates enters into a Company Acquisition Agreement;

     - a Company Takeover Proposal is disclosed to Associates or any of its subsidiaries, Associates stockholders generally or to the public, Associates changes its recommendation as provided in the merger agreement and the merger agreement is terminated by Citigroup or Associates for any reason provided in the merger agreement; or

     - Associates terminates the merger agreement because its board of directors determines, consistent with its fiduciary duties to Associates' stockholders, that Associates should enter into a Company Acquisition Agreement that the Associates board deems a Company Superior Proposal.

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

        COMPARISON OF RIGHTS OF STOCKHOLDERS OF ASSOCIATES AND CITIGROUP

     Citigroup and Associates are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Citigroup common stock and Associates common stock arise primarily from differences in their restated certificates of incorporation, by-laws and, in the case of Associates, the existence of a rights agreement. Upon completion of the merger, each issued and outstanding share of Associates common stock, together with the attached right to purchase Associates series A junior participating preferred stock issued pursuant to its rights agreement, will be converted into the right to receive 0.7334 of a share of Citigroup common stock. Accordingly, upon consummation of the merger, the rights of Associates stockholders who become stockholders of Citigroup in the merger will be governed by Delaware law, the Citigroup restated certificate of incorporation and the Citigroup by-laws. The following is a summary of the material differences between the current rights of Associates stockholders and the rights of Citigroup stockholders.

     The following discussions are not intended to be complete and are qualified by reference to the Associates restated certificate of incorporation, the Associates by-laws, the Citigroup restated certificate of incorporation and the Citigroup by-laws. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. We urge you to read carefully the relevant provisions of Delaware law, as well as the restated certificates of incorporation and by-laws of Citigroup and Associates. Copies of these documents are incorporated by reference into this document and will be sent to you upon request. See "Where You Can Find More Information" on pages 54 through 56.

AUTHORIZED CAPITAL

     Associates.  The authorized capital stock of Associates consists of:

     - 1,150,000,000 shares of Associates common stock, of which there were 728,916,299 shares outstanding as of August 31, 2000;

     - 144,118,820 shares of Associates class B common stock, par value $0.01 per share, of which there were no shares issued or outstanding as of August 31, 2000; and

     - 50,000,000 shares of preferred stock, par value $0.01 per share, of which 734,500 shares have been designated as series A junior participating preferred stock, none of which were issued or outstanding as of August 31, 2000.

     Citigroup.  The authorized capital stock of Citigroup consists of:

     - 10,000,000,000 shares of Citigroup common stock, of which there were 4,557,983,532 shares outstanding as of August 7, 2000; and

     - 30,000,000 shares of Citigroup preferred stock, the issued and outstanding shares of which as of August 7, 2000 consisted of:

      - 1,600,000 shares of 6.365% cumulative preferred stock, series F;

      - 800,000 shares of 6.213% cumulative preferred stock, series G;

      - 800,000 shares of 6.231% cumulative preferred stock, series H;

      - 500,000 shares of 8.40% cumulative preferred stock, series K;

      - 800,000 shares of 5.864% cumulative preferred stock, series M;

      - 700,000 shares of adjustable rate cumulative preferred stock, series Q;

      - 400,000 shares of adjustable rate cumulative preferred stock, series R;

      - 500,000 shares of 7  3/4% cumulative preferred stock, series U;

      - 250,000 shares of fixed/adjustable rate cumulative preferred stock, series V;

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

      - 2,262 shares of cumulative adjustable rate preferred stock, series Y;
        and

      - 987 shares of 5.321% cumulative preferred stock, series YY.

BOARD OF DIRECTORS

     Associates. The board of directors of Associates has eight directors. The Associates restated certificate of incorporation and by-laws provide that, subject to any rights of holders of preferred stock to elect additional directors, the Associates board of directors will consist of not more than twelve nor less than three directors.

     The Associates by-laws provide that the number of directors will be fixed from time to time by the affirmative vote of a majority of the Associates board of directors that Associates would have if there were no vacancies on the board.

     The Associates board of directors is not divided into classes, and the Associates restated certificate of incorporation and by-laws provide for Associates directors to be elected for one-year terms by an affirmative plurality of the votes cast at the annual stockholders meeting by the holders of shares entitled to vote in the election.

     A quorum at any meeting of the Associates board of directors consists of one-third of the total number of Associates directors but in no event less than three directors. A majority of the directors present at any meeting at which a quorum is present is required to approve an action of the Associates board of directors.

     Citigroup. There are sixteen Citigroup directors and one honorary director. The Citigroup restated certificate of incorporation and by-laws provide that the Citigroup board of directors will consist of a number of directors to be determined from time to time by the affirmative vote of a majority of the entire Citigroup board.

     The Citigroup by-laws provide that the election and term of the Citigroup directors is determined pursuant to the restated certificate of incorporation. The Citigroup board of directors is not divided into classes, and Citigroup directors are elected for one-year terms by the stockholders at the annual stockholders meeting.

     The Citigroup restated certificate of incorporation and the Citigroup by-laws are silent as to the requisite vote of stockholders to elect directors. Under Delaware law, directors are elected by a plurality of the votes present in person or represented by proxy at a meeting of stockholders by the holders of shares entitled to vote in the election.

     A quorum at any meeting of the Citigroup board of directors consists of a majority of the total number of Citigroup directors, except when the Citigroup board of directors consists of one director, then one director constitutes a quorum for the transaction of business. A majority of the directors present at any meeting at which a quorum is present is required to approve an action of the Citigroup board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

     Associates. The Associates by-laws permit the Associates board of directors to designate one or more standing committees or special committees, including:

     - an audit committee;

     - a compensation committee;

     - a nominating committee; and

     - other committees designated by the board;

each of which must consist or two or more members.

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

     The Associates board of directors currently has the following committees:

     - an audit committee;

     - a compensation committee;

     - a nominating committee; and

     - a finance committee.

     Citigroup. The Citigroup by-laws permit the Citigroup board of directors to designate one or more standing committees, including an executive committee, which must consist of the Chairmen of Citigroup and not fewer than three Citigroup directors.

     The Citigroup board of directors currently has the following committees:

     - an executive committee;

     - an audit committee;

     - a public affairs committee;

     - a personnel, compensation and directors committee; and

     - a preferred stock committee.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     Associates. The Associates restated certificate of incorporation and by-laws provide that, subject to any rights of holders of preferred stock, and unless the Associates board of directors determines otherwise, any vacancies in the board of directors caused by newly created directorships resulting from an increase in the number of directors, or otherwise, may be filled by the affirmative vote of a majority of the remaining members of the board of directors, even if less than a quorum, or by the sole remaining director.

     Citigroup. The Citigroup restated certificate of incorporation provides that newly created directorships resulting from an increase in the number of Citigroup directors may be filled by a majority of the Citigroup directors then in office, provided that a quorum is present. Any other vacancy occurring on the Citigroup board of directors may be filled by a majority of the directors then in office, even if less than a quorum, or by the sole remaining director.

REMOVAL OF DIRECTORS

     Neither the Associates restated certificate of incorporation, the Associates by-laws, the Citigroup restated certificate of incorporation nor the Citigroup by-laws includes a provision setting forth the procedure for the removal of directors.

     Under Delaware law, any director or the entire board of directors of a corporation may be removed, with or without cause, by the holders of a majority of shares then entitled to vote at an election of directors.

OFFICERS

     Associates. Pursuant to the Associates by-laws, Associates' officers consist of a chairman of the board of directors, and may include one or more vice chairmen of the board of directors, a president and a secretary, each of whom is elected by the board of directors.

     The chairman of the board of directors or the president may elect or appoint:

     - one or more senior executive vice presidents;

     - one or more executive vice presidents;

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

     - one or more senior vice presidents;

     - one or more vice presidents;

     - a treasurer;

     - a comptroller;

     - a general counsel;

     - one or more assistant comptrollers;

     - one or more assistant general counsels;

     - one or more assistant secretaries; and

     - any other officers as the chairman of the board of directors or president deem necessary,

for a term as may be prescribed by the board of directors.

     The Associates by-laws provide that officers may be removed at any time by the chairman of the board of directors. If, however, the officer is also a director, he or she may be discharged at any time by the board of directors.

     Citigroup. Pursuant to the Citigroup by-laws, Citigroup's officers consist of one or more chairmen, and may include a president, one or more vice chairmen, one or more vice presidents, a secretary, and other officers and assistant officers as may be elected or appointed by or pursuant to the direction of the Citigroup board.

     The Citigroup restated certificate of incorporation and by-laws are silent as to the procedures for removal of officers.

     Under Delaware law, officers may be removed at any time by resolution of the Citigroup board.

SPECIAL MEETINGS OF STOCKHOLDERS

     Associates. The Associates by-laws provide that the chairman, a vice chairman of the board of directors, the president or any officer at the request in writing of a majority of the board of directors may call a special meeting of Associates' stockholders. The Associates by-laws also provide that a special meeting of stockholders cannot be called by stockholders.

     Citigroup. The Citigroup by-laws provide that the chairman, may call a special meeting of Citigroup's stockholders. The Citigroup by-laws also provide that a special meeting must be called at the request, in writing, of a majority of the Citigroup board of directors, or by the vote of the Citigroup board of directors.

     The Citigroup by-laws also provide that a special meeting may be called by any Citigroup stockholder in the event the entire board of directors becomes vacant.

QUORUM AT STOCKHOLDER MEETINGS

     Associates. The Associates restated certificate of incorporation provides that the presence in person or by proxy of the holders of shares entitled to cast a majority of all the votes which could be cast at a meeting by the holders of all of the outstanding shares of stock of Associates entitled to vote on every matter that is to be voted on without regard to class constitutes a quorum at any stockholder meeting.

     The Associates by-laws provide that at any meeting of the stockholders in which a quorum is not present, the person serving as chairman of the meeting or the holders of shares entitled to cast a majority of all of the votes which could be cast at any meeting by the holders of outstanding shares of stock of Associates who are present in person or by proxy and who are entitled to vote on every matter that is to be voted on without regard to class at any meeting may adjourn the meeting from time to time.

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

     Citigroup. The Citigroup by-laws provide that the holders of a majority of the shares of stock of Citigroup entitled to vote constitutes a quorum at all stockholder meetings. In the absence of a quorum, the holders of a majority of the shares of stock present in person or by proxy and entitled to vote may adjourn any meeting until a quorum attends.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     Associates. The Associates restated certificate of incorporation provides that any corporate action required to be taken at any annual or special meeting of the stockholders, or any corporate action which may be taken at any annual or special meeting of the stockholders, may be taken only at a duly called annual meeting of stockholders and may not be taken by written consent of the stockholders in lieu of a meeting.

     Citigroup. The Citigroup restated certificate of incorporation is silent on the matter of action by stockholders by written consent in lieu of a meeting.

     Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take any action at a meeting at which all shares entitled to vote on the action were present and voted.

ADVANCE NOTICE OF STOCKHOLDER-PROPOSED BUSINESS AT ANNUAL MEETINGS

     Associates. The Associates by-laws provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder-proposed business to be considered at annual meetings of stockholders.

     In general, notice of intent to nominate a director or raise matters at stockholder meetings:

     - must be received in writing by the secretary of Associates not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting of stockholders; and

     - must contain information relating to the person being nominated or the matters to be brought before the meeting and relating to the stockholder submitting the proposal.

     Citigroup. The Citigroup by-laws provide for an advance notice procedure for the nomination of candidates for election as directors as well as for other stockholder-proposed business to be considered at stockholder meetings.

     Generally, notice of intent to make a nomination or raise matters at an annual stockholder meeting must be received in writing by the secretary of Citigroup, not more than 120 days and not less than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Notice of intent to make a nomination or raise matters at a special meeting of stockholders must be received by the Secretary of the Company by the 15th day following the earlier of the day that notice of the meeting is first mailed to stockholders or the day that the date of the special meeting was publicly disclosed. The stockholder notice must contain:

     - information relating to the stockholder submitting the proposal,

     - the matter to be brought before the meeting, and

     - a representation that the stockholder will appear in person or by proxy to address the nomination or other matter specified in the notice.

AMENDMENT OF GOVERNING DOCUMENTS

     Associates. The Associates restated certificate of incorporation requires the affirmative vote of 75% of the total voting power of all classes of outstanding common stock, voting together as a single class, to amend, repeal or adopt any provision inconsistent with the provisions of Associates' restated certificate of incorporation relating to:

     - the board of directors, including the powers and authority expressly conferred upon the board of directors, the number of directors, vacancies and removal;

     - the manner in which stockholder action may be effected; and

     - special meetings of stockholders.

     The Associates restated certificate of incorporation and by-laws also provide that the by-laws may be altered, amended or repealed by the affirmative vote of directors constituting not less than a majority of the entire board of directors (if effected by action of the board of directors), or by the affirmative vote of the holders of at least 75% of the total voting power of all classes of outstanding capital stock (if effected by action of the stockholders).

     Citigroup. The Citigroup restated certificate of incorporation specifically reserves Citigroup's right to amend or repeal any provision of the Citigroup restated certificate of incorporation as permitted under Delaware law, except as noted below.

     Under Delaware law, an amendment to a corporation's certificate of incorporation requires:

     - the recommendation of a corporation's board of directors;

     - the approval of a majority of all shares entitled to vote thereon, voting together as a single class; and

     - the approval of a majority of the outstanding stock of each class entitled to vote on the amendment,

unless a higher vote is required in the corporation's restated certificate of incorporation.

     The Citigroup restated certificate of incorporation requires a 75% vote to amend the provisions relating to the rights of various series of Citigroup preferred stock.

     The Citigroup restated certificate of incorporation also provides that the affirmative vote of holders of 66 2/3% percent of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock, voting together as a single class, is required to amend, alter, change or repeal, or adopt any provisions inconsistent with, the provisions of Citigroup's restated certificate of incorporation relating to various business combinations.

     The Citigroup restated certificate of incorporation also provides that the Citigroup board of directors has the power to make, alter, amend and repeal the Citigroup by-laws by an affirmative vote of at least 66 2/3% of the entire Citigroup board of directors.

     The Citigroup restated certificate of incorporation also provides that the affirmative vote of 75% of the voting power of the shares entitled to vote at an election of directors is required to amend, alter, change or repeal, or adopt any provision as part of the Citigroup restated certificate of incorporation inconsistent with the purpose and intent of, the provisions of Citigroup's restated certificate of incorporation relating to:

     - the board of directors including the powers and authority expressly conferred upon the board of directors;

     - the priority of payment of dividends on preferred stock and common stock;

     - voting power of holders of common stock;

     - the priority of distributions upon liquidation, dissolution or winding up of Citigroup;

     - the issuance of any shares of common or preferred stock; and

     - the 66 2/3% voting requirement to amend, alter, change or repeal the Citigroup by-laws.

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

     Pursuant to the Citigroup by-laws, the Citigroup directors may exercise their power of amendment at any meeting. Any alteration, however, can be repealed by the Citigroup board of directors or by the stockholders at any meeting duly called.

     Under Delaware law, the stockholders also have the power to amend or repeal the Citigroup by-laws or to adopt new by-laws.

FAIR PRICE PROVISION

     ASSOCIATES. The Associates restated certificate of incorporation does not include a "fair price" or similar provision governing the approval requirements of business combinations.

     Under Delaware law, an agreement of merger, or the sale, lease or exchange of all or substantially all of a corporation's assets, must be approved by the corporation's board of directors and adopted by the holders of a majority of the outstanding shares of stock entitled to vote thereon and the approval of a majority of the outstanding shares of each class entitled to vote separately thereon.

     CITIGROUP. In addition to the approval requirements of business combinations under Delaware law, the Citigroup restated certificate of incorporation includes what generally is referred to as a "fair price provision."

     In general, this provision of the Citigroup restated certificate of incorporation provides that a business combination, which is defined to include mergers, consolidations, various recapitalizations and the sale, lease, exchange or transfer of all or substantially all of the assets of Citigroup or any major subsidiary, with, to or for the benefit of an interested stockholder of Citigroup, requires approval by the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all then outstanding shares of voting capital stock of Citigroup, excluding shares held by the interested stockholder and other related parties, unless:

     - the business combination is approved by a majority of the continuing directors; or

     - minimum price criteria and procedural requirements which are intended to assure an adequate and fair price under the circumstances are satisfied.

     In general, an interested stockholder includes any person who is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner of 25% or more of the voting capital stock of Citigroup.

     In general, a continuing director is any member of the Citigroup board of directors who is not affiliated with an interested stockholder and who either was a director of Citigroup prior to the time any interested stockholder became an interested stockholder or whose nomination for election or election to the Citigroup board of directors was recommended or approved by a majority of the continuing directors then in office.

STOCKHOLDERS RIGHTS PLAN

     ASSOCIATES. In 1998, Associates adopted a stockholder rights plan pursuant to a rights agreement with First Chicago Trust Company of New York, as rights agent. A summary of the material provisions of the rights agreement is set forth below. The summary does not include a complete description of all of the terms of the rights agreement. We urge you to read carefully the relevant provisions of Associates' rights plan, a copy of which will be sent to you upon request. See "Where You Can Find More Information" on pages 54 through 56.

     Exercisability of Rights. Under the Associates rights agreement, one right, referred to as an Associates right, attaches to each share of Associates common stock and, when exercisable entitles the registered holder to purchase from Associates one one-thousandth of a share of Associates series A junior participating preferred stock at an initial purchase price of $200, subject to customary antidilution adjustments.

     The Associates rights will not become exercisable until the earlier of:

     - ten days following a public announcement that a person or group of affiliated or associated persons has become the beneficial owner of 15% or more of the Associates common stock then outstanding; and

     - ten business days, or such later date as may be determined by the board of directors of Associates, following the commencement of, or the announcement of an intention to make, a tender offer or exchange offer that would result in a person becoming the beneficial owner of 15% or more of the Associates common stock then outstanding.

     In connection with the merger, the Associates rights agreement was amended to provide that the Associates rights will not become exercisable solely by reason of the Citigroup merger agreement and the completion of the transactions contemplated by that agreement.

     "Flip In" Feature. In the event a person becomes the beneficial owner of 15% or more of the Associates common stock outstanding, each holder of an Associates right, except for that person, will have the right to acquire, upon exercise of the Associates right, instead of one one-thousandth of a share of Associates series A junior participating preferred stock, shares of Associates common stock having a value equal to twice the exercise price of the Associates right. For example, if we assume that the initial purchase price of $200 is in effect on the date that the flip-in feature of the Associates rights is exercised, any holder of an Associates right, except for the person that has become the beneficial owner of 15% or more of the Associates common stock outstanding, may exercise his or her Associates right by paying to Associates $200 in order to receive from Associates shares of Associates common stock having a value equal to $400.

     "Exchange" Feature. At any time after a person becomes a beneficial owner of 15% or more, but less than 50%, of Associates common stock then outstanding, the board of directors of Associates may, at its option, exchange all or some of the Associates rights, except for those held by such person, for Associates common stock at an exchange ratio of one share of Associates common stock, or one one-thousandth of a share of Associates series A junior participating preferred stock for each Associates right, subject to adjustment. Use of this exchange feature means that eligible Associates rights holders would not have to pay a purchase price before receiving shares of Associates common stock.

     "Flip Over" Feature. In the event that, after a person acquires 15% or more of the Associates common stock then outstanding:

     - Associates merges into another entity;

     - another entity merges into Associates; or

     - Associates sells more than 50% of its assets or earning power,

then each holder of an Associates right, except for a person that is the beneficial owner of 15% or more of the Associates common stock outstanding, will have the right to receive, upon exercise of the Associates right, the number of shares of the acquiring company's common stock having a value equal to two times the exercise price of the Associates right.

     Redemption of Rights.  At any time prior to the earlier to occur of:

     - any public announcement that a person has become the beneficial owner of 15% or more of the Associates common stock then outstanding; and

     - April 13, 2008,

the board of directors of Associates may redeem all of the Associates rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the Associates rights will terminate upon redemption, and at that time, the holders of the Associates rights will have the right to receive only the redemption price for each Associates right they hold.

     Amendment of Rights. At any time before a person becomes the beneficial owner of 15% or more of the Associates common stock then outstanding, the terms of the existing Associates rights agreement may be amended by the board of directors of Associates without the approval of the holders of the rights. However, no amendment may be made that changes the redemption price of the Associates rights.

     Termination of Rights. If not previously exercised, the Associates rights will expire on April 13, 2008, unless Associates earlier redeems or exchanges the Associates rights or extends the expiration date.

     Anti-takeover Effects. The Associates rights have anti-takeover effects. Once the Associates rights have become exercisable, in most cases the Associates rights will cause substantial dilution to a person that attempts to acquire or merge with Associates. Accordingly, the existence of the Associates rights may deter potential acquirors from making a takeover proposal or tender offer. The Associates rights should not interfere with any merger or other business combination approved by the board of directors of Associates because Associates may redeem the Associates rights and because the Associates board of directors can amend the Associates rights agreement so that a transaction approved by the Associates board of directors would not cause the Associates rights to become exercisable.

     Series A Junior Participating Preferred Stock. In connection with the creation of the Associates rights, the board of directors of Associates authorized the issuance of 734,500 shares of Associates preferred stock designated as Associates series A junior participating preferred stock.

     Associates designed the dividend, liquidation, voting and redemption features of the Associates series A junior participating preferred stock so that the value of one one-thousandth of a share of Associates series A junior participating preferred stock approximates the value of one share of Associates common stock. Shares of Associates series A junior participating preferred stock may only be purchased after the Associates rights have become exercisable.

     The rights of the Associates series A junior participating preferred stock as to dividends, liquidation and voting, and in the event of mergers or consolidations, are protected by customary antidilution provisions.

     CITIGROUP.  Citigroup does not have a stockholder rights plan.

                                    EXPERTS

     The consolidated financial statements of Citigroup as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements are included in Citigroup's annual report on Form 10-K, as amended, for the year ended December 31, 1999, and incorporated by reference in this proxy statement-prospectus. The report of KPMG LLP also is incorporated by reference in this proxy statement-prospectus. The report of KPMG LLP covering the December 31, 1999 consolidated financial statements refers to changes, in 1999, in Citigroup's methods of accounting for insurance-related assessments, accounting for insurance and reinsurance contracts that do not transfer insurance risk, and accounting for the costs of start-up activities. The consolidated financial statements of Citigroup referred to above are incorporated by reference herein in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Associates appearing in its Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference in this proxy statement-prospectus. Such consolidated financial statements are incorporated by reference in this proxy statement-prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Citigroup common stock to be issued pursuant to the merger and the federal income tax consequences of the merger will be passed upon for Citigroup by Skadden, Arps, Slate, Meagher & Flom LLP, Citigroup's outside legal counsel. Kenneth J. Bialkin, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a director of Citigroup and he and other attorneys at his firm beneficially own an aggregate of less than 1% of the outstanding Citigroup common stock. Certain legal matters with respect to the federal income tax consequences of the merger will be passed upon for Associates by Simpson Thacher & Bartlett, Associates' outside legal counsel.

                   SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

     Due to the contemplated consummation of the merger, Associates does not currently expect to hold a 2001 annual meeting of stockholders because Associates will have been merged into Citigroup in the merger. In the event that the merger is not consummated and such a meeting is held, stockholders may propose matters to be presented at the 2001 annual meeting of stockholders and may also nominate persons to be directors. Any stockholder proposal intended for inclusion in the proxy materials for the 2001 annual meeting of stockholders must be received by Associates, addressed to the Secretary of Associates, P.O. Box 660237, Dallas, Texas 75266-0237, no later than November 22, 2000.

     In addition, the Associates by-laws provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors as well as for other stockholder-proposed business to be considered at annual meetings of stockholders.

     In general, notice of intent to nominate a director or raise matters at stockholder meetings:

     - must be received in writing by the secretary of Associates not less than 60 nor more than 90 days prior to the anniversary of the previous year's annual meeting of stockholders; and

     - must contain information relating to the person being nominated or the matters to be brought before the meeting and relating to the stockholder submitting the proposal.

                      WHERE YOU CAN FIND MORE INFORMATION

     Associates and Citigroup file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Associates and Citigroup public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Associates and Citigroup also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Citigroup has filed a registration statement on Form S-4 to register with the SEC the shares of Citigroup common stock to be issued to Associates stockholders in the merger. This proxy statement-prospectus is a part of that registration statement and constitutes a prospectus of Citigroup and a proxy statement of Associates for the Associates special meeting.

     As allowed by SEC rules, this proxy statement-prospectus does not contain all the information that stockholders can find in the registration statement or the exhibits to the registration statement.

     The SEC allows Associates and Citigroup to "incorporate by reference" information into this proxy statement-prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for any information superseded by information contained directly in the proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents set forth below that Associates and Citigroup have previously filed with the SEC. These documents contain important information about the companies.

       ASSOCIATES SEC FILINGS
         (FILE NO. 2-44197)                            PERIOD
       ----------------------                          ------
Annual Report on Form 10-K              Year ended December 31, 1999
Quarterly Reports on Form 10-Q          Three months ended March 31, 2000
                                        and June 30, 2000
Current Reports on Form 8-K             Dated January 27, 2000, February 15,
                                        2000, April 11, 2000, April 17,
                                        2000, May 2, 2000, July 18, 2000,
                                        September 5, 2000 and September 6,
                                        2000

       CITIGROUP SEC FILINGS
         (FILE NO. 1-9924)                             PERIOD
       ---------------------                           ------
Annual Report on Form 10-K              Year ended December 31, 1999
  (as amended)
Quarterly Reports on Form 10-Q          Three months ended March 31, 2000
                                        and June 30, 2000
Current Reports on Form 8-K             Dated January 18, 2000, February 16,
                                        2000, February 28, 2000, April 17,
                                        2000, June 19, 2000, July 11, 2000,
                                        July 19, 2000, July 21, 2000 and
                                        September 5, 2000
Registration Statement on Form 8-B      May 10, 1998
  describing Citigroup's common
  stock, including any amendments or
  reports filed for the purpose of
  updating such description

     Associates and Citigroup incorporate by reference additional documents that either company may file with the SEC between the date of this proxy statement-prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Associates has supplied all information contained or incorporated by reference in this proxy statement-prospectus relating to Associates, and Citigroup has supplied all such information relating to Citigroup.

     If you are a stockholder of Associates or Citigroup, Associates or Citigroup, as the case may be, may have sent you some of the documents incorporated by reference, but you can obtain any of them through Associates or Citigroup, as the case may be, or the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this proxy statement-prospectus. Stockholders of Associates or Citigroup may obtain documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

    ASSOCIATES FIRST CAPITAL CORPORATION
     250 East Carpenter Freeway
     Irving, Texas 75062-2729
     Attention: Investor Relations
     (800) 446-4420 (toll free)
     (972) 652-4000 (outside the U.S.)

     CITIGROUP DOCUMENT SERVICES
     140 58th Street
     Suite 5I
     Brooklyn, NY 11220
     (877) 936-2737 (toll free)
     (718) 765-6460 (outside the U.S.)

     If you would like to request documents from either company, please do so by November 1, 2000 to receive them before the Associates Special Meeting. If you request any incorporated documents from us we will mail them to you promptly by first-class mail, or similar means.

     You should rely only on the information contained or incorporated by reference in this proxy statement-prospectus to vote your shares at the Associates special meeting. Associates and Citigroup have not authorized anyone to provide you with information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated October 11, 2000. You should not assume that the information contained in the proxy statement-prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement-prospectus to Associates' stockholders nor the issuance of Citigroup's securities in the merger will create any implication to the contrary.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                CITIGROUP INC.,

                      ASSOCIATES FIRST CAPITAL CORPORATION

                                      AND

                              AFS MERGER SUB INC.

                          DATED AS OF OCTOBER 6, 2000

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

                                                              PAGE
                                                              ----
SECTION 1.1   The Merger....................................   A-1
SECTION 1.2   Closing.......................................   A-1
SECTION 1.3   Effective Time................................   A-1
SECTION 1.4   Effects of the Merger.........................   A-2
SECTION 1.5   Certificate of Incorporation and By-laws of
  the Surviving Corporation.................................   A-2
SECTION 1.6   Directors and Officers........................   A-2
SECTION 1.7   Agreement to Cooperate to Revise
  Transaction...............................................   A-2

                            ARTICLE II
            EFFECT OF THE MERGER ON THE CAPITAL STOCK
                 OF THE CONSTITUENT CORPORATIONS;
                     EXCHANGE OF CERTIFICATES

SECTION 2.1   Effect on Capital Stock.......................   A-2
SECTION 2.2   Exchange of Certificates......................   A-3
SECTION 2.3   Certain Adjustments...........................   A-6

                           ARTICLE III
                  REPRESENTATIONS AND WARRANTIES

SECTION 3.1   Representations and Warranties of the
  Company...................................................   A-6
SECTION 3.2   Representations and Warranties of Parent......  A-18

                            ARTICLE IV
            COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1   Conduct of Business...........................  A-24
SECTION 4.2   No Solicitation by the Company................  A-28

                            ARTICLE V
                      ADDITIONAL AGREEMENTS

SECTION 5.1   Preparation of the Form S-4 and the Proxy
  Statement; Stockholders Meeting...........................  A-29
SECTION 5.2   Letters of the Company's Accountants..........  A-30
SECTION 5.3   Letters of Parent's Accountants...............  A-30
SECTION 5.4   Access to Information; Confidentiality........  A-31
SECTION 5.5   Best Efforts..................................  A-31
SECTION 5.6   Employee Stock Options, Incentive and Benefit
  Plans.....................................................  A-32
SECTION 5.7   Indemnification, Exculpation and Insurance....  A-33
SECTION 5.8   Fees and Expenses.............................  A-33
SECTION 5.9   Public Announcements..........................  A-34
SECTION 5.10  Affiliates....................................  A-34
SECTION 5.11  Stock Exchange Listing........................  A-35
SECTION 5.12  Stockholder Litigation........................  A-35
SECTION 5.13  Tax Treatment.................................  A-35

                                                              PAGE
                                                              ----
SECTION 5.14  Pooling of Interests..........................  A-35
SECTION 5.15  Standstill Agreements; Confidentiality
  Agreements................................................  A-35
SECTION 5.16  Conveyance Taxes..............................  A-35
SECTION 5.17  Payment of Dividends..........................  A-35
SECTION 5.18  Section 16 Matters............................  A-35
SECTION 5.19  Employee Benefit Review.......................  A-36

                            ARTICLE VI
                       CONDITIONS PRECEDENT

SECTION 6.1   Conditions to Each Party's Obligation to
  Effect the Merger.........................................  A-36
SECTION 6.2   Conditions to Obligations of Parent...........  A-37
SECTION 6.3   Conditions to Obligations of the Company......  A-37
SECTION 6.4   Frustration of Closing Conditions.............  A-38

                           ARTICLE VII
                TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1   Termination...................................  A-38
SECTION 7.2   Effect of Termination.........................  A-38
SECTION 7.3   Amendment.....................................  A-39
SECTION 7.4   Extension; Waiver.............................  A-39
SECTION 7.5   Procedure for Termination.....................  A-39

                           ARTICLE VIII
                        GENERAL PROVISIONS

SECTION 8.1   Nonsurvival of Representations and
  Warranties................................................  A-39
SECTION 8.2   Notices.......................................  A-39
SECTION 8.3   Definitions...................................  A-40
SECTION 8.4   Interpretation................................  A-40
SECTION 8.5   Counterparts..................................  A-41
SECTION 8.6   Entire Agreement; No Third-Party
  Beneficiaries.............................................  A-41
SECTION 8.7   Governing Law.................................  A-41
SECTION 8.8   Assignment....................................  A-41
SECTION 8.9   Consent to Jurisdiction.......................  A-41
SECTION 8.10  Headings......................................  A-41
SECTION 8.11  Severability..................................  A-41

     AGREEMENT AND PLAN OF MERGER, dated as of October 6, 2000, by and among CITIGROUP INC., a Delaware corporation ("Parent"), ASSOCIATES FIRST CAPITAL CORPORATION, a Delaware corporation (the "Company"), and AFS MERGER SUB INC., a Delaware corporation and direct wholly-owned subsidiary of Parent ("Merger Sub").

     WHEREAS, the Parent and the Company entered into a merger agreement (the "Original Merger Agreement") on September 5, 2000 that provided for the merger of the Company with and into Parent and, pursuant to the Original Merger Agreement, Parent and the Company wish to amend and restate in its entirety the Original Merger Agreement to provide for the merger of Merger Sub with and into the Company ("Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Class A common stock, par value $.01 per share, of the Company ("Company Common Stock"), other than shares owned by the Company and Parent (with certain exceptions, as set forth in Section 2.1(a)), will be converted into the right to receive the Merger Consideration (as defined in Section 2.1(b));

     WHEREAS, the respective Boards of Directors of Parent, the Company and Merger Sub have each approved the Merger and this Agreement and determined that the Merger and the other transactions contemplated hereby are advisable and consistent with, and in furtherance of, their respective business strategies and goals and are in the best interests of each corporation and their respective stockholders;

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code; and

     WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law ("DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.3). Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation"), shall become a direct wholly owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

     SECTION 1.2 Closing. Subject to the satisfaction or waiver of all the conditions to closing contained in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or at such other location as is agreed to by the parties hereto.

     SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

     SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. The Certificate of Incorporation of the Company shall be amended and restated as of the Effective Time to read in its entirety like the Certificate of Incorporation of Merger Sub except that the first article shall read in its entirety as follows: "The name of the corporation is Associates First Capital Corporation" and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.6 Directors and Officers. The directors of Merger Sub shall, from and after the Effective Time, become the directors of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. The officers of the Company shall, from and after the Effective Time, become the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

     SECTION 1.7 Agreement to Cooperate to Revise Transaction. Upon the reasonable request of either party, each of Parent and the Company shall cooperate in efforts to effect a change in the method of effecting the Merger contemplated by this Agreement, including to provide for a different form of merger; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be received by holders of Company Common Stock, (ii) adversely affect the proposed accounting treatment for the Merger or the tax treatment to Parent or holders of Company Common Stock as a result of receiving the Merger Consideration, or (iii) materially delay the consummation of the transactions contemplated hereby.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock:

          (a) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned directly by the Company or Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; provided, however, that any shares of Company Common Stock (i) held by the Company or Parent in connection with any market-making or proprietary trading activity or for the account of another person, (ii) as to which the Company or Parent is or may be required to act as a fiduciary or in a similar capacity or (iii) the cancellation of which would violate any legal duties or obligations of the Company or Parent, shall not be cancelled but, instead, shall be treated as set forth in Section 2.1(b).

          (b) Conversion of Company Common Stock. Subject to Section 2.2(e), at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)), together with the rights attached thereto to purchase the Company's Series A Junior Participating Preferred Stock issued pursuant to the Rights Agreement between the Company and First

     Chicago Trust Company of New York as Rights Agent, dated as of April 13, 1998 (the "Rights Agreement"), shall be converted into the right to receive .7334 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share ("Parent Common Stock"), of Parent. The consideration to be issued to holders of Company Common Stock is referred to herein as the "Merger Consideration." As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2(e) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), in each case without interest.

          (c) Conversion of Common Stock of Merger Sub. Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 2.2 Exchange of Certificates. (a) Exchange Agent. As of the Effective Time, Parent shall enter into an agreement with one of its bank or trust company subsidiaries to act as exchange agent for the Merger (the "Exchange Agent"), which shall provide that Parent shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, any Excess Shares (as defined in Section 2.2(e)) and any cash (including cash proceeds from the sale of the Excess Shares) payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2(e) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates) to the Exchange Agent and shall be in such form and have such other provisions as the Company and Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
Section 2.2(e) and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c). Upon surrender of a Certificate (or affidavits of loss in lieu of Certificates) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required thereby, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e), and the Certificate so surrendered shall forthwith be cancelled. In the event of a surrender of a Certificate representing shares of Company Common Stock which are not registered in the transfer records of the Company under the name of the person surrendering such Certificate, a certificate representing the proper number of shares of Parent Common Stock will be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is

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

not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article II, certain dividends or other distributions in accordance with Section 2.2(c) and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 2.2(e). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date at or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder in respect thereof, and, no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II, subject to Section 2.2(f). Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any cash paid pursuant to this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, except as otherwise provided by law.

     (e) No Fractional Shares.

          (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

          (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the number of whole shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to former holders of Company Common Stock pursuant to Section 2.2(b) (such excess being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent shall, on behalf of the former stockholders of the Company, sell the Excess Shares at then-prevailing prices on the New York Stock Exchange, Inc. ("NYSE"), all in the manner provided in Section 2.2(e)(iii).

          (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable.

     The Exchange Agent shall use reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's sole judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates formerly representing Company Common Stock, the Exchange Agent shall hold such proceeds in trust for such holders (the "Common Shares Trust"). All commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent incurred in connection with such sale of the Excess Shares shall be paid by the Surviving Corporation from the proceeds of such sales. The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Company Common Stock is entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Company Common Stock is entitled (after taking into account all shares of Company Common Stock held of record at the Effective Time by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Company Common Stock are entitled.

          (iv) Notwithstanding the provisions of Section 2.2(e)(ii) and (iii), Parent may elect at its option, exercised prior to the Effective Time, in lieu of the issuance and sale of Excess Shares and the making of the payments herein above contemplated, to pay each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying
     (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held of record at the Effective Time by such holder) would otherwise be entitled by (B) the closing price of the Parent Common Stock as reported on the NYSE Composite Transaction Tape (as reported in The Wall Street Journal (National Edition), or, if not reported therein, any other authoritative source) on the Closing Date, and, in such case, all references herein to the cash proceeds of the sale of the Excess Shares and similar references shall be deemed to mean and refer to the payments calculated as set forth in this
     Section 2.2(e)(iv).

          (v) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates formerly representing Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates formerly representing Company Common Stock subject to and in accordance with the terms of Sections 2.2(b) and 2.2(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article II shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration, any dividends or distributions with respect to Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock.

     (g) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, any dividends or distributions with respect thereto, any cash in lieu of fractional shares of Parent Common Stock or any cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to such date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(d)), any such Merger Consideration, dividends or distributions in respect of such Certificate or such cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

     (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof and any cash in lieu of fractional shares of Parent Common Stock, in each case due to such person pursuant to this Agreement.

     SECTION 2.3 Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur (any such action, an "Adjustment Event"), the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of the Company. Except (i) as disclosed in the Company Filed SEC Documents (as defined in Section 3.1(g)),
(ii) with respect to matters to which Parent shall have given its consent pursuant to Section 4.1(a), or (iii) as set forth on the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken (regardless of whether such subsection refers to the Company Disclosure Schedule), the Company represents and warrants to Parent as follows (it being understood that any matter set forth in the Company Disclosure Schedule with reference to a particular subsection of this Agreement will be deemed to be set forth with reference to any other subsection of this Agreement so long as the relevance of such matter to any such other subsection is reasonably apparent):

          (a) Organization, Standing and Corporate Power.

             (i) Each of the Company and its significant subsidiaries (as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC")) ("significant subsidiaries") is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.3) on the Company. Each of the Company and its subsidiaries (as defined in Section 8.3) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on the Company.
        Section 3.1(a) of the Company Disclosure Schedule includes a complete list of each of the subsidiaries through which the Company conducts (A) its insurance operations (the "Company

        Insurance Subsidiaries"), and (B) its finance activities (including commercial finance activities and consumer finance activities, which consumer finance activities include credit card operations, banking, home equity operations and consumer financial services) (together the "Company Finance Subsidiaries").

             (ii) The Company has delivered or provided to Parent prior to the execution of this Agreement complete and correct copies of its certificate of incorporation and by-laws, as amended to date.

             (iii) In all material respects, the minute books of the Company contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Board of Directors and all committees of the Board of Directors of the Company since January 1, 1998.

          (b) Subsidiaries.  (i) Section 3.1(b) of the Company Disclosure
     Schedule includes all the subsidiaries of the Company which as of the date of this Agreement are significant subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such significant subsidiary (i) have been validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"); and
     (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such significant subsidiary's business as currently conducted.

          (c) Capital Structure. The authorized capital stock of the Company consists of 1,150,000,000 shares of Company Common Stock, 144,118,820 shares of Class B Common Stock, $.01 par value ("Company Class B Common Stock") and 50,000,000 shares of preferred stock, par value $.01 per share, of the Company ("Company Authorized Preferred Stock"), of which 734,500 shares have been designated as Company Series A Junior Participating Preferred Stock ("Company Preferred Stock"). At the close of business on August 31, 2000: (i) 728,916,299 shares of Company Common Stock were issued and outstanding; (ii) 1,042,648 shares of Company Common Stock were held by the Company in its treasury (such shares, "Company Class A Common Treasury Stock") and no shares of Company Common Stock were held by subsidiaries of the Company; (iii) no shares of Company Class B Common Stock were issued and outstanding; (iv) no shares of Company Class B Common Stock were held by the Company in its treasury (such shares, "Company Class B Common Treasury Stock") and no shares of Company Class B Common Stock were held by subsidiaries of the Company; (v) no shares of Company Preferred Stock were issued and outstanding and 734,500 shares of Company A Preferred Stock were reserved for issuance pursuant to the Rights Agreement; (vi) no shares of Company Preferred Stock were held by the Company in its treasury or were held by any subsidiary of the Company; (vii) 100,000,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's Incentive Compensation Plan (the "Company Stock Plan"), of which 25,231,589 shares are subject to outstanding employee and non-employee director stock options ("Company Stock Options"), restricted Company Common Stock or other rights to purchase or receive Company Common Stock granted under the Company Stock Plan (collectively with Company Stock Options, "Company Awards"); and
     (viii) other than as set forth above, no other shares of Company Authorized Preferred Stock have been designated or issued. All outstanding shares of capital stock of the Company are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.1(c) and except for changes since August 31, 2000 resulting from the issuance of shares of Company Common Stock pursuant to Company Awards and other rights referred to above in this Section 3.1(c),
     (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or voting securities or other ownership interests of the Company, (B) any securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests of the Company, or (C) any warrants, calls, options or, except for commitments entered into in connection with the $515,500,000 aggregate principal amount Redeemable Hybrid Income Overnight Shares due October 16, 2002 ("RHINOs"), other rights to acquire from the Company or any Company subsidiary, or any obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for, capital stock or voting securities or other ownership interests of the Company, and (y) there are no outstanding obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such securities or, except for commitments entered into in connection with the RHINOs, to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. There are no outstanding
     (A) securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities or other ownership interests in any Company subsidiary, (B) warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, or any obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or other ownership interests in, any Company subsidiary or (C) obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Company subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. To the Company's knowledge, neither the Company nor any Company subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of Company Stock Options, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences.

          (d) Authority; Noncontravention. The Company has all requisite corporate power and authority to enter into this Agreement and, subject, in the case of the Merger, to the Company Stockholder Approval (as defined in Section 3.1(l)) to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, constitutes the legal, valid and binding obligation of the Company, enforce able against the Company in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company, (ii) the certificate of incorporation or by-laws or the comparable organizational documents of any of its subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its subsidiaries or their respective properties or assets or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii), (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on the Company or (y) reasonably be expected to impair or delay the ability of the Company to perform its obligations under this Agreement. To the knowledge of the Company, no consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (2) the filing with the SEC of (A) a proxy statement relating to the Company Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, as amended or supplemented from time to time, the

     "Proxy Statement"), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which the Company and its subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws; (4) such filings with and consents and approvals of the Commissioners of Insurance or similar regulatory authorities having jurisdiction over the insurance business; (5) filings in respect of, and approvals and authorizations of, any Governmental Entity having jurisdiction over the consumer lending, banking, insurance or other financial services businesses; and (6) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

          (e) Company Documents; Undisclosed Liabilities.

             (i) Since January 1, 1997, the Company and its subsidiaries have filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC ("Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and no Company SEC Document when filed (as amended and restated and as supplemented by subsequently filed Company SEC Documents) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its subsidiaries included in Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, or the appropriate subsidiary of the Company and such subsidiary's consolidated subsidiaries, as the case may be, as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (A) as reflected in such financial statements or in the notes thereto or (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on the Company. Section 3.1(e) of the Company Disclosure
        Schedule identifies each subsidiary of the Company that is required to file Company SEC Documents with the SEC.

             (ii) The Company has made available to Parent true and complete copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries as filed with the applicable insurance regulatory authorities for the years ended December 31, 1999 and the quarterly period ended March 31, 2000 (collectively, the "Company SAP Statements"). Except as would not have a material adverse effect on the Company, the Company SAP Statements were prepared in conformity with statutory accounting practices prescribed or permitted by the applicable insurance regulatory authorities consistently applied ("SAP") for the periods covered thereby and (as may have been amended and restated or supplemented by subsequently filed Company SAP statements) present fairly the statutory financial position of such Company Insurance Subsidiaries as at the respective dates thereof and the results of operations of such subsidiaries for the respective periods then ended. Except as would not have a material adverse effect on the Company, the Company SAP Statements

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        complied with all applicable Insurance Laws (as defined in Section
        3.1(h)) when filed, and, to the knowledge of the Company, no deficiency has been asserted with respect to any Company SAP Statements by the applicable insurance regulatory body or any other governmental agency or body. The annual statutory balance sheets and income statements included in the Company SAP Statements have been audited, and the Company has made available to Parent true and complete copies of all audit opinions related thereto. The Company has made available to Parent true and complete copies of all examination reports of insurance departments and any insurance regulatory agencies since January 1, 1999 relating to the Company Insurance Subsidiaries.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent specifically for inclusion or incorporation by reference in the Proxy Statement.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and except as permitted by Section 4.1(a), or as disclosed in any Company SEC Document filed and publicly available prior to the date hereof (as amended to the date hereof, "Company Filed SEC Documents") since January 1, 2000, the Company and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any material adverse change in the Company, including, but not limited to, any material adverse change arising from or relating to fraudulent or unauthorized activity, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, other than regular quarterly cash dividends on the Company Common Stock and dividends payable on the Company Preferred Stock in accordance with their terms, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options, in each case awarded prior to the date hereof in accordance with their present terms, (iv) prior to the date hereof (A) any granting by the Company or any of its subsidiaries to any current or former director, executive officer or other key employee of the Company or its subsidiaries of any increase in compensation, bonus or other benefits, except for increases in the ordinary course of business, (B) any granting by the Company or any of its subsidiaries to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by the Company or any of its subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (v) except insofar as may have been disclosed in Company Filed SEC Documents or required by a change in GAAP or SAP, any material change in accounting methods (or underlying assumptions), principles or practices by the Company affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (vi) any tax election by the Company or its subsidiaries or any settlement or compromise of any income tax liability by the Company or its subsidiaries, except as would not be required to be disclosed in the Company SEC Documents, (vii) any material change in actuarial, pricing, or investment policies, (viii) any material insurance transaction other than in the ordinary course of

                                      A-10
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     business consistent with past practice or (ix) any agreement or commitment
     (contingent or otherwise) to do any of the foregoing.

        (h) Compliance with Applicable Laws; Litigation.

             (i) The Company, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of the Company and its subsidiaries (the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not have a material adverse effect on the Company. The Company and its subsidiaries are in compliance in all respects with the terms of the Company Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on the Company. Except as disclosed in the Company Filed SEC Documents, no action, demand, requirement or investigation by any Govern mental Entity and no suit, action, proceeding or arbitration by any person or Governmental Entity, in each case with respect to the Company or any of its subsidiaries or any of their respective properties is pending or, to the knowledge of the Company, threatened, other than, in each case, those the outcome of which individually or in the aggregate would not (i) have a material adverse effect on the Company or (ii) reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

             (ii) The business and operations of the Company Insurance Subsidiaries have been conducted in compliance in all respects with all applicable statutes, laws and regulations regulating the business of insurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations of insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure so to comply individually or in the aggregate would not have a material adverse effect on the Company. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, have a material adverse effect on the Company, each Company Insurance Subsidiary and, to the knowledge of the Company, its agents have marketed, sold and issued insurance products in compliance, in all respects, with Insurance Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable prohibitions against "redlining" or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections and illustrations. In addition, (i) there is no pending or, to the knowledge of the Company, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations would, individually or in the aggregate, have a material adverse effect on the Company; and (ii) the Company Insurance Subsidiaries have filed and will file all notices and reports required to be filed with any insurance regulatory authority, except for such notices and reports as to which the failure to file would have a material adverse effect on the Company.

             (iii) Except as otherwise applicable to similarly situated companies generally, neither the Company nor any of its subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, except as would not have a material adverse effect on the Company, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any respect the conduct of its business or, except as would not have a material adverse effect on the Company, that in any manner relates to its capital adequacy, its policies, its management or its business (each, a "Company Regulatory Agreement"), nor has the Company or

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        any of its subsidiaries or affiliates (as defined in Section 8.3) (A)
        been advised since January 1, 2000 by any Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement or (B) have knowledge of any pending or threatened regulatory investigation.

             (iv) Each of the Company's insured depository institution subsidiaries is "well-capitalized" (as that term is defined at 12 C.F.R. 225.2(r)(2)(i)) and "well managed" (as that term is defined at 12 C.F.R. 225.81(c)), and each institution's examination rating under the Community Reinvestment Act of 1977 is satisfactory or outstanding.

             (v) The business and operations of the Company and the Company Finance Subsidiaries have been conducted in compliance in all material respects with all applicable statutes and regulations regulating the business of consumer lending, including state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending ("Finance Laws"), and have complied in all material respects with all applicable collection practices in seeking payment under any loan or credit extension of such subsidiaries. In addition, there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Entity that any of the Company Finance Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Governmental Entity with respect to possible violations of, any applicable Finance Laws where such violations would, individually or in the aggregate, have a material adverse effect on the Company.

             (vi) Except for filings with the SEC, which are the subject of
        Section 3.1(e)(i) and filings relating to insurance matters, which are the subject of Section 3.1(e)(ii), the Company and each of its subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with (A) any Governmental Entity, and have timely paid all taxes, fees and assessments due and payable in connection therewith, except where the failure to make such payments and filings individually or in the aggregate would not have a material adverse effect on the Company. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of the Company or any of its subsidiaries.

          (i) Absence of Changes in Benefit Plans. Section 3.1(i) of the Company Disclosure Schedule contains a true and complete list of (i) all severance and employment agreements of the Company with directors or executive officers or key employees, other than severance and employment agreements the remaining cash obligations under which do not exceed $2 million in the aggregate, (ii) all severance programs, policies and practices of each of the Company and each of its subsidiaries, and (iii) all plans, agreements or arrangements of the Company and each of its subsidiaries relating to its current or former employees, officers or directors which contain change in control provisions (all such agreements, programs, policies, practices, plans and arrangements being hereinafter referred to as "Company Benefit Arrangements"). For purposes of this Agreement, "Company Benefit Plan" shall mean each collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of the Company or any of its wholly owned subsidiaries, including but not limited to any Company Benefit Arrangements. Since January 1, 2000, there has not been any material change in any actuarial or other assumptions used to calculate funding obligations with respect to any Company pension plans or post-retirement benefit plans, or any change in the manner in which contributions to any Company pension plans or post-retirement benefit plans are made or in the basis on which such contributions are determined which, individually or in the aggregate, would result in a material increase of the Company's or its subsidiaries' liabilities thereunder.

          (j) ERISA Compliance.

             (i) With respect to Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances, in connection with which the Company or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on the Company under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable law.

             (ii) Except as any of the following either individually or in the aggregate would not have a material adverse effect on the Company, (x) neither the Company nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, has incurred any unsatisfied liability under Title IV of ERISA and no condition exists that could reasonably be expected to present a risk to the Company or any ERISA Affiliate of the Company of incurring any such liability (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), and (y) no Company Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived.

             (iii) Section 3.1(j)(iii) of the Company Disclosure Schedule contains a true and complete list of each Company Benefit Plan that is subject to Title IV of ERISA and indicates each such plan that is a "multiemployer plan" within the meaning of Section 3 (37) of ERISA.

             (iv) Subject to Section 5.19, each Company Benefit Plan which is a welfare benefit plan as defined in Section 3(1) of ERISA (including any such plan covering former employees of the Company or any subsidiary of the Company) may be amended or terminated by the Surviving Corporation on or at any time after the Closing Date.

             (v) As of the date of this Agreement, neither the Company nor any of its subsidiaries is a party to, or obligated under, any collective bargaining or other labor union contract or arrangement applicable to persons employed by the Company or any of its subsidiaries and no collective bargaining agreement or other labor union contract or arrangement is being negotiated by the Company or any of its subsidiaries. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any of its subsidiaries, except where such dispute, strike or work stoppage individually or in the aggregate would not have a material adverse effect on the Company. As of the date of this Agreement, to the knowledge of the Company, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practice or other labor law violation in connection with the operation of the respective businesses of the Company or any of its subsidiaries, and there is no charge or complaint against the Company or any of its subsidiaries before the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing, except for any occurrence that individually or in the aggregate would not have a material adverse effect on the Company.

             (vi) The Company has delivered to Parent (A) a list showing (1) the number of shares of restricted common stock outstanding under the Incentive Compensation Plan (the "ICP") the vesting of which is accelerated by, and (2) the number of shares subject to, and the exercise price of, each Company Stock Option the exercisability of which is accelerated as a result of, the entering into of this Agreement, the consummation of the transactions contemplated by this Agreement or any filing by the Company with the SEC in respect thereof, and (B) a good faith estimate of the amounts that may become payable under the Long Term Performance Plan (the "LTPP"), the Shareholder Interest Bonus Plan (the "SIB") and the employment agreements entered into by the Company which are scheduled pursuant to Section 3.1(i)(i) of the Company Disclosure Schedule (the "Employment Agreements") by virtue of entering into of this Agreement, the consummation of the transactions contemplated by this Agreement or any filing by the Company with the SEC in

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        respect thereof. Neither the entering into of this Agreement, the consummation of the transactions contemplated by this Agreement or any filing by the Company with the SEC in respect thereof will, either alone or in combination with another event undertaken by the Company or any of its subsidiaries prior to the date hereof, (A) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (B) accelerate the time of payment, vesting, or lapse of restrictions of or increase the amount of compensation due, or result in a lapse of restrictions any such employee or officer or (C) constitute a "change in control" under any Company Benefit Plan except, in each case, pursuant to the LTPP, the SIB, the Excess Benefit Plan, the Supplemental Retirement Income Plan, the Supplemental Executive Welfare Plan and the Employment Agreements, previously disclosed to Parent.

          (k) Taxes.

             (i) Except as would not have a material adverse effect on the Company, (A) each of the Company and its subsidiaries has filed all tax returns and reports required to be filed by it and (B) all such tax returns and reports are complete and correct in all respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. The Company and each of its subsidiaries has paid (or the Company has paid on its behalf) all taxes (as defined herein) due and payable, except as would not have a material adverse effect on the Company, and the most recent financial statements contained in Company Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that are not adequately reserved for. The federal income tax returns of the Company and each of its subsidiaries for tax years through 1986 have closed by virtue of the applicable statute of limitations.

             (iii) Neither the Company nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

             (iv) As used in this Agreement, "taxes" shall include all (x) federal, state, local or foreign income, property, sales, excise and other taxes or similar governmental charges, including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and
        (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or (y).

          (l) Voting Requirements. The affirmative vote at the Company Stockholders Meeting (the "Company Stockholder Approval") of a majority of the number of outstanding shares of Company Common Stock to approve and adopt this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

          (m) State Takeover Statutes. To the knowledge of the Company, no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

          (n) Accounting Matters. The Company has disclosed to its independent public accountants all actions taken by it or its subsidiaries that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. As of the date hereof, the Company, based on advice from its independent public accountants, believes that the Merger will qualify for "pooling of interests" accounting.

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          (o) Brokers.  Except for Goldman, Sachs & Co., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

          (p) Ownership of Parent Capital Stock. As of the date hereof, neither the Company nor, to its knowledge without independent investigation, any of its affiliates who are not directors or executive officers of the Company,
     (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent.

          (q) Intellectual Property. Except as would not have a material adverse effect on the Company, the Company and its subsidiaries own or have a valid license to use all trade marks, service marks, trade names, Internet domain names, copyrights, computer programs, software (whether in source code or object code form and documentation related thereto), databases, inventions, know-how and trade secrets (including any registrations or applications for registration of any of the foregoing) (collectively, the "Company Intellectual Property") necessary to carry on its business substantially as currently conducted and except as would not have a material adverse effect on the Company, the consummation of the Merger and the other transactions contemplated hereby will not result in the loss or impairment of any such rights. Neither the Company nor any such subsidiary has received any written notice of infringement of or conflict with, and, to the Company's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any Company Intellectual Property that, individually or in the aggregate, in either such case, would have a material adverse effect on the Company. Except as would not have a material adverse effect on the Company, the Company is not a party to or otherwise bound by any settlement agreement, court or administrative judgment or similar obligation that limits or restricts, or that upon the consummation of the Merger would limit or restrict, the Company's ownership or rights to use the Company Intellectual Property.

          (r) Certain Contracts. Except as set forth in the Company Filed SEC Documents or as permitted pursuant to Section 4.1(a), neither the Company nor any of its subsidiaries is a party to or bound by (i) any agreement relating to the incurring of indebtedness (including sale and leaseback and capitalized lease transactions and other similar financing transactions) providing for payment or repayment in excess of $250 million individually or $1 billion in the aggregate, other than such agreements relating to indebtedness incurred in the ordinary course of business, (ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of the Company and its subsidiaries, taken as a whole, is or would be conducted (the agreements, contracts and obligations specified in clauses (ii) and (iii) above, collectively the "Company Material Contracts").

          (s) Environmental Liability. Except as set forth in the Company Filed SEC Documents and except as would not have a material adverse effect on the Company, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or rededication activities or governmental investigations of any nature (collectively, "Environmental Claims") or any conditions or circumstances that could form the basis of any Environmental Claim seeking to impose on the Company or any of its subsidiaries, or that reasonably could be expected to result in the imposition on the Company or any of its subsidiaries of, any liability or obligation arising under applicable common law standards relating to pollution or protection of the environment, human health or safety, or under any local, state or federal environmental statute, regulation, ordinance, decree, judgment or order relating to pollution or protection of the environment, human health or safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (collectively, the "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries as a result of the transactions contemplated by this Agreement.

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          (t) Opinion of Financial Advisor.  The Company has received the opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date, the Exchange Ratio is fair from a financial point of view to the stockholders of the Company.

          (u) Insurance Matters.

             (i) To the extent required under Insurance Laws and except as would not have a material adverse effect on the Company, all policies, binders, slips, certificates, annuity contracts and participation agreements and other agreements of insurance (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith), whether individual or group, that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply in all respects with the Insurance Laws applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved, the premiums charged conform thereto in all respects, and such premiums comply in all material respects with the Insurance Laws applicable thereto.

             (ii) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which any Company Insurance Subsidiary is a party or under which any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which would not, individually or in the aggregate, have a material adverse effect on the Company. Neither any Company Insurance Subsidiary, nor, to the knowledge of the Company, any other party to a reinsurance or coinsurance treaty or agreement to which any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement, or reduce any reinsurance or retrocessional coverage of any Company Insurance Subsidiary thereunder, by reason of the transactions contemplated by this Agreement. Neither the Company nor any Company Insurance Subsidiary has received any notice to the effect that any other party to any such reinsurance and coinsurance treaty or agreement that is otherwise terminable prior to the expiration thereof, will be terminated by such party as a result of the transactions contemplated by this Agreement. Neither the Company nor any Company Insurance Subsidiary has received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder or other failure to comply with the terms thereof may reasonably be anticipated, whether or not such default or non-compliance may be cured by the operation of any offset clause in such agreement. Each Company Insurer Subsidiary was entitled to take credit in its most recent Company SAP Statement for that portion of its ceded liabilities under each such reinsurance or coinsurance treaty as to which credit was taken in such Company SAP Statement. No insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company Insurance Subsidiaries or the ceding by any Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to two percent or more of the consolidated gross premium income of the Company Insurance Subsidiaries for the year ended December 31, 1999.

             (iii) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary since December 31, 1997, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were complete and accurate in all material respects. Furthermore, to the knowledge of the Company, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation, was

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        prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial standards consistently applied, and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

             (iv) Each material contract between a Company Insurance Subsidiary and a producer of business therefor ("Producer Agreements") is valid, binding and in full force and effect in accordance with its terms, and, to the knowledge of the Company, none of the parties thereto is in default with respect to any such Producer Agreement, other than for such failures to be valid, binding and in full force and effect or such defaults which would not, individually or in the aggregate, have a material adverse effect on the Company. To the knowledge of the Company, no party to any Producer Agreement has given notice to any Company Insurance Subsidiary that it intends to terminate or cancel any Producer Agreement as a result of the transactions contemplated by this Agreement. Since January 1, 1998, to the knowledge of the Company, at the time any Company Insurance Subsidiary paid commissions to any producer in connection with the sale of insurance or annuity contracts, each such producer was duly licensed if required under applicable Insurance Law in the particular jurisdiction in which such producer sold such insurance or annuity contracts for the Company Insurance Subsidiary, other than in immaterial respects.

          (v) Liabilities and Reserves.

             (i) All reserves and other liabilities established or reflected on the Company SAP Statements of each Company Insurance Subsidiary for insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such Company SAP Statements, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, were fairly stated in all material respects in accordance with SAP and are based on actuarial assumptions that are in accordance with those called for by the provisions of the related insurance, annuity, reinsurance, coinsurance and other applicable agreements of the relevant Company Insurance Subsidiary. The admitted assets and risk based capital of each Company Insurance Subsidiary as determined under applicable Insurance Laws are in an amount at least equal to the minimum amounts required by applicable Insurance Laws.

             (ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, to the knowledge of the Company, no claim or assessment is pending or threatened against any Company Insurance Subsidiary by any state insurance guaranty association in connection with such association's fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, have a material adverse effect on the Company.

          (w) Ineligible Persons. To the knowledge of those individuals identified on Schedule 3.1(d), without independent investigation, neither the Company or any of its controlled affiliates, nor any "affiliated person" (as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")) of the Company or any of its controlled affiliates, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to act as an investment advisor (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. To the knowledge of those individuals identified on
     Schedule 3.1(d), without independent investigation, neither the Company or any of its controlled affiliates nor, to the knowledge of the Company, any "person associated with an investment adviser" (as defined in the Investment Advisers Act) of the Company or any of its controlled affiliates, is ineligible pursuant to Section 203 of the Investment Advisers Act to act as an investment advisor or as an associated person to a registered investment adviser. To the knowledge of those individuals identified on Schedule 3.1(d), without independent investigation, neither the Company or any of its controlled affiliates, nor any "associated person of a broker or dealer" (as defined in the Exchange Act) of the Company or any of its controlled affiliates, is ineligible pursuant to Section 15(b) of the Exchange Act to act as a broker-dealer or as an associated person to a registered broker-dealer.

          (x) Rights Agreement. As of the date of this Agreement, the Company or the Board of Directors of the Company, as the case may be, has (i) taken all necessary actions so that the execution and delivery

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     of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" (as defined in the Rights Agreement) and (ii) amended the Rights Agreement to render it inapplicable to this Agreement and the transactions contemplated hereby.

          (y) Derivative Transactions.

             (i) All Derivative Transactions (as defined below) entered into by the Company or any of its subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any regulatory authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and each of its subsidiaries have duly performed in all material respects all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

             (ii) For purposes of this Section 3.1(y), "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

     SECTION 3.2 Representations and Warranties of Parent. Except (i) as disclosed in the Parent Filed SEC Documents (as defined in Section 3.2(g)), (ii) with respect to matters to which the Company shall have given its consent pursuant to Section 4.1(b) or (iii) as set forth on the Disclosure Schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") and making reference to the particular subsection of this Agreement to which exception is being taken (regardless of whether such subsection refers to the Parent Disclosure Schedule), Parent represents and warrants to the Company as follows (it being understood that any matter set forth in the Parent Disclosure Schedule with reference to a particular subsection of this Agreement will be deemed to be set forth with reference to any other subsection of this Agreement so long as the relevance of such matter to any such other subsection is reasonably apparent):

          (a) Organization, Standing and Corporate Power.

             (i) Each of Parent, its significant subsidiaries and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be duly organized, validly existing and in good standing, individually or in the aggregate, would not have a material adverse effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not have a material adverse effect on Parent.

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             (ii) Parent has delivered or provided to the Company prior to the execution of this Agreement complete and correct copies of the certificate of incorporation and by-laws of Parent and Merger Sub, each as amended to date.

          (b) Subsidiaries.

             (i) Exhibit 21 to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 includes all the significant subsidiaries of Parent as of the date of this Agreement. All the outstanding shares of capital stock of, or other equity interests in, each such significant subsidiary and Merger Sub (i) have been validly issued and are fully paid and nonassessable; (ii) are owned directly or indirectly by Parent, free and clear of all Liens; and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such significant subsidiary's business as currently conducted. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are issued and outstanding and owned by Parent.

             (ii) Merger Sub is a newly formed corporation with no assets or liabilities, except for liabilities arising under this Agreement. Merger Sub will not conduct any business or activities other than the issuance of its stock to Parent prior to the Merger.

          (c) Capital Structure. The authorized capital stock of Parent consists of 10,000,000,000 shares of Parent Common Stock and 30,000,000 shares of preferred stock, par value $1.00 per share, of Parent ("Parent Authorized Preferred Stock"), of which 1,600,000 shares have been designated as 6.365% Cumulative Preferred Stock, Series F ("Parent Series F Preferred Stock"), 800,000 shares have been designated as 6.213% Cumulative Preferred Stock, Series G ("Parent Series G Preferred Stock"), 800,000 shares have been designated as 6.231% Cumulative Preferred Stock, Series H ("Parent Series H Preferred Stock"), 500,000 shares have been designated as 8.40% Cumulative Preferred Stock, Series K ("Parent Series K Preferred Stock"), 690,000 shares have been designated as 9.50% Cumulative Preferred Stock, Series L ("Parent Series L Preferred Stock"), 800,000 shares have been designated as 5.864% Cumulative Preferred Stock, Series M ("Parent Series M Preferred Stock"), 700,000 shares have been designated as Adjustable Rate Cumulative Preferred Stock, Series Q ("Parent Series Q Preferred Stock"), 400,000 shares have been designated as Adjustable Rate Cumulative Preferred Stock, Series R ("Parent Series R Preferred Stock"), 500,000 shares have been designated as 7 3/4% Cumulative Preferred Stock, Series U ("Parent Series U Preferred Stock"), 250,000 shares have been designated as Fixed/Adjustable Rate Cumulative Preferred Stock, Series V ("Parent Series V Preferred Stock"), 5,000 shares have been designated as Cumulative Adjustable Rate Preferred Stock, Series Y ("Parent Series Y Preferred Stock") and 987 shares have been designated as 5.321% Cumulative Preferred Stock, Series YY ("Parent Series YY Preferred Stock"). At the close of business on August 7, 2000 and adjusted to give effect to the four-for-three Parent Common Stock split paid on August 25, 2000: (i) 4,557,983,532 shares of Parent Common Stock were issued and outstanding;
     (ii) 258,530,410 shares of Parent Common Stock were held by Parent in its treasury (iii) 59,582,808 shares of Parent Common Stock were held by subsidiaries of Parent; (iv) 1,600,000 shares of Parent Series F Preferred Stock were issued and outstanding (evidenced by 8,000,000 depositary shares, each of which represents a 1/5 interest in a share of Parent Series F Preferred Stock); (v) 800,000 shares of Parent Series G Preferred Stock were issued and outstanding (evidenced by 4,000,000 depositary shares, each of which represents a 1/5 interest in a share of Parent Series G Preferred Stock); (vi) 800,000 shares of Parent Series H Preferred Stock were issued and outstanding (evidenced by 4,000,000 depositary shares, each of which represents a 1/5 interest in a share of Parent Series H Preferred Stock);
     (vii) 500,000 shares of Parent Series K Preferred Stock were issued and outstanding (evidenced by 10,000,000 depositary shares, each of which represents a 1/20 interest in a share of Parent Series K Preferred Stock);
     (viii) no shares of Parent Series L Preferred Stock were issued and outstanding; (ix) 800,000 shares of Parent Series M Preferred Stock were issued and outstanding (evidenced by 4,000,000 depositary shares, each of which represents a 1/5 interest in a share of Parent Series M Preferred Stock); (x) 700,000 shares of Parent Series Q Preferred Stock were issued and outstanding (evidenced by 7,000,000 depositary shares, each of which represents a

1/10 interest in a share of Parent Series Q Preferred Stock); (xi) 400,000 shares of Parent Series R Preferred Stock were issued and outstanding (evidenced by 4,000,000 depositary shares, each of which represents a 1/10 interest in a share of Parent Series R Preferred Stock); (xii) 500,000 shares of Parent Series U Preferred Stock were issued and outstanding (evidenced by 5,000,000 depositary shares, each of which represents a 1/10 interest in a share of Parent Series U Preferred Stock); (xiii) 250,000 shares of Parent Series V Preferred Stock were issued and outstanding (evidenced by 2,500,000 depositary shares, each of which represents a 1/10 interest in a share of Parent Series V Preferred Stock); (xiv) 2,262 shares of Parent Series Y Preferred Stock were issued and outstanding; (xv) 987 shares of Parent Series YY Preferred Stock were issued and outstanding;
     (xvi) approximately 867 million shares of Parent Common Stock were reserved for issuance pursuant to the stock-based plans identified in Section 3.4(c) of the Parent Disclosure Schedule (such plans, collectively, the "Parent Stock Plans"), of which approximately 393.5 million shares are subject to outstanding employee stock options or other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans (collectively, "Parent Employee Stock Options"); (xvii) 1,116,701 shares of Parent Common Stock are reserved for issuance pursuant to convertible securities; and (xviii) other than as set forth above, no other shares of Parent Authorized Preferred Stock have been designated or issued. All outstanding shares of capital stock of Parent are, and all shares thereof which may be issued pursuant to this Agreement or otherwise will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 3.2(c) and except for changes since August 7, 2000 resulting from the issuance of shares of Parent Common Stock pursuant to the Parent Stock Plans, Parent Employee Stock Options or Parent Convertible Securities and other rights referred to in this Section 3.2(c), as of the date hereof, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent, (C) any warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent or other ownership interests of Parent, and (y) there are no outstanding obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. As of the date hereof, there are no outstanding (A) securities of Parent or any Parent subsidiary convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or other ownership interests in any Parent subsidiary, (B) warrants, calls, options or other rights to acquire from Parent or any Parent subsidiary, and any obligation of Parent or any Parent subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any Parent subsidiary or (C) obligations of Parent or any Parent subsidiary to repurchase, redeem or otherwise acquire any such outstanding securities of Parent subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. To Parent's knowledge, neither Parent nor any Parent subsidiary is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive or, except as provided by the terms of Parent Stock Plans, Parent Employee Stock Options and Parent Convertible Securities, antidilutive rights with respect to, any securities of the type referred to in the two preceding sentences.

          (d) Authority; Noncontravention. Parent and Merger Sub each has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate and shareholder action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub, respectively, in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the

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     provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of Parent, (ii) the certificate of incorporation or by-laws of the comparable organizational documents of any of its significant subsidiaries or Merger Sub, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Parent or any of its subsidiaries or their respective properties or assets or (iv) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii),
     (iii) and (iv), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a material adverse effect on Parent or (y) reasonably be expected to impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement. To the knowledge of Parent, no consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its subsidiaries in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (1) the filing of a pre-merger notification and report form by Parent under the HSR Act; (2) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (3) the filing of the Certificate of Merger with the Secretary of State of Delaware and such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Parent and its subsidiaries are qualified or licensed to do business or state securities or "blue sky" laws; (4) such filings with and consents and approvals of the Commissioners of Insurance or similar regulatory authorities having jurisdiction over the insurance business, (5) such filings with and approvals of the NYSE and the Pacific Stock Exchange (the "PSE") to permit the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plan to be listed on the NYSE and PSE; (6) filings in respect of, and approvals and authorizations of, any Governmental Entity having jurisdiction over the consumer lending, banking, insurance or other financial services businesses; and (7) such consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not (x) have a material adverse effect on Parent or (y) reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

          (e) SEC Documents; Undisclosed Liabilities. Since January 1, 1997, Parent has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed (as amended and restated and as supplemented by subsequently filed Parent SEC Documents) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except (i) as reflected in such financial statements or in the notes thereto or (ii) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature which, individually or in the aggregate, would have a material adverse effect on Parent.

          (f) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4.

          (g) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby or as disclosed in any Parent SEC Document filed and publicly available prior to the date hereof (as amended to the date hereof, the "Parent Filed SEC Documents"), and except as permitted by Section 4.1(b), since January 1, 2000, Parent and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any material adverse change in Parent, including, but not limited to, any material adverse change arising from or relating to fraudulent or unauthorized activity, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, other than regular quarterly cash dividends on the Parent Common Stock and dividends payable on Parent's preferred stock in accordance with their terms, (iii) as of the date hereof, any split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock, except for issuances of Parent Common Stock upon exercise of Parent Employee Stock Options, upon conversion of Parent Convertible Securities or in accordance with the terms of the Parent Stock Plans, (iv) as of the date hereof, except insofar as may have been disclosed in Parent Filed SEC Documents or required by a change in GAAP, any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or business or (v) as of the date hereof, any tax election by Parent or its subsidiaries or any settlement or compromise of any income tax liability by Parent or its subsidiaries except as would not be required to be disclosed in the Parent SEC Documents.

          (h) Compliance with Applicable Laws; Litigation.

             (i) Parent, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the businesses of Parent and its subsidiaries (the "Parent Permits"), except where the failure to have any such Parent Permits individually or in the aggregate would not have a material adverse effect on Parent. Parent and its subsidiaries are in compliance in all respects with the terms of the Parent Permits and all applicable statutes, laws, ordinances, rules and regulations, except where the failure so to comply individually or in the aggregate would not have a material adverse effect on Parent. As of the date of this Agreement, except as disclosed in Parent Filed SEC Documents, no action, demand, requirement or investigation by any Governmental Entity and no suit, action, proceeding or arbitration by any person or Governmental Entity, in each case with respect to Parent or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Parent, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not (i) have a material adverse effect on Parent or (ii) reasonably be expected to impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

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

             (ii) Except as otherwise applicable to similarly situated companies generally, neither Parent nor any of its subsidiaries is subject to any outstanding order, injunction or decree or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or, except as would not have a material adverse effect on Parent, is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Entity that restricts in any material respect the conduct of its business or, except as would not have a material adverse effect on Parent, that in any manner relates to its capital adequacy, its policies, its management or its business (each, a "Parent Regulatory Agreement"), nor has Parent or any of its subsidiaries or affiliates (A) been advised since January 1, 2000 by any Governmental Entity that it is considering issuing or requesting any such Parent Regulatory Agreement or (B) have knowledge of any pending or threatened regulatory investigation.

          (i) Absence of Changes in Benefit Plans. For purposes of this Agreement, "Parent Benefit Plan" shall mean each collective bargaining agreement, employment agreement, consulting agreement, severance agreement or any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former employee, officer or director of Parent or any of its wholly owned subsidiaries. Since January 1, 2000, there has not been any material change in any actuarial or other assumptions used to calculate funding obligations with respect to any Parent pension plans or post-retirement benefit plans, or any change in the manner in which contributions to any Parent pension plans or post-retirement benefit plans are made or in the basis on which such contributions are determined which, individually or in the aggregate, would result in a material increase of Parent's or its subsidiaries' liabilities thereunder.

          (j) ERISA Compliance.

             (i) With respect to Parent Benefit Plans, no event has occurred and there exists no condition or set of circumstances, in connection with which Parent or any of its subsidiaries could be subject to any liability that individually or in the aggregate would have a material adverse effect on Parent under ERISA, the Code or any other applicable law.

             (ii) Except as any of the following either individually or in the aggregate would not have a material adverse effect on Parent, (x) neither Parent nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Parent would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA, has incurred any unsatisfied liability under Title IV of ERISA in connection with any Parent Benefit Plan and no condition exists that could reasonably be expected to present a risk to Parent or any ERISA Affiliate of Parent of incurring any such liability (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), and (y) no Parent Benefit Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code) whether or not waived.

             (iii) Section 3.2(j)(iii) of the Parent Disclosure Schedule contains a true and complete list of each Parent Benefit Plan that is subject to Title IV of ERISA and indicates each such plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (k) Taxes. (i) Except as would not have a material adverse effect on Parent, (A) each of Parent and its subsidiaries has filed all tax returns and reports required to be filed by it and (B) all such tax returns and reports are complete and correct in all respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired. Parent and each of its subsidiaries has paid (or Parent has paid on its behalf) all taxes due and payable, except as would not have a material adverse effect on Parent, and the most recent financial statements contained in the Parent Filed SEC Documents reflect an adequate reserve in accordance with GAAP for all taxes payable by Parent and its

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     subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No material deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its subsidiaries that are not adequately reserved for. The federal income tax returns of Parent and each of its subsidiaries for tax years identified in Section 3.2(k)(ii) of the Parent Disclosure Schedule have closed by virtue of the applicable statute of limitations.

             (iii) Neither Parent nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          (l) Accounting Matters. Parent has disclosed to its independent public accountants all actions taken by it or its subsidiaries that would impact the accounting of the business combination to be effected by the Merger as a pooling of interests. As of the date hereof, Parent, based on advice from its independent public accountants, believes that the Merger will qualify for "pooling of interest" accounting.

          (m) Brokers. Except for Salomon Smith Barney Inc., no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

          (n) Ownership of Company Capital Stock. Except for shares owned by Parent Benefit Plans or shares held or managed for the account of another person or as to which Parent is required to act as a fiduciary or in a similar capacity or as otherwise disclosed in the Parent SEC Documents, as of the date hereof, none of Parent, Merger Sub or, to their knowledge without independent investigation, any of their affiliates who are not directors or executive officers of Parent, (i) beneficially owns (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or
     (ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company, other, in each case, than the shares of the Company's capital stock held directly or indirectly, in trust accounts, managed accounts or the like or held for the account of another person.

          (o) Voting Requirements. Assuming the accuracy of the Company's representation and warranty contained in Section 3.1(c), no vote of the holders of Parent Common Stock or Parent's preferred stock is necessary to authorize the issuance of Parent Common Stock pursuant to the Merger or otherwise in connection with the transactions contemplated by this Agreement, including the stock exchange listings contemplated by Section
     5.11. The affirmative vote of Parent, the sole stockholder of the capital stock of Merger Sub, has been obtained and is the only vote of the holders of Merger Sub's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

          (p) Environmental Liability. Except as set forth in the Parent Filed SEC Documents and except as would not have a material adverse effect on Parent, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or rededication activities or governmental investigations of any nature seeking to impose on Parent or any of its subsidiaries, or that reasonably could be expected to result in the imposition on Parent or any of its subsidiaries of, any liability or obligation arising under applicable Environmental Laws, pending or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 4.1 Conduct of Business. (a) Conduct of Business by the Company. Except as set forth in Section 4.1(a) of the Company Disclosure Schedule, except as otherwise expressly contemplated by this

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

Agreement or except as consented to by Parent in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, use all reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a regular basis to review the financial and operational affairs of the Company and its subsidiaries. Such review shall be conducted in accordance with applicable law and shall not cover current or future pricing of specific products, marketing or strategic plans, specific breakdowns of sales by customers, or plans to introduce new competitive products and shall in no event be deemed to constitute control of the Company by Parent. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to:

          (i) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, or by a subsidiary that is partially owned by the Company or any of its subsidiaries, provided that the Company or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends on the Company Common Stock), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Company Stock Options that are, in each case, outstanding as of the date hereof in accordance with their present terms, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options that are, in each case, outstanding as of the date hereof in accordance with their present terms);

          (iii) amend its certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person, other than acquisitions in the ordinary course of finance receivables in an aggregate principal amount not to exceed $2.5 billion and other than acquisitions (not of the type contemplated above) in the ordinary course with a value not to exceed $25 million; provided any such acquisitions shall be for cash consideration;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that is material in relation to the Company and its subsidiaries taken as a whole (including securitizations), other than in the ordinary course of business so long as Parent's prior written approval, which shall not be unreasonably withheld or delayed, is obtained;

          (vi) except for borrowings under existing credit facilities or lines of credit or refinancing of indebtedness outstanding on the date hereof, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or other wise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any person other than its wholly owned subsidiaries, except in the ordinary course of business consistent with past practice or except as attributable to the execution of this Agreement and the transactions contemplated hereby;

          (vii) other than changes which are not known to the Chief Financial Officer of the Company and are not significant and are in the ordinary course of business consistent with past practices, change its

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

     accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, in each case, in effect at December 31, 1999, except as required by changes in GAAP or SAP, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns of the Company for the taxable year ending December 31, 1999, except as required by changes in law or regulation;

          (viii) change in any material respects its investment or risk management or other similar policies of the Company or any of its subsidiaries (other than the Company Insurance Subsidiaries, the conduct of which is addressed in subsection (ix) below);

          (ix) change in any material respects its actuarial, reserving, investment or risk management or other similar policies of the Company Insurance Subsidiaries;

          (x) create, renew or amend any agreement or contract or other binding obligation of the Company or its subsidiaries containing (A) any restriction on the ability of the Company or its subsidiaries to conduct its business as it is presently being conducted or (B) any restriction on the Company or its subsidiaries engaging in any type or activity or business;

          (xi) (A) grant to any current or former director, executive officer or other key employee of the Company or its subsidiaries any increase in compensation, bonus or other benefits, except for increases in the ordinary course of business (including, without limitation, for new hires in the ordinary course of business), (B) grant to any such current or former director, executive officer or other key employee of the Company any increase in severance or termination pay, (C) enter into, or amend, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (D) grant to any employees of the Company or its subsidiaries any award under the LTPP and/or the SIB with a performance period that commences on or after January 1, 2001;

          (xii) except pursuant to agreements or arrangements in effect on the date hereof and previously provided to Parent, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or the immediate family members or associates of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

          (xiii) make any material tax elections (unless required by applicable law or made in the ordinary course of business consistent with past practices);

          (xiv) agree or consent to any material agreements or material modifications of existing agreements with any Governmental Entity in respect of the operations of its business, except (i) as required by law to renew Permits or agreements in the ordinary course consistent with past practice, or (ii) to effect the consummation of the transactions contemplated hereby;

          (xv) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, material to the Company and its subsidiaries taken as a whole, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company Filed SEC Documents filed prior to the date hereof, or incurred since June 30, 2000 in the ordinary course of business consistent with past practice; or

          (xvi) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(a) (other than clause (iii)) shall not apply to any transaction between the Company and any wholly owned subsidiary or between any wholly owned subsidiaries

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

of the Company. Prior to the Closing, the Company shall terminate any and all repurchase programs and plans conducted by the Company for Company Common Stock.

     (b) Conduct of Business by Parent. Except as set forth in Section 4.1(b) of the Parent Disclosure Schedule, except as otherwise expressly contemplated by this Section 4.1(b) or otherwise expressly contemplated by this Agreement or except as consented to by the Company in writing, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause its subsidiaries to carry on their respective businesses in compliance in all material respects with all applicable laws and regulations and use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its subsidiaries to:

          (i) other than pursuant to Adjustment Events and other than dividends and distributions by a direct or indirect wholly owned subsidiary of Parent to its parent, or by a subsidiary that is partially owned by Parent or any of its subsidiaries, provided that Parent or any such subsidiary receives or is to receive its proportionate share thereof, (x) declare, set aside or pay any dividends on or make any other distributions in respect of any of its capital stock (except (A) for regular quarterly cash dividends (which may be increased by Parent in amounts generally consistent with past practice) on the Parent Common Stock and (B) for regular quarterly cash dividends on the Parent Authorized Preferred Stock) or (y) other than pursuant to an Adjustment Event, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except in connection with the exercise of shares subject to employee and non-employee director stock options;

          (ii) except as contemplated hereby, amend its certificate of incorporation (other than in connection with the issuance of a new class or series of Parent Authorized Preferred Stock); provided, however, that this
     Section 4.1(b)(ii) shall not apply to Parent's subsidiaries other than Merger Sub;

          (iii) enter into any agreement to acquire all or substantially all of the capital stock or assets of any other person or business unless such transaction would not reasonably be expected to materially delay or impede the consummation of the Merger; or

          (iv) authorize, or commit or agree to take, any of the foregoing actions;

provided that the limitations set forth in this Section 4.1(b) shall not apply to any transaction between Parent and any wholly owned subsidiary or between any wholly owned subsidiaries of Parent.

     (c) Other Actions. Except as required by law, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in
(i) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect at the Effective Time, or (iii) any of the conditions to the Merger set forth in Article VI not being satisfied.

     (d) Advice of Changes. Except to the extent prohibited by applicable law or regulation, the Company, Parent and Merger Sub shall promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article VI to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     SECTION 4.2 No Solicitation by the Company. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its or any of its subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that the Company and its Board of Directors, in response to any bona fide Company Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 4.2(a), and subject to providing prior written notice of its decision to take such action to Parent as contemplated herein and in compliance with this Section 4.2(a) and Section 4.2(c), shall be permitted to:

          (A) effect a Change in the Company Recommendation (as defined below), or

          (B) furnish information with respect to the Company and its subsidiaries to any person making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company based upon the advice of its outside counsel) and participate in discussions or negotiations regarding such Company Takeover Proposal, if and only to the extent that (i) the Company's Stockholders Meeting shall not have occurred, (ii) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law and (iii) (x) in the case of clause (A) only, the Company's Board of Directors concludes in good faith that such Company Takeover Proposal constitutes a Company Superior Proposal, provided that at least three business days prior to making such conclusion, the Company's Board of Directors provides Parent written notice advising Parent that the Company's Board of Directors is prepared to conclude that such Company Takeover Proposal constitutes a Superior Proposal and during such three business day period the Company and its advisors shall have negotiated in good faith with Parent to make adjustments in the terms and conditions of this Agreement such that such Company Takeover Proposal would no longer constitute a Company Superior Proposal and (y) in the case of clause (B) only, the Company's Board of Directors concludes in good faith that such Company Takeover Proposal is reasonably likely to result in a Company Superior Proposal. The Company, its subsidiaries and their representatives immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any Company Takeover Proposal.

     For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 30% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company subsidiary whose business constitutes 30% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole), other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party (I) to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's capital stock then outstanding or all or substantially all the assets of the Company and (II) which is otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after consultation with (i) either Goldman, Sachs & Co. or another nationally recognized investment banking firm and (ii) outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal,

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that the proposal, (i) if consummated would result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the Merger and (ii) is reasonably capable of being completed, including to the extent required, financing which is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

     (b) Except as expressly permitted by this Section 4.2, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Agreement, the Merger and the other transaction contemplated hereby or the Company Recommendation (as defined in Section 5.1(b)) or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such approval or Company Recommendation (collectively, a "Change in the Company Recommendation"), (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by the Company Board of a Company Takeover Proposal, or any failure by the Company Board to recommend against a Company Takeover Proposal. Notwithstanding the foregoing, the Board of Directors of the Company, to the extent that it determines in good faith, after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, may terminate this Agreement solely in order to concurrently enter into a Company Acquisition Agreement with respect to any Company Superior Proposal, but only at a time that is after the third business day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal and identifying the person making such Company Superior Proposal, all of which information will be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement.

     (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 4.2, the Company shall immediately advise Parent orally and in writing of any request for information or of any Company Takeover Proposal, the material terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal. The Company will keep Parent reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal, including without limitation informing Parent upon delivery of information in response to any such request for information.

     (d) Nothing contained in this Section 4.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation unless it is an explicit Change in the Company Recommendation) if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, any such disclosure relating to a Company Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Board of Directors of the Company reaffirms the Company Recommendation in such disclosure.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.1 Preparation of the Form S-4 and the Proxy Statement; Stockholders Meeting. (a) As soon as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use all best efforts to cause the Proxy Statement to be mailed to the holders of Company

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Common Stock as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state or foreign securities laws in connection with the issuance of the Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Parent or the Company without providing the other with the opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

     (b) The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") in accordance with the DGCL for the purpose of obtaining the Company Stockholder Approval and, subject to Section 4.2, the Board of Directors of the Company shall recommend to the Company's stockholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the "Company Recommendation"). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this
Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal. Notwithstanding any Change in the Company Recommendation, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company's Stockholders Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve the Company of such obligation.

     SECTION 5.2 Letters of the Company's Accountants. (a) The Company shall use all commercially reasonable efforts to cause to be delivered to Parent two letters from the Company's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) The Company shall use all commercially reasonable efforts to cause to be delivered to Parent and Parent's independent accountants two letters (the "Company Pooling Letters") from the Company's independent accountants addressed to the Company, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, in each case stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     SECTION 5.3 Letters of Parent's Accountants. (a) Parent shall use all commercially reasonable efforts to cause to be delivered to the Company two letters from Parent's independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Parent shall use all commercially reasonable efforts to cause to be delivered to the Company and the Company's independent accountants two letters (the "Parent Pooling Letters") from Parent's independent accountants addressed to Parent, one dated as of the date the Form S-4 is declared effective and one dated as of the Closing Date, in each case stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

     SECTION 5.4 Access to Information; Confidentiality. Subject to the Confidentiality Agreement, dated August 31, 2000, between Parent and the Company (the "Confidentiality Agreement"), and subject to the restrictions contained in confidentiality agreements to which such party is subject (which such party will use its reasonable best efforts to have waived) and applicable law, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of their respective subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. In addition, the Company will deliver, or cause to be delivered, to Parent the internal or external reports reasonably required by Parent promptly after such reports are made available to the Company's personnel. No review pursuant to this Section 5.4 shall affect any representation or warranty given by either party hereto to the other party. Each of the Company and Parent will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 5.5 Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this
Section 5.5(a) will limit or affect actions permitted to be taken pursuant to
Section 4.2.

     (b) In connection with and without limiting the foregoing, the Company and Parent shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the Merger or any of the other transactions contemplated hereby or thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or the Merger or any other transaction contemplated hereby or thereby, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

     (c) Each of the Company and Parent shall cooperate with each other in obtaining opinions of Simpson Thacher & Bartlett, counsel to the Company, and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In connection therewith, each of Parent and the Company shall deliver to Simpson Thacher & Bartlett and Skadden, Arps, Slate, Meagher & Flom LLP customary representation letters substantially in the form set forth in
Schedule 5.5(c) (the representation letters referred to in this sentence are collectively referred to as the "Tax Certificates").

     (d) The Company shall use its best efforts to assist Parent and certain of its subsidiaries that are subject to the reporting requirements of the Exchange Act (the "Reporting Subs") in the preparation and filing, on the earliest practicable date after the date of this Agreement, of Current Reports on Form 8-K for each of Parent and the Reporting Subs containing the information required by Item 512(a)(1)(ii) of Regulation S-K of the SEC, including the historical financial statements of the Company required by Rule 3-05 of Regulation S-X of the SEC and the pro forma financial information with respect to the business combination contemplated by this Agreement required by Article 11 of Regulation S-X of the SEC, and the Company shall take all other action necessary to allow Parent and the Reporting Subs to issue and sell securities on a continuous or delayed basis in one or more public offerings registered under the Securities Act.

     SECTION 5.6 Employee Stock Options, Incentive and Benefit Plans. (a) As of the Effective Time, (i) each outstanding Company Stock Option shall be converted into an option (an "Adjusted Option") to purchase the number of shares of Parent Common Stock (rounded to the nearest whole number of shares of Parent Common Stock) equal to the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per share (rounded to the nearest whole cent) equal to the exercise price for each such share of Company Common Stock subject to such option divided by the Exchange Ratio, and all references in each such option to the Company shall be deemed to refer to Parent, where appropriate; provided, however, that the adjustments provided in this clause (i) with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) or which are described in Section 423 of the Code, shall be effected in a manner consistent with the requirements of Section 424(a) of the Code, and (ii) Parent shall assume the obligations of the Company under the Company Stock Plan. The other terms of each such option, and the plans under which they were issued, shall continue to apply in accordance with their terms.

     (b) As of the Effective Time, (i) each outstanding Company Award other than Company Stock Options (including restricted stock, stock appreciation rights, deferred stock, phantom stock, stock equivalents and stock units) (each a "Company Award") under the Company Stock Plan shall be converted into the same instrument of Parent, in each case with such adjustments (and no other adjustments) to the terms of such Company Awards as are necessary to preserve the value inherent in such Company Awards with no detrimental or beneficial effects on the holder thereof and (ii) Parent shall assume the obligations of the Company under the Company Awards. The other terms of each such Company Award, and the plans or agreements under which they were issued, shall continue to apply in accordance with their terms.

     (c) The Company and Parent agree that the Company Stock Plan and Parent Stock Plans shall be amended, to the extent necessary, to reflect the transactions contemplated by this Agreement, including, but not limited to the conversion of shares of Company Common Stock held or to be awarded or paid pursuant to such benefit plans, programs or arrangements into shares of Parent Common Stock on a basis consistent with the transactions contemplated by this Agreement.

     (d) Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to the benefit plans, programs and arrangements referred to in this Section 5.6 and (ii) issue or cause to be issued the appropriate number of shares of Parent Common Stock pursuant to applicable plans, programs and arrangements, upon the exercise or maturation of rights existing thereunder on the Effective Time or thereafter granted or awarded. No later than the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Parent Common Stock necessary to fulfill Parent's obligations under this Section 5.6. Such registration statement shall be kept effective (and the current status of the prospectus required thereby shall be maintained) for at least as long as Adjusted Options or Company Awards remain outstanding.

     (e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options and Company Awards appropriate notices setting forth such holders' rights pursuant to the Company Stock Plan and the agreements evidencing the grants of such Company Stock Options and

Company Awards and that such Company Stock Options and Company Awards and the related agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.6 after giving effect to the Merger).

     (f) Following the Effective Time, the Surviving Corporation shall comply with the Company's obligations under Company Benefit Plans and similar arrangements existing on the date hereof and disclosed to Parent; provided, however, that the foregoing shall not prevent the Surviving Corporation from amending or terminating any Company Benefit Plan or similar arrangement in accordance with its terms.

     SECTION 5.7 Indemnification, Exculpation and Insurance. (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or comparable organizational documents) and any indemnification agreements or arrangements of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms. The Surviving Corporation shall pay any expenses of any indemnified person under this Section 5.7 in advance of the final disposition of any action, proceeding or claim relating to any such act or omission to the fullest extent permitted under the DGCL upon receipt from the applicable indemnified person to whom advances are to be advanced of any undertaking to repay such advances required under the DGCL. The Surviving Corporation shall cooperate in the defense of any such matter. In addition, from and after the Effective Time, directors or officers of the Company who become directors or officers of the Surviving Corporation or its affiliates will be entitled to the same indemnity rights and protections as are afforded to other directors and officers of the Surviving Corporation.

     (b) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume the obligations thereof set forth in this Section 5.7.

     (c) The provisions of this Section 5.7 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

     (d) For six years after the Effective Time, the Surviving Corporation shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies of Parent or its subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 5.7(d) in excess of 200% of the aggregate premiums paid by the Company in 2000 on an annualized basis for such purpose.

     (e) Parent shall cause the Surviving Corporation or any successor thereto to comply with its obligations under this Section 5.7.

     SECTION 5.8 Fees and Expenses. (a) Except as provided in this Section 5.8, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     (b) (i) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c), then, promptly, but in no event later than two business days after such termination, the Company shall pay Parent a fee equal to $400 million by wire transfer of same day funds.

          (ii) In the event that (A) a Pre-Termination Takeover Proposal Event (as defined below) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i) or 7.1(b)(ii) and (B) prior to the date that is 18 months after the date of such termination the Company enters into a Company Acquisition Agreement, then the Company shall promptly, but in no event later than two business days after the date such Company Acquisition Agreement is entered into, pay Parent a fee equal to $400 million by wire transfer of same day funds.

          (iii) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d), then concurrently with such termination, the Company shall pay to Parent a fee equal to $400 million by wire transfer of same day funds.

          (iv) In the event that (A) a Pre-Termination Takeover Proposal Event shall occur after the date of this Agreement, (B) the Company Board of Directors has effected a Change in the Company Recommendation, and (C) this Agreement is terminated by either Parent or Company for any reason provided for under Section 7.1, then, promptly, but in no event later than two business days after such termination, the Company shall pay Parent a fee equal to $400 million by wire transfer of same day funds.

          (v) In no event shall the Company be required to pay more than $400 million pursuant to this Section 5.8.

          (vi) For purposes of this Section 5.8(b), a "Pre-Termination Takeover Proposal Event" shall be deemed to occur if a Company Takeover Proposal shall have been made known to the Company or any of its subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal. The Company acknowledges that the agreements contained in this Section 5.8(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 5.8(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.8(b), the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

     SECTION 5.9 Public Announcements. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statements and any internal communications with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     SECTION 5.10 Affiliates. (a) To the extent practicable, concurrently with the execution of this Agreement (or to the extent not practicable, as soon as practicable and in any event within 10 business days after the date hereof), the Company shall deliver to Parent a written agreement substantially in the form attached as Exhibit 5.10(a) hereto of all of the persons who are "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations; all of such affiliates, who are affiliates as of the date of this Agreement, are identified in Section 5.10 of the Company Disclosure Schedule.
Section 5.10 of the Company Disclosure Schedule shall be updated by the Company as necessary to reflect changes from the date hereof and the Company shall use best efforts to cause each person added to such schedule after the date hereof to deliver a similar agreement. Parent shall cause all persons who are affiliates of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit 5.10(a) hereto.

     (b) The Surviving Corporation shall publish combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135 no later than 30 days after the end of the first fiscal quarter ending after the Closing in which there was at least 30 days of post-Merger combined operations. This Section 5.10(b) is intended to be for the benefit of affiliates of the Company.

     SECTION 5.11 Stock Exchange Listing. Parent shall use best efforts to cause the Parent Common Stock issuable (i) under Article II or (ii) upon exercise of the Adjusted Options pursuant to Section 5.6 to be approved for issuance on the NYSE and the PSE, in each case subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

     SECTION 5.12 Stockholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against the Company or Parent, as applicable, and its directors relating to the transactions contemplated by this Agreement.

     SECTION 5.13 Tax Treatment. Each of Parent and the Company shall use best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code and to obtain the opinions of counsel referred to in Sections 6.2(c) and 6.3(c).

     SECTION 5.14 Pooling of Interests. Each of the Company and Parent shall use best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of the Company and Parent agrees that, except as required by applicable law or regulation, it shall take no action that would cause such accounting treatment not to be obtained.

     SECTION 5.15 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective subsidiaries is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     SECTION 5.16 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. The Company shall pay on behalf of its stockholders, without deduction or withholding from any amount payable to the holders of Company Common Stock, any such taxes or fees imposed by any Governmental Entity which become payable in connection with the transactions contemplated by this Agreement for which such stockholders are primarily liable and in no event shall Parent pay such amounts.

     SECTION 5.17 Payment of Dividends. From the date hereof until the Effective Time, Parent and the Company will coordinate with each other regarding the declaration of dividends in respect of the shares of Parent Common Stock and the shares of the Company Common Stock and the record dates and payment dates relating thereto (it being the intention of the parties that such record dates and payment dates be as consistent as practicable with past practice), it being the intention of the parties that holders of shares of Company Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and the shares of Parent Common Stock any holder of shares of Company Common Stock receives in exchange therefor in connection with the Merger.

     SECTION 5.18 Section 16 Matters. Prior to the Effective Time, Parent and Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by

Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     SECTION 5.19 Employee Benefit Review. Commencing promptly following the date hereof, Parent's and the Company's human resource managers shall conduct a review of the Company Benefit Plans and other Company compensation arrangements in order to coordinate the benefits to be provided after the Closing to persons who are employees of the Company or its subsidiaries immediately prior to the Closing ("Affected Employees") and to ensure an orderly transition and the appropriate retention of employees. Specifically this review shall include the following:

          (a) With respect to any Company Benefit Plan that is a retiree medical or other retiree welfare plan, to the extent the costs of providing benefits thereunder are adequately accrued, the Surviving Corporation shall not amend or terminate such plan following the Effective Time in any manner which results in the benefits available thereunder to fail to be substantially similar to those provided on the date hereof or the increase in costs, other than any co-payment and cost-sharing increases (which may be continued in the same proportion to Company provided portions of cost) to any former Company employee (and his or her eligible dependents) who is receiving such benefits thereunder as of the Effective Date, or any Affected Employee (and his or her eligible dependents) who would be eligible for such benefits if he or she retired on the Effective Date (or who, as of the Effective Date, is within three years of being able to retire and receive benefits thereunder).

          (b) Prior service credit will be granted for eligibility, vesting and participation in, and eligibility to retire under, the Surviving Corporation's benefit programs.

          (c) Pre-existing condition exclusions will be waived for Affected Employees to the extent possible. Appropriate consideration for past deductibles, or out-of-pocket expenses toward the medical or dental programs will be evaluated for operational feasibility and strived for whenever possible.

          (d) A reasonable period of time will be allowed for the Affected Employees to utilize accrued, paid time off, within reasonable limits and allowing for the effective operation of the business.

          (e) The Company will determine and announce in the ordinary course (prior to the Effective Date), but will not pay, the fiscal year 2000 bonus amounts for senior executives (approximately 205 individuals), and the Surviving Corporation shall pay to such senior executives the bonus amounts so announced on or as soon as reasonably practicable after March 1, 2001.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by each of Parent and the Company on or prior to the Closing Date of the following conditions:

          (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

          (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (c) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(b)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of the Company, Parent or any of their subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or made is reasonably expected to have a material adverse effect on Parent and its subsidiaries and prospective subsidiaries, taken as a whole, shall have been obtained or made.

          (d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect (i) preventing the consummation of the Merger, or (ii) which otherwise is reasonably likely to have a material adverse effect on the Company or Parent, as applicable; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall have been entered or be pending by the SEC.

          (f) Stock Exchange Listings. The shares of Parent Common Stock issuable to the Company's stockholders (i) as contemplated by Article II or
     (ii) upon exercise of the Adjusted Options pursuant to Section 5.6 shall have been approved for listing on the NYSE and the PSE, subject to official notice of issuance.

          (g) Pooling Letters. Parent and the Company shall have received the Parent Pooling Letters and the Company Pooling Letters and they shall not have been withdrawn or modified in any material respect.

     SECTION 6.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and
     (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement.

          (c) Tax Opinion. Parent shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Parent, an opinion dated as of such date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel for Parent may require delivery of and rely on the Tax Certificates.

          (d) Regulatory Condition. No condition or requirement has been imposed by one or more Governmental Entities in connection with any required approval by them of the Merger relating to the transactions contemplated hereunder which, either alone or together with all such other conditions or requirements requires the Company or its subsidiaries to be operated in a manner which is materially different from industry standards in effect on the date hereof and which materially adversely affects the business, financial condition, results of operations or prospects of the Company and its subsidiaries, taken as a whole, or their businesses, other than their commercial finance businesses, taken as a whole.

     SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Parent set forth herein (i) that are qualified as to materiality shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and
     (ii) that are not qualified as to materiality shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) in all material respects.

          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing Date under this Agreement.

          (c) Tax Opinions. The Company shall have received from Simpson Thacher & Bartlett, counsel to the Company, an opinion as of such date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel for the Company may require delivery of and rely on the Tax Certificates.

     SECTION 6.4 Frustration of Closing Conditions. Neither Parent nor the Company may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to
Section 5.5.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and whether before or after the Company Stockholder
Approval:

          (a) by mutual written consent of Parent and the Company;

          (b) by either Parent or the Company:

             (i) if the Merger shall not have been consummated by April 1, 2001, provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; provided, however, that this Agreement may be extended not more than 30 days by either party by written notice to the other party if the Merger shall not have been consummated solely as a result of the condition set forth in Section 6.1(c) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period;

             (ii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

             (iii) if any Restraint having any of the effects set forth in
        Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall have used best efforts to prevent the entry of and to remove such Restraint;

          (c) by Parent, if the Company shall have failed to make the Company Recommendation in the Proxy Statement or effected a Change in the Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have breached its obligations under this Agreement by reason of a failure to call or convene the Company Stockholders Meeting in accordance with Section 5.1(b); or

          (d) by the Company in accordance with Section 4.2(b); provided that, in order for the termination of this Agreement pursuant to this paragraph
     (d) to be deemed effective, the Company shall have complied with all provisions of Section 4.2, including the notice provisions therein, and with applicable requirements, including the payment of the fee referred to in paragraph (b)(iii) of Section 5.8.

     The party desiring to terminate this Agreement pursuant to clause (b), (c) or (d) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision hereof pursuant to which such termination is effected.

     SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company, other than the provisions of
Section 3.1(o), Section 3.2(m), the last sentence of Section 5.4, Section 5.8, this Section 7.2 and Article VIII, which provisions survive such termination, provided, however, that nothing herein (including the payment of any amounts pursuant to Section 5.8 hereof) shall relieve any party from any liability for any willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 7.3 Amendment. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.3, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     SECTION 7.5 Procedure for Termination. A termination of this Agreement pursuant to Section 7.1 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Merger Sub, to

          Citigroup Inc.
          Corporate Law Department
          425 Park Avenue, Second Floor
          New York, New York 10043

          Telecopy No.: (212) 793-4401
          Attention: Assistant General Counsel, M&A Unit

          with a copy to:

          Skadden, Arps, Slate, Meagher & Flom LLP
          Four Times Square
          New York, New York 10036

          Telecopy No.: (212) 735-2000
          Attention: Kenneth J. Bialkin and Eric J. Friedman

     (b) if to the Company, to

          250 East Carpenter Freeway
          Irving, Texas 75062

          Telecopy No.: (972) 652-5798

          Attention: General Counsel

          with a copy to:

          Simpson Thacher & Bartlett
          425 Lexington Avenue
          New York, New York 10017-3954

          Telecopy No.: (212) 455-2502
          Attention: David J. Sorkin and Alan D. Schnitzer

     SECTION 8.3  Definitions.  For purposes of this Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided, however, that (x) any investment account advised or managed by such person or one of its subsidiaries or affiliates on behalf of third parties, or (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an affiliate of such person;

          (b) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, other than any change, effect, event or occurrence constituting or relating to (i) the economy or financial markets of the United States or any other region, (ii) this Agreement or the transactions contemplated hereby or the announcement thereof and (iii) the financial services industry in general and, in the case of the Company, not specifically relating to the Company or its subsidiaries, and in the case of Parent, not specifically relating to Parent or its subsidiaries.

     The terms "material" and "materially" have correlative meanings;

          (c) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

          (d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided, however, that (x) any investment account advised or managed by such person or one of its subsidiaries or affiliates on behalf of third parties, or (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed a subsidiary of such person; and

          (e) "knowledge" of any person which is not an individual means the actual knowledge of such person's executive officers.

     SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     SECTION 8.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II, Sections 5.6, 5.7 and 5.10(b), are not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, provided, however, that Parent may assign Merger Sub's rights and obligations, in whole or in part, under this Agreement to any newly-formed, wholly-owned, direct subsidiary of Parent with no assets or liabilities, in which event the assignee shall be considered Merger Sub for purposes of this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.9 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     SECTION 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          CITIGROUP INC.

                                          By   /s/ CHARLES O. PRINCE, III
                                            ------------------------------------
                                            Name:  Charles O. Prince, III
                                            Title:  Chief Administrative
                                                    Officer, General Counsel and
                                                    Corporate Secretary

                                          ASSOCIATES FIRST CAPITAL CORPORATION

                                          By       /s/ KEITH W. HUGHES
                                            ------------------------------------
                                            Name:  Keith W. Hughes
                                            Title:  Chairman and Chief Executive
                                             Officer

                                          AFS MERGER SUB INC.

                                          By      /s/ ROBERT WILLUMSTAD
                                            ------------------------------------
                                            Name:  Robert Willumstad
                                            Title:  President

                                                                 EXHIBIT 5.10(a)

Citigroup Inc.
Corporate Law Department
425 Park Avenue, Second Floor
New York, New York 10043

Attention: Assistant General Counsel, M&A Unit

Ladies and Gentlemen:

     The undersigned, a holder of shares of Class A Common Stock, par value $.01 per share ("Company Common Stock"), of Associates First Capital Corporation, a Delaware corporation (the "Company"), is entitled to receive in connection with the merger (the "Merger") of a subsidiary of Citigroup Inc., a Delaware corporation ("Parent"), with and into the Company shares of common stock, par value $.01 per share ("Parent Common Stock"), of Parent. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC") and may be deemed an "affiliate" of the Company for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, although nothing contained herein should be construed as an admission of either such fact.

     If, in fact, the undersigned were such an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned under stands that such exemptions are limited and, to the extent the undersigned felt or feels necessary, the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent is under no obligation to register Parent Common Stock for sale, transfer or other disposition by the undersigned or take any action (other than as provided in the penultimate paragraph of this letter) to make compliance with an exemption from registration available to the undersigned.

     The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign, transfer or otherwise dispose any of the Parent Common Stock received (including through a cashless exercise of stock options) by the undersigned in the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of the general counsel of Parent, Simpson Thacher & Bartlett, or other counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

     The undersigned hereby further represents to and covenants with Parent that from the date that is 30 days prior to the Effective Time (as defined in the Agreement and Plan of Merger, dated as of September 5, 2000, among the Company and Parent), the undersigned will not sell, transfer or otherwise dispose of any shares of Company Common Stock held by the undersigned and that the undersigned will not sell, transfer or otherwise dispose of any shares of Parent Common Stock received by the undersigned in the Merger or other shares of Parent Common Stock held by the undersigned until after such time as results covering at least 30 days of post-Merger combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

     In the event of a sale or other disposition by the undersigned of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and, to the extent required by the second preceding paragraph, the opinion of counsel or no-action letter referred to in such paragraph. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that (provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the Parent Common Stock sold as indicated in such letter. Notwithstanding the foregoing, Parent shall revoke the stop transfer instructions with respect to any shares of Parent Common Stock held by the undersigned or a transferee of the undersigned as to which the legend referred to below has been removed.

     The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing any Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates (A) upon the transfer by the undersigned of Parent Common Stock in a sale made in conformity within the provisions of Rule 145(d) or pursuant to an effective registration statement under the Securities Act or (B) upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel (which may be Simpson Thacher & Bartlett) reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Securities Act.

     There will be placed on the certificates for Parent Common Stock issued to the undersigned, or, except as otherwise provided herein, any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests, in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended. The shares may not be sold, pledged or otherwise disposed of
     (i) until such time as Parent shall have published financial results covering at least 30 days of combined operations after the Effective Time and (ii) except pursuant to a registration statement under, or in accordance with an exemption from the registration requirements of, the Securities Act of 1933."

     For so long as and to the extent necessary to permit the undersigned to sell the Parent Common Shares pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Securities Act, Parent shall take all such actions as reasonably available to file, on a timely basis, all reports and data required to be filed with the Securities and Exchange Commission by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), furnish to the undersigned upon request a written statement as to whether Parent has complied with such reporting requirements during the 12 months preceding any proposed sale under Rule 145 and otherwise take all such actions as reasonably available to permit such sales pursuant to Rule 145 and Rule 144. Parent has filed, on a timely basis, all reports required to be filed with the Securities and Exchange Commission under Section 13 of the Exchange Act during the preceding 12 months.

     The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of shares of Company Common Stock and Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                          Very truly yours,

                                          [NAME]

Dated: ____________, ________

                                                                         ANNEX I

                                          [DATE]

[NAME]

     On ________, the undersigned sold ________ shares of common stock (the "Parent Common Stock") of Citigroup Inc. ("Parent") which were received by the undersigned in connection with the merger of a subsidiary of Parent with and into Associates First Capital Corporation.

     Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the shares of Parent Common Stock sold by the undersigned were within the prescribed limitations set forth in paragraph
(e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

     The undersigned hereby represents that the shares of Parent Common Stock were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Parent Common Stock, and that the undersigned has not made any payment in connection with the offer or sale of the Parent Common Stock to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

                                                                         ANNEX B
PERSONAL AND CONFIDENTIAL

Board of Directors
Associates First Capital Corporation
250 East Carpenter Freeway
Irving, TX 75062
                                                               September 5, 2000

Gentlemen and Madame:

     You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share (the "Shares"), of Associates First Capital Corporation (the "Company") of the exchange ratio of 0.7334 shares of Common Stock, par value $0.01 per share (the "Citigroup Common Stock"), of Citigroup Inc. ("Citigroup") to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger, dated as of September 5, 2000, between Citigroup and the Company (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having acted as lead manager for the initial public offering of 59,950,000 Shares in May 1996, a follow-on offering of 15,000,000 Shares in November 1998, and having acted as the financial advisor to the Company in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are also familiar with Citigroup and its affiliates having acted as co-manager in various preferred stock and debt offerings of Citigroup and its affiliates and having acted as co-financial advisor to Citicorp in its acquisition of AT&T Universal Card Services in December 1997 and as financial advisor to Citigroup in its acquisition of JP Morgan's Global Trust business in June 1998. Eric Dobkin, a former General Partner and Managing Director of Goldman, Sachs & Co. and a current Advisory Director and Chairman Emeritus of Equity Capital Markets of Goldman, Sachs & Co., is a director of the Company. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative instruments, of the Company or Citigroup for its own account and for the accounts of customers.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Citigroup for the five years ended December 31, 1999; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Citigroup; certain other communications from the Company and Citigroup to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management; and certain cost savings and operating synergies projected by the managements of the Company and Citigroup to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of the Company and Citigroup regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Citigroup Common Stock, compared certain financial and stock market information for the Company and Citigroup with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking and finance industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, Citigroup did not make available to us its projections of expected future performance. Accordingly, our review with respect to such information was limited to discussions with management of Citigroup of the estimates of research analysts. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Citigroup or any of their subsidiaries (including any derivative or off-balance-sheet assets or liabilities or loss and loss adjustment expense reserves) and we have not been furnished with any such evaluation or appraisal. We are not actuaries and our services did not include actuarial determinations or evaluations by us or any attempt to evaluate actuarial assumptions and, in that regard, we have assumed the adequacy of the loss and loss adjustment expense reserves of Citigroup. In addition, we are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for Citigroup are in the aggregate adequate to cover all such losses. We were not requested to and did not solicit from third parties indications of interest in acquiring all or part of the Company or in engaging in a business combination or any other strategic transaction with the Company. We also have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or Citigroup or on the contemplated benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect thereto.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to holders of Shares.

                                          Very truly yours,

                                               /s/ GOLDMAN, SACHS & CO.
                                          --------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section
145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

     Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by, or granted pursuant to Section 145 shall, unless otherwise provided when authorized and ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145. Section Four of Article IV of Citigroup's By-Laws provides that Citigroup shall indemnify its directors and officers to the fullest extent permitted by the DGCL.

     Citigroup also provides liability insurance for its directors and officers which provides for coverage against loss from claims made against directors and officers in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article Tenth of Citigroup's Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

     The directors and officers of Citigroup are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Citigroup. Any agents, dealers or underwriters who execute any underwriting or distribution agreement relating to securities offered pursuant to this Registration Statement will agree to indemnify Citigroup's directors and their officers who signed the Registration Statement against certain liabilities that may arise under the Securities Act with respect to information furnished to Citigroup by or on behalf of such indemnifying party.

     For the undertaking with respect to indemnification, see Item 17 herein.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) See Exhibit Index.

     (b) Not Applicable.

     (c) Opinion of Goldman, Sachs & Co. (included as Annex B to this proxy statement-prospectus which is a part of this registration statement).

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3)of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Citigroup Inc. has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 6, 2000.

                                          CITIGROUP INC.

                                          By: /s/ TODD S. THOMSON
                                            ------------------------------------
                                            Name: Todd S. Thomson
                                            Title:  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on October 6, 2000.

                       SIGNATURES                                            TITLE
                       ----------                                            -----

                  /s/ SANFORD I. WEILL                    Chairman, Chief Executive Officer
--------------------------------------------------------    (Principal Executive Officer) and Director
                    Sanford I. Weill

                  /s/ TODD S. THOMSON                     Chief Financial Officer (Principal Financial
--------------------------------------------------------    Officer)
                    Todd S. Thomson

                   /s/ IRWIN ETTINGER                     Chief Accounting Officer (Principal
--------------------------------------------------------    Accounting Officer)
                     Irwin Ettinger

                  /s/ ROGER W. TRUPIN                     Controller (Principal Accounting Officer)
--------------------------------------------------------
                    Roger W. Trupin

                           *                              Director
--------------------------------------------------------
                  C. Michael Armstrong

                           *                              Director
--------------------------------------------------------
                    Alain J.P. Belda

                           *                              Director
--------------------------------------------------------
                   Kenneth J. Bialkin

                           *                              Director
--------------------------------------------------------
                    Kenneth T. Derr

                           *                              Director
--------------------------------------------------------
                     John M. Deutch

                           *                              Director
--------------------------------------------------------
                   Ann Dibble Jordan

                       SIGNATURES                                            TITLE
                       ----------                                            -----
                           *                              Director
--------------------------------------------------------
                     Robert I. Lipp

                           *                              Director
--------------------------------------------------------
                      Reuben Mark

                           *                              Director
--------------------------------------------------------
                    Michael T. Masin

                           *                              Director
--------------------------------------------------------
                    Dudley C. Mecum

                           *                              Director
--------------------------------------------------------
                   Richard D. Parsons

                           *                              Director
--------------------------------------------------------
                   Andrall E. Pearson

                           *                              Director
--------------------------------------------------------
                    Robert E. Rubin

                           *                              Director
--------------------------------------------------------
                   Franklin A. Thomas

                           *                              Director
--------------------------------------------------------
                     Arthur Zankel

              *By: /s/ STEPHANIE B. MUDICK
  ---------------------------------------------------
                  Stephanie B. Mudick
                    Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   2.1    Agreement and Plan of Merger dated as of October 6 2000
          (attached as Annex A to the proxy statement-prospectus)
   5.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to
          the legality of the shares of Citigroup common stock to be issued in the merger
   8.1    Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
          as to tax matters
   8.2    Form of Opinion of Simpson Thacher & Bartlett as to tax
          matters
 *23.1    Consent of KPMG LLP
 *23.2    Consent of Ernst & Young LLP
  23.3    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (included in Exhibits 5.1 and 8.1)
  23.4    Consent of Simpson Thacher & Bartlett (included in Exhibit
          8.2)
 *23.5    Consent of Goldman Sachs & Co.
 *24.1    Powers of Attorney
  99.1    Form of Proxy Card of Associates First Capital Corporation
  99.2    Opinion of Goldman, Sachs & Co. (attached as Annex B to the proxy statement-prospectus)
 *99.3    Consent of Keith W. Hughes

---------------

* Filed with the Commission on September 20, 2000